Exhibit 10.2

Execution Version

SECOND AMENDED AND RESTATED

SECOND LIEN TERM LOAN CREDIT AGREEMENT

among

TEAM, INC.,

as the Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

CANTOR FITZGERALD SECURITIES,

as the Agent

Dated as of March 12, 2025

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1

1.1	Definitions	1
1.2	Accounting Terms and Determinations	56
1.3	Divisions	57
1.4	Other Terms; Headings	58
1.5	Dutch Terms	59
1.6	Quebec Matters	61

ARTICLE II. THE CREDIT FACILITIES		61

2.1	The Loans	61
2.2	[Reserved]	62
2.3	Procedure for Borrowing; Notices of Borrowing	62
2.4	Use of Proceeds	63
2.5	Mandatory Prepayments; Optional Prepayments	63
2.6	Amortization of Loans	66
2.7	[Reserved]	67
2.8	Term	67
2.9	Payment Procedures	67
2.10	Designation of a Different Lending Office	69
2.11	Replacement of Lenders	69
2.12	Incremental Facilities	70
2.13	U.S. Income Tax Treatment	71
2.14	Sharing of Payments, Etc.	71

ARTICLE III. [RESERVED]		71

ARTICLE IV. INTEREST, FEES AND EXPENSES		71

4.1	Interest	71
4.2	Interest After Event of Default	73
4.3	Applicable Premium	73
4.4	[Reserved]	75
4.5	[Reserved]	75
4.6	[Reserved]	75
4.7	[Reserved]	75
4.8	Fees	75
4.9	[Reserved]	75
4.10	Increased Costs	76
4.11	Taxes	77

ARTICLE V. CONDITIONS OF LENDING		81

5.1	Conditions to Closing	81

i

5.2	[Reserved]	86
5.3	[Reserved]	86
5.4	Conditions to each Delayed Draw Term Loan	86
5.5	Conditions to each Loan	86

ARTICLE VI. REPRESENTATIONS AND WARRANTIES		87

6.1	Representations and Warranties of Borrower	87

ARTICLE VII. AFFIRMATIVE COVENANTS OF THE BORROWER		100

7.1	Existence	100
7.2	Maintenance of Property	101
7.3	[Reserved]	101
7.4	Taxes	101
7.5	Requirements of Law; Material Contracts	101
7.6	Insurance	101
7.7	Books and Records; Inspections	102
7.8	Notification Requirements	103
7.9	Annual Collateral Verification	107
7.10	Qualify to Transact Business	107
7.11	Financial Reporting	107
7.12	Payment of Liabilities	110
7.13	ERISA	110
7.14	Environmental Matters	111
7.15	Intellectual Property	111
7.16	Solvency	111
7.17	Access to Employees, Etc.	111
7.18	[Reserved]	112
7.19	Sanctions; Anti-Money Laundering Laws and Anti-Corruption Laws	112
7.20	Formation of Subsidiaries; Further Assurances	112
7.22	First Lien Delayed Draw Term Loans	114
7.23	Residency for Dutch Tax Purposes	114
7.24	Fiscal Unity for Dutch Tax Purposes	114
7.25	Allocation of Tax Losses upon Termination of Fiscal Unity for Dutch Tax Purposes	114

ARTICLE VIII. NEGATIVE COVENANTS		114

8.1	Indebtedness	114
8.2	Permitted Activities of the Borrower	117
8.3	Entity Changes, Etc.	118
8.4	Change in Nature of Business	119
8.5	Sales, Etc. of Assets	119
8.6	Use of Proceeds	121
8.7	[Reserved]	122

8.8	Liens	122
8.9	Dividends, Redemptions, Distributions, Etc.	122
8.10	Investments	123
8.11	[Reserved]	124
8.12	Fiscal Year	124
8.13	Accounting Changes	124
8.14	[Reserved]	124
8.15	ERISA Compliance	124
8.16	UK Pensions	125
8.17	Prepayments; Amendments	126
8.18	Lease Obligations	127
8.19	[Reserved]	127
8.20	Milwaukee Property	127
8.21	Securities and Deposit Accounts	127
8.22	Negative Pledge	127
8.23	Affiliate Transactions	128
8.24	Canadian Pension Plans	129
8.25	Assets Located in Quebec	129

ARTICLE IX. FINANCIAL COVENANT		129

9.1	Maximum First Lien Net Leverage Ratio	129
9.2	Cure Right	129

ARTICLE X. EVENTS OF DEFAULT		131

10.1	Events of Default	131
10.2	Acceleration and Termination	133
10.3	Other Remedies	134
10.4	License for Use of Intellectual Property; Real Property and Other Property	134
10.5	Post-Default Allocation of Payments	135
10.6	No Marshaling; Deficiencies; Remedies Cumulative	136
10.7	Waivers	136
10.8	Further Rights of Agent and the Lenders	136
10.9	Interest After Event of Default	137
10.10	Receiver	137
10.11	Rights and Remedies not Exclusive	137

ARTICLE XI. THE AGENT		137

11.1	Appointment of Agent	137
11.2	Nature of Duties of Agent	138
11.3	Lack of Reliance on Agent	138
11.4	Certain Rights of Agent	139
11.5	Reliance by Agent	140
11.6	Indemnification of Agent	140

11.7	Agent in Its Individual Capacity	140
11.8	Holders of Notes	140
11.9	Successor Agent	140
11.10	Collateral Matters	141
11.11	Actions with Respect to Defaults	142
11.12	Delivery of Information	142
11.13	Erroneous Payments	143
11.14	English Law Governed Transaction Security	143
11.15	Delegation of Duties	147
11.16	[Reserved]	147
11.17	Lenders’ Representations, Warranties and Acknowledgment	147
11.18	Security Documents and Guaranty	147
11.19	Agent May File Bankruptcy Disclosure and Proof of Claim	148

ARTICLE XII. GENERAL PROVISIONS		150

12.1	Notices	150
12.2	Delays; Partial Exercise of Remedies	151
12.3	Right of Setoff	151
12.4	Indemnification; Reimbursement of Expenses of Collection	152
12.5	Amendments, Waivers and Consents	154
12.6	Nonliability of Agent and Lenders	155
12.7	Assignments and Participations	156
12.8	Counterparts; Facsimile Signatures	160
12.9	Severability	160
12.10	Maximum Rate	160
12.11	[Reserved]	161
12.12	Entire Agreement; Successors and Assigns; Interpretation	161
12.13	LIMITATION OF LIABILITY	161
12.14	GOVERNING LAW	162
12.15	SUBMISSION TO JURISDICTION	162
12.16	Independence of Covenants	163
12.17	JURY TRIAL	163
12.18	Attorney	163
12.19	Agent Titles	163
12.20	Publicity	163
12.21	No Third Party Beneficiaries	163
12.22	Confidentiality	164
12.23	Patriot Act Notice, Etc.	165
12.24	Advice of Counsel	165
12.25	Captions	165
12.26	Platform	166
12.27	Survival or Representations, Warranties and Agreements	166
12.28	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	166
12.29	Time	167
12.30	[Reserved]	167

12.31	Sovereign Immunity	167
12.32	No Waiver; Remedies Cumulative	167
12.33	Marshalling; Payments Set Aside	168
12.34	Obligations Several; Independent Nature of Lenders’ Rights	168
12.35	Electronic Execution of Assignments	168
12.36	No Fiduciary Duty	168
12.37	Currency Indemnity	169
12.38	Intercreditor Agreements	169

v

Schedules

Schedule 6.1(a)	Jurisdiction of Loan Parties
Schedule 6.1(b)	Locations of Officers, Records & Collateral
Schedule 6.1(f)	Filings
Schedule 6.1(g)	Ownership; Subsidiaries
Schedule 6.1(p)	Judgments; Litigation
Schedule 6.1(w)	Intellectual Property
Schedule 6.1(x)	Labor Contracts
Schedule 7	Mortgaged Property
Schedule 7.21	Post-Closing Covenants
Schedule 8.1(r)	Existing Letters of Credit
Schedule 8.8	Existing Liens
Schedule 8.10	Existing Investments
Schedule 8.23	Existing Transactions with Affiliates

Annexes

Annex A	Lenders and Commitments

Exhibits

Exhibit A	Form of Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	[Reserved]
Exhibit D	[Reserved]
Exhibit E	Form of Perfection Certificate
Exhibit F	Form of Financial Condition Certificate
Exhibit G	Form of Closing Certificate
Exhibit H	Form of Compliance Certificate
Exhibit I	[Reserved]
Exhibit J	Form of Assignment and Acceptance
Exhibits K-1 to K-4	Form of U.S. Tax Compliance Certificates
Exhibit L	Form of Monthly Operating Report
Exhibit M	Delayed Draw Certificate
Exhibit N	[Reserved]
Exhibit O	Form of Intercompany Note

SECOND AMENDED AND RESTATED

SECOND LIEN TERM LOAN CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED SECOND LIEN TERM LOAN CREDIT AGREEMENT, is entered into as of March 12, 2025, among (i) TEAM, INC., a Delaware corporation (the “Borrower”), (ii) each of the lenders identified as a “Lender” on Annex A attached hereto (together with each of its respective successors and assigns, if any, each a “Lender” and, collectively, the “Lenders”), and (iii) CANTOR FITZGERALD SECURITIES, acting not individually but as administrative agent and collateral agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (in such capacity, together with its successors and assigns, if any, in such capacity, herein called the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Agent are parties to that certain Amended and Restated Term Loan Credit Agreement, dated as of June 16, 2023 (as amended, restated, supplemented, or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that, upon the satisfaction in full of the applicable conditions precedent set forth in Article V below, the applicable Lenders extend credit to the Borrower on the Closing Date in the form of (i) 2025 Term Commitments and 2025 Term Loans in an aggregate principal amount of $97,413,198.18 and (ii) Delayed Draw Term Commitments in an aggregate commitment amount of $10,000,000, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the proceeds of the 2025 Term Loans, together with the proceeds of the loans under the First Lien Credit Agreement, will be used on the Closing Date to repay in full all Existing Loans outstanding immediately prior to the Closing Date, and the proceeds of the Delayed Draw Term Loans will be available after the Closing Date and will be used for working capital and general liquidity purposes;

WHEREAS, the Lenders are willing to extend credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in respect of the foregoing premises and other valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Borrower, the Lenders, and the Agent, each intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. Any terms (whether capitalized or lower case) used in this Agreement that are defined in the UCC or the PPSA (including Account, Account Debtor, Chattel Paper, Commercial Tort Claims, Deposit Account, Drafts, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Inventory, Investment Property, Instruments, Promissory Notes, Proceeds, Securities Account and Supporting Obligations) shall be construed and defined as set forth in the UCC or the PPSA, as applicable, unless otherwise defined herein. In addition, as used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“1970 Group SIRFA” means that certain Amended and Restated Substitute Insurance Reimbursement Facility Agreement dated as of September 16, 2024 between 1970 Group Inc. and the Borrower, as permitted hereunder to be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement and the 1970 Group Subordination Agreement.

“1970 Group Subordination Agreement” means that certain Amended and Restated Subordination Agreement, dated as of the Closing Date, among (a) 1970 Group Inc., (b) the First Lien Agent, (c) the Agent and (d) the ABL Agent.

“2025 Term Commitment” means the commitment of each Lender to make 2025 Term Loans, subject to the terms and conditions set forth herein, up to the maximum amount specified for such Lender on Annex A or in the applicable Assignment and Acceptance. The aggregate amount of the 2025 Term Commitments on the Closing Date (prior to the incurrence of any 2025 Term Loans on such date) is $97,413,198.18.

“2025 Term Lender” means a Lender holding a 2025 Term Commitment or 2025 Term Loan.

“2025 Term Loan” means a Loan made to the Borrower on the Closing Date pursuant to Section 2.1(a)(ii).

“ABL Agent” means Eclipse Business Capital LLC, in its capacity as administrative agent and/or collateral agent for the lenders under the ABL Credit Agreement, or the administrative agent and/or collateral agent (or similar agent) under any other ABL Facility, and any successor thereto in any such capacity.

“ABL Credit Agreement” means that certain Credit Agreement, dated as of February 11, 2022, by and among the Borrower, the lenders party thereto from time to time and ABL Agent, as amended, restated, amended and restated, supplemented or otherwise modified (including increasing the amount loaned thereunder) or extended or refinanced from time to time in accordance with Section 8.1(k) and the ABL Intercreditor Agreement.

“ABL Extension” means the extension of the “Scheduled Maturity Date” as defined in the ABL Credit Agreement from September 30, 2027 to at least September 30, 2028.

“ABL Facility” means Indebtedness under (a) the ABL Credit Agreement and (b) any credit facility that refunds, replaces (whether upon termination or otherwise) or refinances in whole or in part any Indebtedness under the ABL Credit Agreement from time to time; provided that any ABL Facility must comply with the requirements of Section 8.1(k).

“ABL Intercreditor Agreement” means that certain ABL Intercreditor Agreement, dated as of the date of this Agreement, between the Agent, the First Lien Agent and the ABL Agent.

“ABL Loan Documents” means (a) the ABL Credit Agreement and (b) each of the other agreements, instruments and other documents with respect to the ABL Obligations, all as in effect on the date hereof or as may be amended, modified or supplemented from time to time in accordance with the ABL Intercreditor Agreement.

“ABL Obligations” means all “ABL Debt” (as defined in the ABL Intercreditor Agreement).

“ABL Payoff Letter” means that certain letter agreement, dated as of the Closing Date, by and between the ABL Agent and the Borrower.

“ABL Priority Collateral” has the meaning assigned to the term “ABL Priority Collateral” in the ABL Intercreditor Agreement.

“Acceptable Intercreditor Agreement” means an intercreditor agreement on customary terms, in form and substance acceptable to the Required Lenders, entered into by and among the Loan Parties, the Agent, certain lenders, and the Borrower with respect to the applicable tranche of Indebtedness, pursuant to which such Indebtedness is made subordinate in right of payment to Payment in Full of all Obligations on terms reasonably satisfactory to the Required Lenders.

“Acceptance Date” has the meaning specified in Section 12.7(b).

“Advance” means amounts advanced by the Lenders (or any of them, as applicable) to or for the benefit of Borrower pursuant to Section 2.1 hereof on the occasion of any borrowing and “Advances” shall mean more than one Advance.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person who directly or indirectly Controls, is under common Control with, is Controlled by or is a director, officer, manager or general partner of such Person, provided that, in any event, any Person who owns directly or indirectly 15 % or more of the economic interests or Voting Interests of a Person, shall be deemed to control such Person Without limitation of the foregoing, the following Persons shall at all times constitute Affiliates of the Borrower: (i) the Borrower, (ii) each Guarantor and (iii) all Subsidiaries. Notwithstanding the forgoing, Corre and each Corre Affiliate shall be deemed not to be an Affiliate of the Borrower for any purpose under this Agreement or any of the other Loan Documents.

“Agent” has the meaning specified in the preamble to this Agreement.

“Agent Fee Letter” means that certain letter agreement, dated as of the Closing Date, among the Borrower and the Agent.

“Agent Parties” has the meaning specified in Section 12.26(b).

“Agent’s Payment Account” means an account designated on the Closing Date and from time to time thereafter by Agent to the Lenders and Borrower as the “Agent’s Payment Account”.

“Agreement” means this Second Amended and Restated Second Lien Term Loan Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“AHYDO Catch-Up Payment” has the meaning specified in Section 2.5(c)(ii).

“AHYDO Catch-Up Payment Date” has the meaning specified in Section 2.5(c)(ii).

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), each as amended, and all other laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction.

“Anti-Money Laundering Laws” means the statutes, laws, regulations, or rules in any jurisdiction that relate to terrorism financing, money laundering, any predicate crime to money laundering, anti-terrorist financing, “know-your customer” laws or any financial record keeping and reporting requirements related thereto, including, but not limited to, the Bank Secrecy Act (31 U.S.C. § 5311 et seq.), the Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Applicable Premium” means, in connection with the occurrence of an Applicable Premium Trigger Event, with respect to any Loans in connection with the occurrence of an Applicable Premium Trigger Event:

(a) during the period from and after the Closing Date up to and including the first anniversary of the Closing Date (or in the case of any Delayed Draw Term Loans, the first anniversary of the applicable Delayed Draw Funding Date), an amount equal to 0.00% of the aggregate principal amount of the Loans being prepaid or repaid on such date;

(b) during the period from the first anniversary of the Closing Date (or in the case of any Delayed Draw Term Loans, the first anniversary of the applicable Delayed Draw Funding Date) up to and including the second anniversary of the Closing Date (or in the case of any Delayed Draw Term Loans, the second anniversary of the applicable Delayed Draw Funding Date), an amount equal to 4.00% of the aggregate principal amount of the Loans being prepaid or repaid on such date;

(c) at any time after the second anniversary of the Closing Date (or in the case of any Delayed Draw Term Loans, the second anniversary of the applicable Delayed Draw Funding Date), an amount equal to 8.00% of the aggregate principal amount of the Loans being paid on such date.

“Applicable Premium Trigger Event” means

(i) any payment by any Loan Party of all, or any part, of the principal balance of any Loan for any reason (including any optional prepayment or mandatory prepayment other than any prepayment made pursuant to a Casualty Event, a Change of Control or pursuant to Section 2.5(b)(iii) or Section 2.5(b)(v)) whether before or after (A) the occurrence of an Event of Default, (B) the commencement of any Insolvency Event, and notwithstanding any acceleration (for any reason) of the Obligations or (C) pursuant to Section 2.11;

(ii) the occurrence of any Change of Control;

(iii) the acceleration of the Obligations following an Event of Default, including acceleration in accordance with Section 10.2, including as a result of the commencement of an Insolvency Event;

(iv) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Event, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Event to Agent, for the account of the Lenders in full or partial satisfaction of the Obligations; or

(v) the termination of this Agreement for any reason (other than in connection with a Change of Control transaction).

If any Applicable Premium Trigger Event described in the foregoing clauses (ii) through (v) occurs, then, solely for purposes of calculating the Applicable Premium due and payable in connection therewith, the entire amount of the Loans shall be deemed to have been prepaid on the date on which such Applicable Premium Trigger Event occurs.

“Asset Disposition” means any direct or indirect sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, transfer, assignment, conveyance, exclusive license (as licensor or sublicensor), issuance or other disposition, or any exchange or property with or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Equity Interests of a Subsidiary (other than directors’ qualifying shares), property or other assets of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Subsidiaries, including any disposition by means of a merger, amalgamation, consolidation or similar transaction.

“Assignment and Acceptance” means an Assignment and Acceptance entered into by a Lender and its assignee, and accepted by Agent, to be substantially in the form of Exhibit J, or such other form as acceptable to Agent.

“Auditors” means any of the “big 4” national firms, Grant Thornton or BDO Global or another nationally recognized firm of independent public accountants selected by Borrower and reasonably satisfactory to Agent.

“Available Incremental Amount” means, as of any date, an amount equal to (a) $15,000,000 less (b) the sum of (i) the aggregate amount of all Incremental Commitments extended prior to such date in reliance on the Available Incremental Amount and (ii) the aggregate principal amount of all Incremental Equivalent Debt incurred prior to such date in reliance on the Available Incremental Amount and solely to the extent permitted under the First Lien Credit Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” means any of the following products, services or facilities extended to any Loan Party or any of its Subsidiaries:

(i) Cash Management Services; and

(ii) products under Hedging Agreements for non-speculative purposes.

“Bank Product Obligations” means Indebtedness and other obligations of any Loan Party or any of its Subsidiaries arising from Bank Products.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as that title may be amended from time to time, or any successor statute.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrowing” has the meaning specified in Section 2.3(a).

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are required or permitted by law to close.

“Business Plan” means a business plan of the Loan Parties and their Subsidiaries, consisting of consolidated projected balance sheets, related cash flow statements and related profit and loss statements, together with appropriate supporting details and a statement of the underlying assumptions, which covers a one-year period and which is prepared on a monthly basis for the first year and a quarterly basis thereafter.

“Canadian Defined Benefit Pension Plan” means a pension plan registered under the Tax Act, the Pension Benefits Act (Ontario) or any other applicable provincial, territorial, or federal pension benefits standards legislation as amended from time to time and any successor statute which contains a “defined benefit provision”, as such term is defined in subsection 147.1(1) of the Tax Act.

“Canadian Guarantor” means any Guarantor organized under the laws of Canada or a province or territory thereof.

“Canadian Loan Party” means any Loan Party incorporated or organized under the laws of Canada or a province or territory thereof.

“Canadian Multiemployer Pension Plan” means (i) a “multi-employer pension plan” as that term is defined in subsection 1(1) of the Pension Benefits Act (Ontario) or an equivalent plan under pension standards legislation of another applicable provincial, territorial, or federal jurisdiction or (ii) a “multi-employer plan” as that term is defined in subsection 8500(1) of the Income Tax Regulations (Canada).

“Canadian Registered Pension Plan” means a pension plan subject to (i) the Pension Benefits Act (Ontario) or any other applicable provincial, territorial, or federal pension benefits standards legislation as amended from time to time and any successor statute or (ii) a “registered pension plan” as that term is defined in subsection 248(1) of the Tax Act, but excludes a Canadian Multiemployer Pension Plan.

“Canadian Security Agreement” means an amended and restated second lien guaranty and security agreement, dated as of the Closing Date, in form and substance reasonably satisfactory to the Required Lenders, executed and delivered by each of the Canadian Loan Parties to Agent, as amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Canadian Security Documents” means the Canadian Security Agreement, any share pledge agreement governed by Canadian law which provides for a Lien in favor of the Agent as security for any of the Obligations, and each other agreement, document or instrument executed by any Loan Party governed by Canadian law which provides for a Lien in favor of the Agent as security for any of the Obligations, each as amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Capital Expenditures” means, for any period of four consecutive fiscal quarters, for Borrower and its Subsidiaries on a consolidated basis, consolidated expenditures during such period that are or are required to be included in or are reflected by the consolidated property, plant, or equipment accounts of Borrower or any of its Subsidiaries, any similar fixed asset, or improvements, replacements, substitutions or additions thereto or therefor which have a useful life of more than one year, or are or are required to be otherwise included as capitalized costs, and shall include all payments in respect of Capitalized Lease Obligations and leasehold improvements, in each case on the balance sheet of Borrower and its Subsidiaries in conformity with GAAP.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP in effect on the date hereof, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means that portion of the obligations under a Capital Lease which, under GAAP, is or will be required to be capitalized on the books of the lessee, taken at the amount thereof accounted for as Indebtedness (net of Interest Expense) in accordance with GAAP.

“Cash Equivalents” means

(i) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired;

(ii) certificates of deposit with maturities of not more than one year from the date acquired, issued by (a) a Lender or its Affiliates; (b) any U.S. federal, Canadian federal, state, provincial or territorial chartered commercial bank of recognized standing which has capital and unimpaired surplus in excess of $500,000,000; or (c) any bank or its holding company that has a short-term commercial paper rating of at least A 1 or the equivalent by Standard & Poor’s Ratings Services or at least P 1 or the equivalent by Moody’s Investors Service, Inc.;

(iii) repurchase agreements and reverse repurchase agreements with terms of not more than thirty (30) days from the date acquired, for securities of the type described in clause (i) above and entered into only with commercial banks having the qualifications described in clause (ii) above or such other financial institutions with a short-term commercial paper rating of at least A 1 or the equivalent by Standard & Poor’s Ratings Services or at least P 1 or the equivalent by Moody’s Investors Service, Inc.;

(iv) commercial paper, other than commercial paper issued by Borrower or any of its Affiliates, issued by any Person incorporated under the laws of the United States, Canada or any state, province or territory thereof and rated at least A 1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P 1 or the equivalent thereof by Moody’s Investors Service, Inc., in each case with maturities of not more than one year from the date acquired; and

(v) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above.

“Cash Management Services” means any one or more of the following types of services or facilities:

(i) credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services,

(ii) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services) and

(iii) any other demand deposit or operating account relationships or other cash management services.

“Casualty Events” means any event (not constituting an Asset Disposition) occurring after the Closing Date that gives rise to the receipt by a Loan Party or any of its Subsidiaries of any casualty insurance proceeds (including business interruption insurance proceeds) or condemnation awards or other compensation in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property or as a result of the taking of any assets of the Borrower or any of its Subsidiaries by a Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking thereof.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code in which any Loan Party or direct or indirect owner of a Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the Code; provided that notwithstanding anything under any Loan Documents, none of the entities organized or incorporated in England and Wales, Canada or the Netherlands (or successors thereto) shall be considered a CFC or a Foreign Subsidiary, be subject to any Section 956 Limitations, or be or become owned by any entity other than Loan Parties. For purposes of the foregoing, “Section 956 Limitation” means any exclusion or limitation on an entity providing guarantees, pledging its assets, engaging in any repayment or repatriation transaction or on the pledge of Equity Interests issued by any entity, in each case, as a result of such entity being considered a “controlled foreign corporation” under Section 957 of the Code or any adverse tax, cost or impact under Section 956 of the Code or any similar provision.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(i) the adoption or taking effect of any law, rule, regulation or treaty;

(ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or

(iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority;

provided that notwithstanding anything herein to the contrary,

(A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and

(B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means that:

(i) any Person or two or more Persons acting in concert, other than the Designated Equity Investor, shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of the Borrower (or other securities convertible into such Equity Interests) representing 50% or more of (x) the combined voting power of all Equity Interests of the Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of the Borrower or (y) the economic Equity Interests of the Borrower,

(ii) Borrower fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party except where such failure is as a result of a transaction permitted under the Loan Documents,

(iii) a change in control or similar event with respect to any Loan Party, as defined or described under any documentation in respect of Material Indebtedness to which any Loan Party is a party, shall have occurred,

(iv) sale of all or substantially all the assets of the Borrower and its Subsidiaries, or

(v) any “change of control” or similar event under documentation evidencing Material Indebtedness shall occur.

“Claims” has the meaning specified in Section 12.4(a).

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are 2025 Term Lenders, Delayed Draw Term Lenders or Incremental Lenders (b) when used with respect to Commitments, refers to whether such Commitments are 2025 Term Commitments, Delayed Draw Term Commitments or Incremental Commitments and (c) when used with respect to Loans, refers to whether such Loans are 2025 Term Loans, Delayed Draw Term Loans or Incremental Loans.

“Closing Date” means the date on which the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 12.5).

“Closing Date Refinancing” means (i) the redemption and/or repayment (or otherwise defeasance) of the Existing Indebtedness in its entirety, (ii) the amendment and restatement of the Existing Credit Agreement in the form of this Agreement and the extension of the 2025 Term Loans and the Delayed Draw Commitments, (iii) the execution of the First Lien Credit Agreement and the extension of credit thereunder and (iv) the refinancing of an aggregate amount of $97,413,198.18 of Term Loans (as defined in the Existing Credit Agreement), inclusive of premium and accrued and unpaid PIK interest, with respect to the credit facility provided pursuant to this Agreement.

“Code” means the Internal Revenue Code of 1986, as in effect from time to time, and all regulations and guidelines promulgated thereunder.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Person in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents as security for all or any of the Obligations (regardless of whether such Lien is actually perfected).

“Commitments” means, the 2025 Term Commitments, the Delayed Draw Commitments, and the Incremental Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute, and all regulations and guidelines promulgated thereunder.

“Communications” has the meaning specified in Section 12.26(b).

“Compliance Certificate” has the meaning specified in Section 7.11(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Funded First Lien Indebtedness” means Consolidated Funded Indebtedness that is secured by a Lien on any assets of the Borrower and its Subsidiaries (other than Liens that are expressly junior in priority to the Liens securing the Obligations or junior in priority to the Liens securing other Consolidated Funded First Lien Indebtedness) and including, for the avoidance of doubt, Consolidated Funded Indebtedness constituting ABL Obligations, but excluding any such Consolidated Funded Indebtedness that is expressly subordinated in right of payment to the Obligations pursuant to a written instrument.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of:

(i) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, other than amounts owed pursuant to insurance premium financings,

(ii) all purchase money Indebtedness,

(iii) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, other than amounts in respect of the 1970 Group SIRFA solely to the extent that each such letter of credit is not drawn and not reimbursed or otherwise cash collateralized,

(iv) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligation, purchase price adjustments and profit-sharing arrangements arising from purchase and sale agreements, in each case to the extent such amount is accounted for as debt in accordance with GAAP,

(v) Capitalized Lease Obligations,

(vi) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests of such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (including any Disqualified Equity Interests);

(vii) without duplication, all guarantees with respect to outstanding Indebtedness of the types specified in clauses (i) through (vi) above of Persons other than the Borrower or any Subsidiary, and

(viii) all Indebtedness of the types referred to in clauses (i) through (vi) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” means an agreement, in form and substance satisfactory to the Agent and the Required Lenders (it being agreed that any agreement requiring Cantor Fitzgerald Securities, in its individual capacity (as opposed to its capacity as Agent for the Secured Parties), to indemnify a banking institution shall not be satisfactory to the Agent), which provides for the Agent to have “control” (as defined in Section 9-104 of the UCC of the State of New York or Section 8-106 of the UCC of the State of New York, as applicable) of Deposit Accounts or Securities Accounts.

“Copyright Security Agreement” means a Second Lien Copyright Security Agreement, in form and substance reasonably satisfactory to the Required Lenders, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Copyrights” means

(i) any and all copyright rights (including derivative rights) in any works subject to the copyright laws of the United States, Canada, England and Wales or the Netherlands or any other country or group of countries, whether as author, assignee, transferee or otherwise,

(ii) all registrations and applications for registration of any such copyright in the United States, Canada, the United Kingdom or the Netherlands or any other country or group of countries, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office, Canadian Intellectual Property Office and the right to obtain all renewals thereof, including those listed on Schedule 6.1(w);

(iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present or future infringements thereof;

(iv) the right to sue for past, present, and future infringements thereof; and all rights corresponding thereto throughout the world.

“Corre” means Corre Partners Management, LLC.

“Corre Affiliate” means Corre or any of its Affiliates.

“Corre Payoff Letter” means that certain letter agreement, dated as of the Closing Date, by and between Cantor Fitzgerald Securities, as agent under the Existing Credit Agreement, the lenders party thereto and the Borrower.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Cure Amount” has the meaning specified in Section 9.2.

“Cure Expiration Date” has the meaning specified in Section 9.2.

“Debtor Relief Laws” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding up and Restructuring Act (Canada), the debt and/or securities reorganization provisions of the Canada Business Corporations Act or the Business Corporations Act (Ontario), the Insolvency Act 1986 and all other liquidation, conservatorship, receivership, insolvency, reorganization or similar debtor relief laws of the United States, Canada, England and Wales or other any other comparable and applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any of the events specified in Section 10.1, which, with the giving of notice or lapse of time, or both, or the satisfaction of any other condition, would constitute an Event of Default.

“Default Interest” has the meaning specified in Section 4.2.

“Delayed Draw Availability Period” means the period commencing on the Closing Date and ending on April 15, 2026.

“Delayed Draw Certificate” means a delayed draw certificate substantially in the form of Exhibit M.

“Delayed Draw Commitment” means the commitment of each Lender to make Delayed Draw Term Loans, subject to the terms and conditions set forth herein, up to the maximum amount specified for such Lender on Annex A or in the applicable Assignment and Acceptance. The initial aggregate amount of the Delayed Draw Commitments on the Closing Date is $10,000,000.00. For the avoidance of doubt, Delayed Draw Commitments shall not include the Existing Delayed Draw Commitments, and each Existing Delayed Draw Commitment is, or concurrently with the Closing Date, shall be, terminated in accordance with the Corre Payoff Letter.

“Delayed Draw Funding Date” means the date of any borrowing of a Delayed Draw Term Loan in accordance with Section 2.3(a).

“Delayed Draw Term Loan” has the meaning specified in Section 2.1(a)(iii).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Equity Investor” means Corre and Corre Affiliates.

“Designated Jurisdiction” means any country or territory that is the subject of comprehensive Sanctions broadly prohibiting dealings with, in or involving such country or territory (as of the date hereof, the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition

(i) mature automatically or are mandatorily redeemable (other than solely for Equity Interests issued by Borrower (and not by one or more of its Subsidiaries) that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments),

(ii) are redeemable at the option of the holder thereof (other than solely for Equity Interests issued by Borrower (and not by one or more of its Subsidiaries) that are not Disqualified Equity Interests), in whole or in part,

(iii) provide for the scheduled payments of dividends in cash that are payable without further action or decision of Borrower, or

(iv) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 120 days after the Maturity Date.

“Disqualified Institutions” means:

(i) (A) any Person that is a competitor of the Borrower or any of its Subsidiaries and identified by the Borrower in writing to the Agent on or prior to the Closing Date;

(B) any Person that is a competitor of the Borrower or any of its Subsidiaries and identified by the Borrower in writing to the Agent from time to time after the Closing Date; and

(C) together with any Affiliates of such competitors described in the foregoing clauses (a) and (b) that are reasonably identifiable as such on the basis of such Affiliate’s name or otherwise identified in writing by the Borrower to the Agent from time to time (other than any such Affiliate that is a bank, financial institution or fund (other than a Person described in clause (ii) below) that regularly invests in commercial loans or similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor (1) make investment decisions or (2) have access to non-public information relating to the Borrower or any Person that forms part of the Borrower’s business (including its Subsidiaries)); or

(ii) certain banks, financial institutions, other institutional lenders and investors and other entities that are identified by the Borrower in writing to the Agent on or prior to the Closing Date, together with any Affiliates of such identified entities that are reasonably identifiable as such on the basis of such Affiliate’s name or otherwise identified in writing by the Borrower to the Agent from time to time.

provided that (x) notwithstanding anything herein to the contrary, no written notice shall apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in any Loans or entered into a trade for either of the foregoing and (y) notwithstanding anything herein to the contrary, (a) the Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions and (b) the Borrower (on behalf of itself and the other Loan Parties) and the Lenders acknowledge and agree that the Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and that the Agent shall have no liability with respect to any assignment or participation made to a Disqualified Institution.

“Dollars” and the sign “$” means freely transferable lawful currency of the United States of America.

“Domestic Subsidiary” means any direct or indirect subsidiary of a Loan Party that is organized under the laws of the United States, any State thereof or the District of Columbia.

“Dutch Guarantor” means any Guarantor organized under Dutch law.

“Dutch Loan Party” means any Loan Party organized under Dutch law.

“Dutch Security Agreements” means the following Dutch law governed security agreements:

(i) the senior ranking security agreement among the Agent as pledgee and the Loan Parties party thereto as pledgors in relation to the Term Loan Priority Collateral; and

(ii) the junior ranking security agreement among the Agent as pledgee and the Loan Parties party thereto as pledgors in relation to the ABL Priority Collateral.

“Dutch Security Documents” means the Dutch Security Agreements, the Dutch Share Pledges, and each other agreement, document or instrument executed by any Loan Party governed by Dutch law which provides for a Lien in favor of the Agent as security for any of the Obligations, each as amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Dutch Share Pledges” means the following Dutch law governed notarial deeds of pledge of shares:

(i) the deed of pledge of shares among the Agent as pledgee, Team Industrial Services Europe B.V. as pledgor and Team Industrial Services Netherlands B.V. as company;

(ii) the deed of pledge of shares among the Agent as pledgee, Team Industrial Services Europe B.V. as pledgor and Threshold Inspection & Application Training Europe B.V. as company;

(iii) the deed of pledge of shares among the Agent as pledgee, Team Industrial Services Europe B.V. as pledgor and Quality Inspection Services B.V. as company;

(iv) the deed of pledge of shares among the Agent as pledgee, Team Industrial Services Europe B.V. as pledgor and Team Valve Repair Services B.V. as company;

(v) the deed of pledge of shares among the Agent as pledgee, Team Industrial Services Netherlands B.V. as pledgor and Teaminc Europe B.V. as company;

(vi) the deed of pledge of shares among the Agent as pledgee, Team Industrial Services Europe B.V. as pledgor and Furmanite B.V. as company;

(vii) the deed of pledge of shares among the Agent as pledgee, Team Industrial Services International, Inc. as pledgor and Team Industrial Services Europe B.V. as company; and

(viii) the deed of pledge of shares among the Agent as pledgee, Team Industrial Services Europe B.V. as pledgor and Furmanite Holding B.V. as company.

“EBITDA” means, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, Net Income for such period,

(i) plus in each case, to the extent deducted in determining Net Income for such period without duplication:

(A) the amount of depreciation and amortization of fixed and intangible assets during such period, plus

(B) all Interest Expense and all fees for the use of money or the availability of money, including commitment, facility and like fees, premium (including any prepayment premium or Applicable Premium solely to the extent (x) reducing Net Income and (y) such prepayment premium or Applicable Premium is required to be paid upon a prepayment as set forth in the applicable document governing such Indebtedness as of the Closing Date) and charges upon Indebtedness (including Indebtedness to Agent or Lenders) paid or payable during such period, without duplication, plus

(C) net Tax Expense paid or accrued during such period, without duplication, plus

(D) the amount of all non-cash share-based compensation during such period, plus

(E) [reserved], plus

(F) Transaction Expenses to the extent paid or to the extent invoices are received by the Borrower or its Affiliates on or within one hundred eighty (180) days of the Closing Date in an amount not to exceed $6,000,000 in the aggregate, provided, that no amounts shall be permitted to be added back pursuant to this clause (F) to the extent duplicative of any expenses or charges otherwise added back to EBITDA for such measurement period, plus

(G) financing fees, financial and other advisory fees, accounting fees, legal fees (and similar advisory and consulting fees), and related costs and expenses incurred during such period by the Borrower or any Subsidiary in connection with asset sales permitted by Section 8.5, any transaction with the Designated Equity Investor which would otherwise constitute a Change of Control, but for the exclusion of the Designated Equity Investor from clause (i) thereof, the refinancing of Indebtedness pursuant to Sections 8.1(a), (k), (l),(n) or (s), the making of any Incremental Facility Amendment or the incurrence of any Incremental Equivalent Debt (including any fees and expenses related to any amendments, supplements, modifications and maturity date extensions thereof) or otherwise consented to by the Required Lenders (whether or not consummated), in each case, to the extent not prohibited under this Agreement, to the extent paid or accrued in accordance with GAAP on or within one hundred eighty (180) days of the closing date of such transaction in an amount not to exceed (x) $5,000,000 in the aggregate for any refinancings of Indebtedness pursuant to Sections 8.1(a), (k), (l), (n) or (s), the making of any Incremental Facility Amendment or the incurrence of any Incremental Equivalent Debt (including any fees and expenses related to any amendments, supplements, modifications and maturity date extensions thereof) and (y) $750,000 per annum in the aggregate for any asset sales permitted by Section 8.5, provided that no maximum aggregate amount shall apply to any fees, costs and expenses incurred in relation to any transaction with the Designated Equity Investor which would otherwise constitute a Change of Control, but for the exclusion of the Designated Equity Investor from clause (i) thereof, provided, further, that no amounts shall be permitted to be added back pursuant to this clause (G) to the extent duplicative of any expenses or charges otherwise added back to EBITDA for such measurement period, plus

(H) any loss in connection with any disposition of assets during such period, plus

(I) non-cash losses incurred during such period for currency exchanges in accordance with GAAP, plus

(J) non-cash losses from foreign exchange conversions and mark-to-market adjustments due to foreign currency remeasurement and/or hedge agreements (or other derivatives) during such period, plus

(K) the aggregate amount of all non-cash charges, expenses, fees or losses during such period, plus

(L) non-recurring business optimization expenses and other non-recurring restructuring charges or reserves, in each case, consisting of severance, lease term charges, and other similar non-recurring expenses paid or accrued during such period (the “Non-Recurring Expenses”); provided that (i) the aggregate amount added back pursuant to this clause (L) for any measurement period shall not exceed 10% of EBITDA for such measurement period (calculated before giving effect to such adjustments), (ii) the Agent shall have received a duly executed certificate of an officer of the Borrower, certifying the requirements under this clause (L) and accompanied by a reasonably detailed statement or schedule of such Non-Recurring Expenses, which shall be in form and substance reasonably satisfactory to the Required Lenders, delivered on the date a Compliance Certificate is delivered pursuant to Section 7.11(d) and (iii) no amounts shall be permitted to be added back pursuant to this clause (L) to the extent duplicative of any expenses or charges otherwise added back to EBITDA, whether through a pro forma adjustment or otherwise, for such measurement period, plus

(M) legal fees and other expenses incurred related to litigation and reserves established for non-routine matters;

(ii) less in each case, to the extent included in determining Net Income for such period, without duplication:

(A) the amount of all non-recurring gains during such period, less

(B) any gain in connection with any disposition of assets, less

(C) non-cash gains incurred during such period for currency exchanges in accordance with GAAP, less

(D) non-cash gains from foreign exchange conversions and mark-to-market adjustments due to foreign currency remeasurement and/or hedge agreements (or other derivatives), less

(E) the aggregate amount of non-cash gains during such period, less

(F) gains due to adjustments in legal reserves and other legal costs related to non-routine matters;

and provided, further, that notwithstanding anything to the contrary contained herein, EBITDA shall be deemed to be $6,506,846, $21,812,914, $11,311,011 and $14,631,000, respectively, for the fiscal quarters ended March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024.

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any

(i) a Lender or any Affiliate thereof;

(ii) Corre or any Corre Affiliate; or

(iii) any other Person;

provided that

(A) none of any owner of Equity Interests of a Loan Party, any Loan Party or any of their respective Affiliates (other than Corre and Corre Affiliates) shall qualify as an Eligible Assignee,

(B) a natural person shall not qualify as an Eligible Assignee,

(C) each Eligible Assignee under clauses (iii) hereof shall be reasonably acceptable to and subject to the consent of Agent (not to be unreasonably withheld),

(D) nothing herein shall restrict or require the consent of any Person to the pledge by any Lender of all or any portion of its rights and interests under this Agreement or any other Loan Document to any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or U.S. Treasury Regulation 31 C. F. R. § 203.14, and such Federal Reserve Bank may enforce such pledge in any manner permitted by applicable law, and

(E) a Disqualified Institution shall not qualify as an Eligible Assignee.

“English Security Documents” means: (i) the English law governed debenture to be made between the UK Loan Parties as chargors and the Agent (the “English Debenture”); (ii) the English law governed share charge and subordinated debt assignment to be made between each Loan Party which is the holder of the shares in the UK Loan Parties (other than UK Loan Parties which are already party to the English Debenture as chargors) in favor of the Agent (the “English Share Charge”) and (iii) each other agreement, deed, instrument or document executed by any Loan Party governed by English law which provides for a Lien in favor of the Agent as security for any of the Obligations, in each case in form and substance satisfactory to the Required Lenders, each as amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Entity” for each Loan Party (other than an individual), means its status, as applicable, as a corporation, limited liability company or limited partnership.

“Environment” means ambient air, indoor air, surface water (including potable waters, navigable waters and wetlands), groundwater, surface and subsurface strata, natural resources, wildlife, plant life, biota, and the workplace or as otherwise defined in Environmental Laws.

“Environmental Action” means any summons, citation, notice of investigation or judicial or administrative proceeding, action, suit, abatement order or other order, judgment, decree or directive (conditional or otherwise) from any Governmental Authority, or any written notice of violation, complaint, claim, or other demand from any Person arising (i) pursuant to Environmental Laws, (ii) in connection with any actual or alleged violation of, or liability pursuant to, Environmental Laws, including any Permits issued pursuant to Environmental Laws, (iii) in connection with any Hazardous Materials, including the presence or Release or threatened Release of, or exposure to, any Hazardous Materials and any Remedial Action related to Hazardous Materials, or (iv) in connection with any actual or alleged damage, injury, threat or harm to health, safety or the Environment.

“Environmental Laws” means all federal, state, provincial, territorial and local statutes, laws (including common laws), rulings, regulations, ordinances, codes, legally binding and enforceable policies or guidelines or governmental, administrative or judicial directives, judgments, orders or interpretations of any of the foregoing now or hereafter in effect relating to pollution or protection of human health (to the extent relating to exposure to Hazardous Materials) or the Environment including laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of or exposure to any Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation, feasibility study, removal, remediation or post remediation monitoring or other Remedial Action), fines, penalties, sanctions, and interest incurred as a result of any Environmental Action or with respect to any violation of, or liability pursuant to, any Environmental Law or any Release of, or exposure to, any Hazardous Materials.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equity Interests” means (i) in the case of a corporation, its capital stock, (ii) in the case of a limited liability company, its membership interests, and (iii) in the case of a limited partnership, its general and limited partnership interests, including in each case, all of the following rights relating to such Equity Interests, whether arising under the Governing Documents of the Entity issuing such Equity Interests or under any applicable law of such Entity’s jurisdiction of organization or formation: (x) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (y) all voting rights and rights to consent to any particular actions by the applicable issuer; and (z) all management rights with respect to such issuer, but, in each case, excluding any debt security convertible into, or exchangeable for, Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., amendments thereto, successor statutes, and regulations or guidelines promulgated thereunder.

“ERISA Affiliate” means any entity that, together with a Loan Party is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, or under Section 4001(a)(14) of ERISA. Any former ERISA Affiliate of any Loan Party shall continue to be considered an ERISA Affiliate of such Loan Party for purposes of this definition with respect to the period such entity was an ERISA Affiliate of such Loan Party and with respect to liabilities arising after such period for which such Loan Party would be liable under the Code or ERISA.

“ERP Conversion” means the Borrower’s enterprise resource planning (ERP) system conversion to Microsoft D365 as disclosed in writing to the Agent prior to the Closing Date.

“Erroneous Payment” has the meaning specified in Section 11.13.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means the occurrence of any of the events specified in Section 10.1.

“Excess Availability” means “Excess Availability” (as defined in the ABL Credit Agreement on the Closing Date).

“Excess Cash Flow” means, with respect to the Borrower and its Subsidiaries on a consolidated basis, without duplication, for any four fiscal quarter period: (a) without duplication, the sum of (i) Net Income, (ii) to the extent reducing Net Income, decreases or minus increases (as the case may be) in working capital, (iii) to the extent reducing Net Income, the non-cash portion of unusual or infrequent or nonrecurring losses and less the non-cash portion of unusual or infrequent or nonrecurring gains, (iv) to the extent reducing Net Income, non-cash depreciation, non-cash amortization and other non-cash charges; minus (b) without duplication, the sum of: (i) permitted Capital Expenditures to the extent financed with Internally Generated Cash, (ii) the aggregate amount of scheduled repayments and other permanent principal payments of Indebtedness during such period, (iii) to the extent not taken into account in the calculation of Net Income, the principal amortization paid in cash during such period with respect to Capital Leases, as calculated by the Borrower in good faith and (iv) costs paid in cash related to the ERP Conversion and are projected (as reasonably determined in good faith by the Borrower) to be paid within 360 days and to the extent such costs are not paid, will be paid in the subsequent mandatory prepayment to be paid pursuant to Section 2.5(b)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means that certain Exchange Agreement dated October 4, 2022, by and among the Borrower, Corre Opportunities Qualified Master Fund, LP, Corre Horizon Fund, LP, and Corre Horizon II Fund, LP.

“Excluded Asset Disposition” means, any Asset Disposition pursuant to clause (a), (b), (c), (d) (unless constituting a Casualty Event), (e), (f), (h) or (i) of Section 8.5.

“Excluded Property” means:

(i) 35% of the issued and outstanding Voting Interests of any first-tier CFC (other than any Protected CFC) held by any Loan Party, except to the extent that the grant of a security interest in such Voting Interests would not result in material adverse tax consequences under Section 956 of the Code or any similar provision to any Loan Party as reasonably determined by the Borrower;

(ii) Equity Interests in any Person other than wholly owned Subsidiaries that cannot be pledged without the consent of one or more third parties other than the Borrower or any of its Subsidiaries (other than to the extent such prohibition is deemed ineffective under the UCC or other applicable law notwithstanding such prohibition);

(iii) any

(x) rights or interest in any contract, lease, permit, license, franchise, charter, authorization or license agreement covering real or personal property (including Intellectual Property) of any Loan Party (including any governmental licenses or approvals and state or local franchises, charters and authorizations, to the extent a security interest in any such license, approval, franchises, charters, or authorizations are prohibited or restricted thereby) and

(y) equipment owned by any Loan Party that is subject to a purchase money lien or a capital lease obligation if (but only to the extent that and only for so long as such purchase money Indebtedness or capital lease restricts the granting of a Lien therein to the Agent)

solely to the extent the grant of a security interest therein would constitute a violation of a valid and enforceable restriction in favor of a third party if under the terms of such contract, lease, permit, license, franchise, charter, authorization or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, franchise, charter, authorization or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, franchise, charter, authorization or license agreement has not been obtained (provided that

(A) the foregoing exclusions of this clause (iii) shall in no way be construed

(1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC (or any successor provision or provisions) or other applicable law, or

(2) to apply to the extent that any consent or waiver has been obtained that would permit Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, franchise, charter, authorization or license agreement and

(B) the foregoing exclusions of clauses (x) and (y) shall in no way be construed to limit, impair, or otherwise affect any of the Agent’s or any Lender’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to

(1) monies due or to become due under or in connection with any described contract, lease, permit, license, franchise, charter, authorization, license agreement, or Equity Interests (including any Receivables or Equity Interests), or

(2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, franchise, charter, authorization, license agreement, or Equity Interests);

(iv) any United States intent-to-use Trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use Trademark applications or any registrations issuing therefrom under applicable federal law; provided that upon submission and acceptance by the United States Patent and Trademark Office of a statement of use or an amendment to allege use, such intent-to-use Trademark application shall no longer be Excluded Property and shall be Collateral;

(v) all leasehold Real Property interests (other than in the United Kingdom if security is granted by means of a floating charge);

(vi) the Milwaukee Property, solely for so long as the fair market value (as determined in good faith by the Borrower) does not exceed $1,000,000;

(vii) fee simple Real Property interests (other than in the United Kingdom if security is granted by means of a floating charge) having a fair market value (as determined in good faith by the Borrower) less than $1,000,000 on a per-property basis for any property or group of related parcels;

(viii) to the extent subject to certificates of title (or the local law equivalent), motor vehicles and other assets subject to certificates of title or any rolling stock, other than those, in each case, with a value exceeding $1,000,000;

(ix) Restricted Accounts (other than Restricted Accounts of the type described in clauses (iv) and (vii) of such term);

(x) any asset in circumstances where the cost of obtaining a security interest therein, including the cost of title insurance, surveys or flood insurance (if necessary) would be excessive in light of the practical benefit to the Lenders afforded thereby as determined by the Required Lenders; and

(xi) the last day of the term of any lease, sublease or agreement to sublease now held or subsequently acquired by any of the Loan Parties which is organized under the laws of Canada or any province or territory therein (it being understood and agreed that the Loan Parties shall stand possessed of such last day in trust for the assignment and disposal of it as the Agent (at the direction of the Required Lenders) may direct).

provided that Excluded Property shall not include (a) any proceeds of Excluded Property unless such proceeds otherwise constitute Excluded Property and (b) any Collateral (as defined in the ABL Credit Agreement or First Lien Credit Agreement, as applicable).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient,

(i)

Taxes imposed on or measured by net income (however denominated), franchise Taxes, capital Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized or incorporated under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes,

(ii)	any Canadian federal withholding Taxes imposed by reason of the Recipient

(A) not dealing at arm’s length (within the meaning of the Tax Act) with the relevant Loan Party;

(B) being a “specified shareholder” (as defined in subsection 18(5) of the Tax Act) of a Loan Party or not dealing at arm’s length with a “specified shareholder” (as defined in subsection 18(5) of the Tax Act) of a Loan Party; or

(C) being a “specified entity” (as defined in subsection 18.4(1) of the Tax Act) in respect of a Loan Party.

Except in the case where the non-arm’s length relationship, the Recipient being a “specified shareholder” or not dealing at arm’s length with a “specified shareholder” of a Loan Party, or the Recipient being a “specified entity” in respect of a Loan Party, arises solely from the Recipient having executed, delivered, become a party to, performed its obligations under, or enforced any Loan Document,

(iii)

in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.11) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office,

(iv)	Taxes attributable to such Recipient’s failure to comply with Section 4.11(g), and

(v)	any Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning specified in the recitals to this Agreement.

“Existing Delayed Draw Commitments” has the meaning specified in Section 2.1(a)(ii).

“Existing Delayed Draw Term Loans” has the meaning specified in Section 2.1(a)(ii).

“Existing Indebtedness” means, collectively (i) M&E Term Loans (as defined in the ABL Credit Agreement immediately prior to giving effect to the Closing Date), (ii) Delayed Draw Term Loans (as defined in the ABL Credit Agreement immediately prior to giving effect to the Closing Date), (iii) the RE-I Term Loans (as defined in the ABL Credit Agreement immediately prior to giving effect to the Closing Date), (iv) the RE-II Term Loans (as defined in the ABL Credit Agreement immediately prior to giving effect to the Closing Date), (v) the Existing Loans and (vi) the Existing Delayed Draw Term Loans.

“Existing Loans” has the meaning specified in Section 2.1(a)(i).

“Extraordinary Receipts” means any cash received by the Borrower and its Subsidiaries not in the ordinary course of business consisting of (i) judgments, proceeds of settlements, or other consideration of any kind in connection with any cause of action, (ii) indemnity payments (except to the extent used to pay related liabilities owing to third parties unaffiliated with the Loan Parties), (iii) net proceeds of tax refunds and (iv) any purchase price adjustment received in connection with any purchase agreement (other than a working capital or net asset adjustment). For the avoidance of doubt, Extraordinary Receipts shall not include proceeds of issuances of Equity Interests (including preferred Equity Interests) of the Borrower.

“FATCA” mean Sections 1471 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version to the extent that it is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three federal funds brokers of recognized standing selected by it, as determined in good faith by Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any Person succeeding to the functions thereof.

“Fee Letter” means that certain Fee Letter, dated as of the Closing Date, by and among the Lenders and the Borrower.

“Financial Covenant” means the covenant set forth in Article IX.

“Financial Statements” means, with respect to the Borrower and its Subsidiaries, the consolidated balance sheets, consolidated profit and loss statements and statements of cash flow of the Borrower and its Subsidiaries for the period specified, prepared in accordance with GAAP and consistent with prior practices and, except in the case of annual audited Financial Statements, a comparison in reasonable detail to (i) the projected balance sheets, profit and loss statements and statements of cash flow set forth in the Business Plan for the same year-to-date and month periods and (ii) the balance sheets, profit and loss statements and statements of cash flow for the same year-to-date and month periods of the immediately preceding year.

“Financial Support Directions” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.

“First Lien Agent” means HPS Investment Partners, LLC, as agent for the lenders from time to time party to the First Lien Credit Agreement and any successor and assigns appointed in accordance with the terms thereof.

“First Lien Credit Agreement” means that certain First Lien Term Loan Credit Agreement, dated as of the Closing Date, by and among the Borrower, First Lien Agent, and certain lenders party thereto from time to time.

“First Lien Delayed Draw Term Loans” means the “Delayed Draw Term Loans” as defined in the First Lien Credit Agreement.

“First Lien Loan Documents” means the “Loan Documents” as defined in the First Lien Credit Agreement.

“First Lien Net Leverage Ratio” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (i) Consolidated Funded First Lien Indebtedness as of such date minus Unrestricted Cash of the U.S. Loan Parties and the Canadian Loan Parties in an aggregate amount up to $15,000,000 to (ii) EBITDA for the most recently ended Test Period.

“First Lien Obligations” means “Obligations” as defined in the First Lien Credit Agreement.

“Flood Hazard Property” means any Real Property with respect to which a Mortgage is granted that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” has the meaning specified in Section 7.13.

“Foreign Subsidiary” means, subject to the proviso included in the definition of the term “CFC,” any direct or indirect subsidiary of any Loan Party that is organized or incorporated under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“Governing Body” means (i) in the case of a corporation (or a limited liability company incorporated under the laws of England and Wales or the Netherlands), its board of directors and/or shareholders (as the case may be), (ii) in the case of a limited liability company, its managers or members, and (iii) in the case of a limited partnership, its general partner(s), or in each case, another comparable governing body of the applicable Entity.

“Governing Documents” means

(i) in the case of a corporation, its articles (or certificate) of incorporation (or equivalent) and bylaws (if applicable),

(ii) in the case of a limited liability company, its articles (or certificate) of organization (or formation) and its operating agreement,

(iii) in the case of a limited partnership, its articles (or certificate) of limited partnership and its limited partnership agreement, or in each case, another comparable governing document of the applicable Entity,

(iv) in the case of a limited liability company incorporated under the laws of England and Wales, its articles of association and memorandum of association (if applicable) and its certificate of incorporation and any certificate of incorporation on a change of name (if applicable), and

(v) in relation to any Dutch Loan Party in each case including its deed of incorporation (oprichtingsakte), articles of association (statuten) and an extract (uittreksel) from the commercial register (handelsregister) of the Dutch Chamber of Commerce (Kamer van Koophandel).

“Governmental Authority” means any federal, state, provincial, territorial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, any court, any securities exchange or any self-regulatory organization, in each case whether associated with a state of the United States, the United States, province or territory of Canada, Canada, or a foreign entity or government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Group” has the meaning specified in Section 6.1(qq).

“Guarantors” means the Borrower and each other Person that guarantees, in whole or in part, the Obligations on the Closing Date or at any time thereafter.

“Guaranty” means the guaranty by each Loan Party set forth in the Guaranty and Security Agreement or other applicable Security Document.

“Guaranty and Security Agreement” means that certain Amended and Restated Second Lien Guaranty and Security Agreement, dated as of the Closing Date, in form and substance reasonably satisfactory to the Required Lenders, executed and delivered by each of the Loan Parties to Agent, as such may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means any and all pollutants, contaminants and toxic, caustic, radioactive or hazardous materials, substances and wastes including petroleum or petroleum distillates, urea formaldehyde foam insulation, asbestos or asbestos-containing materials, whether or not friable, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other materials, substances or wastes of any nature, that are regulated under any Environmental Laws due to their dangerous or hazardous properties or characteristics.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement. The term “Hedging Agreement,” as used herein, shall extend to and include any Swap Obligation.

“Highest Lawful Rate” has the meaning specified in Section 12.10.

“Historical Financials” means the Financial Statements delivered by the Borrower pursuant to Section 7.11(a) of the Existing Credit Agreement for the fiscal year ended December 31, 2023 and pursuant to Section 7.11(b) of the Existing Credit Agreement for the fiscal quarter ended December 31, 2024.

“Incremental Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Amendment and Section 2.12, to make Incremental Loans hereunder, expressed as an amount representing the maximum principal amount of the Incremental Loans to be made by such Lender.

“Incremental Equivalent Debt” has the meaning set forth in Section 8.1(s).

“Incremental Facility Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Incremental Lenders party thereto, among the Company, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.12.

“Incremental Lender” means a Lender with an Incremental Commitment or an outstanding Incremental Loan.

“Incremental Loan” means a Loan made by an Incremental Lender to the Borrower pursuant to Section 2.12.

“Incremental Maturity Date” means, with respect to the Incremental Loans, the scheduled date on which such Incremental Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Amendment; provided that, in any event no Incremental Maturity Date shall be prior to the date that is 91 days after the “Maturity Date” as defined in the First Lien Credit Agreement as in effect on the date hereof).

“Indebtedness” means, with respect to any Person, as of the date of determination thereof (without duplication of the same obligation under any other clause hereof),

(i) all obligations of such Person for borrowed money of any kind or nature, including funded and unfunded debt,

(ii) all monetary obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under Hedging Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedging Agreement were terminated on the date of determination), in each case, whether entered into for hedging or speculative purposes or otherwise,

(iii) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations, purchase price adjustments and profit-sharing arrangements arising from purchase and sale agreements,

(iv) all Capitalized Lease Obligations,

(v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured) a Lien on any asset of such Person whether or not the Indebtedness is assumed by such Person,

(vi) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreements in the event of default are limited to repossession or sale of such property),

(vii) any Disqualified Equity Interests,

(viii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products,

(ix) notes payable and drafts representing extensions of credit whether or not representing obligations for borrowed money,

(x) the face amount of any letter of credit issued for the account of that Person or as to which such Person is otherwise liable for reimbursement of drawings,

(xi) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another,

(xii) all obligations of such Person in respect of the sale or factoring of receivables,

(xiii) any liability or agreement of such Person to purchase, repurchase or otherwise acquire any Indebtedness or Equity Interests from any other Person, including any “repo” or other similar arrangement, and

(xiv) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (i) through (xiii) above.

For purposes of this definition, (A) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness (assuming such Person is required to perform thereunder), and (B) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (1) if applicable, the limited amount of such obligations, and (2) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Party” has the meaning specified in Section 12.4(a).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Industrial Designs” means any and all industrial designs and industrial design applications, including the subject matter described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, all damages and payments for past or future infringements thereof and rights to sue therefor, and all rights corresponding thereto throughout the world.

“Information” has the meaning specified in Section 12.22.

“Insolvency Event” means, with respect to any Person (other than any UK Loan Party in respect of clauses (ii), (iii) or (vi) below), the occurrence of any of the following:

(i) such Person shall be adjudicated insolvent or bankrupt, institutes or, in the case of a Canadian Guarantor, consents, to the institution of proceedings under any Debtor Relief Laws or shall generally fail to pay or admit in writing its inability to pay its debts as they become due,

(ii) such Person shall seek reorganization or the appointment of a receiver, interim receiver, receiver and manager, trustee, monitor custodian, administrator, administrative receiver, compulsory manager, liquidator or similar officer for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors,

(iii) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, interim receiver, receiver and manager, trustee, monitor, custodian administrator, administrative receiver, compulsory manager, liquidator or similar officer for a substantial portion of its property, assets or business,

(iv) such Person shall file a voluntary petition under, or shall seek the entry of an order for relief under any Debtor Relief Laws,

(v) such Person shall take any corporate, limited liability company, partnership or similar act, as applicable, in furtherance of any of the foregoing, or

(vi) such Person, or a substantial portion of its property, assets or business, shall become the subject of an involuntary proceeding or petition for

(A) its dissolution, the suspension of payments, a moratorium of any indebtedness, winding-up, administration, or reorganization (by way of voluntary arrangement scheme or arrangement or otherwise) or

(B) the appointment of a receiver, interim receiver, receiver and manager, trustee, monitor, custodian, liquidator, administrator for it or restructuring official (herstructureringsdeskundige) for all or any material part of its property and (I) such proceeding shall not be dismissed or stayed within sixty (60) days or (II) such receiver, interim receiver, receiver and manager, trustee, monitor, custodian, liquidator, administrator or restructuring official (herstructureringsdeskundige) shall be appointed; provided that the Lenders shall have no obligation to make any Loans during the pendency of any sixty-(60) day period described in this definition, or

(C) any proceeding under any Debtor Relief Law relating to a Canadian Guarantor or any material part of its property is instituted and such proceeding shall not be dismissed or stayed within sixty (60) days; provided that the Lenders shall have no obligation to make any Loans during the pendency of any sixty-(60) day period described in this definition.

and in respect of any UK Loan Parties, means any corporate action, legal proceedings or other procedure or step is taken in relation to: (1) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, official management, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of that UK Loan Party; (2) by reason of actual or anticipated financial difficulties, a composition, compromise, assignment or arrangement with or for the benefit of any creditor of that UK Loan Party; (3) the appointment of a liquidator, receiver, administrative receiver, conservator, trustee, custodian administrator, compulsory manager or other similar officer in respect of that UK Loan Party or a substantial portion of its assets; or (4) enforcement of any Liens over a substantial portion of the assets of that UK Loan Party, or any procedure or step with analogous effect is taken in any jurisdiction and/or any expropriation, attachment, sequestration, distress or execution (or any process with analogous effect) affects a substantial portion of the assets of a UK Loan Party(the proceedings and procedures set out in clause (1) to (4) above being the “Insolvency Proceedings”; any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fifteen (15) Business Days of commencement will not be deemed Insolvency Proceedings).

“Insolvency Regulation” means Council Regulations (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (in the case of the UK Loan Parties as the same may be retained added to or modified by the European Union (Withdrawal) Act 2018 or any statutory instrument made under such Act.

“Intellectual Property” means (i) any and all Patents, Copyrights, Trademarks, Industrial Designs, trade secrets, and intellectual property rights in know-how, inventions (whether or not patentable), algorithms, software (including source code and object code), processes, product designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all applications for registration or registrations thereof; (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect to any of the foregoing, including payments under all licenses entered into in connection therewith and damages and payments for past, present or future infringements, misappropriations or other violations thereof; (iii) the right to sue for past, present, and future infringements, misappropriation or other violations thereof; and (iv) all rights corresponding to the foregoing throughout the world.

“Intercompany Note” means a promissory note substantially in the form of Exhibit O evidencing Indebtedness owed among Loan Parties and their Subsidiaries.

“Intercreditor Agreement” means each of the ABL Intercreditor Agreement, Second Lien Intercreditor Agreement and/or any Acceptable Intercreditor Agreement, as the context may require.

“Interest Expense” means, for any period, all interest with respect to Indebtedness (including the interest component of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) determined in accordance with GAAP.

“Interest Payment Date” means the last Business Day of any fiscal quarter of the Borrower, commencing with June 30, 2025.

“Interest Step-Up Date” means the last Business Day of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2026.

“Interests” has the meaning specified in Section 8.9.

“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service and any successor agency.

“Internally Generated Cash” means, with respect to any fiscal year, cash of the Borrower and its Subsidiaries received in such fiscal year and not constituting (a) proceeds of an equity issuance, (b) proceeds of the incurrence of Indebtedness, (c) proceeds of Asset Dispositions or Casualty Events, or (d) insurance proceeds in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property.

“Investment” in any Person means, as of the date of determination,

(i) any direct or indirect payment or contribution in or to such Person including property contributed to such Person for or in connection with its acquisition of any stock, bonds, notes, indebtedness, debentures, partnership or other ownership interest or any other security of such Person,

(ii) any direct or indirect payment or contribution for all or substantially all of the assets of such Person (or of any division or business line of such other Person),

(iii) any loan, advance or other extension of credit or guaranty of or other surety obligation for any Indebtedness made to, or for the benefit of, such Person, or any accounts receivable from that other Person that are not current assets or did not arise from sales to that Person in the ordinary course of business,

(iv) any direct or indirect redemption, retirement, purchase or other acquisition for value by the Borrower or any Subsidiary from any Person (other than any Guarantor) of any Equity Interests of such Person and

(v) all investments consisting of any exchange traded or over the counter derivative transactions, whether entered into for hedging or speculative purposes or otherwise.

In determining the aggregate amount of Investments outstanding at any particular time,

(A) a guaranty (or other surety obligation) shall be valued at not less than the principal outstanding amount of the primary obligation;

(B) returns of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) shall be deducted;(C) earnings, whether as dividends, interest or otherwise, shall not be deducted; and

(D) decreases in the market value shall not be deducted unless such decreases are computed in accordance with GAAP.

For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. It being understood and agreed that no effect will be given to returns on Investments in the form of proceeds of Indebtedness or equity incurred in connection with such Investment.

“Junior Indebtedness” has the meaning specified in Section 8.17.

“Lender” and “Lenders” have the respective meanings specified in the preamble to this Agreement.

“Lender Group Expenses” means all

(i) costs or expenses (including Indemnified Taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Agent and the Lenders;

(ii) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent in connection with transactions under any of the Loan Documents or otherwise incurred by Agent in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or modifications thereto,

(iii) Agent’s customary fees and charges imposed or incurred in connection with any background checks or Sanctions searches related to any Loan Party or its Subsidiaries performed in connection with the transactions contemplated under the Loan Documents,

(iv) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out of pocket costs and expenses incurred in connection therewith,

(v) customary charges imposed or incurred by the Agent resulting from the dishonor of checks payable by or to any Loan Party,

(vi) reasonable and documented out-of-pocket costs and expenses paid or incurred by Agent and the Lenders, or any of them, to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated,

(vii) fees and expenses of the Agent related to any field examination, appraisals, or valuations to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 7.7(b),

(viii) Agent’s and the Lenders’ reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the relationship of Agent and the Lenders, or any of them, with any Loan Party or any of its Subsidiaries, or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any exercise of remedies with respect to the Collateral,

(ix) Agent’s and Lenders’ reasonable and documented costs and expenses (including reasonable attorneys’ fees for one primary counsel for the Agent and a separate primary counsel for the Lenders, taken as a whole, and, if reasonably necessary, one local counsel and one regulatory counsel in each relevant jurisdiction and due diligence expenses) incurred in advising, drafting, reviewing, administering, or amending, waiving, or modifying the Loan Documents,

(x) Agent’s and each Lender’s reasonable and documented costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in connection with a “workout,” a “restructuring,” or an Insolvency Event concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents,

(xi) all reasonable expenses paid or incurred by the Agent or any of the Lenders of creating, perfecting, recording, maintaining and preserving Liens in favor of the Agent, for the benefit of the Secured Parties, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to the Agent and of counsel providing any customary opinions that the Agent or the Required Lenders may reasonably request in respect of the Collateral or the Liens created pursuant to the Security Documents, and

(xii) all the actual costs and reasonable expenses paid or incurred by the Agent or any of the Lenders (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Agent and its counsel) in connection with the custody or preservation of any of the Collateral.

“Lien” means any lien, claim, charge, pledge, security interest, assignment, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title, attachment or other preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law.

“Liquidity” means, at any time of determination, the sum of (a) U.S. and Canadian Unrestricted Cash, (b) U.S. and Canadian Cash Equivalents which are free and clear of all Liens, other than Liens in favor of the Agent, the ABL Agent or the First Lien Agent, and any statutory Liens in favor of banks (including rights of set-off), (c) Excess Availability and, (d) without duplication with clause (a), after giving pro forma effect to the receipt of the proceeds of any Delayed Draw Term Loan or Incremental Loans being borrowed at such time.

“Loan” means a 2025 Term Loan, a Delayed Draw Term Loan or an Incremental Loan, as the context may require.

“Loan Documents” means this Agreement, the Security Documents, the Intercompany Note, the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement, the Memorandum of Intercreditor Agreement, the Fee Letter, the 1970 Group Subordination Agreement, the Agent Fee Letter, each Control Agreement and any other documents and instruments entered into, now or in the future, by any Loan Party or any of its Subsidiaries under or in connection with this Agreement, as each of the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Loan Party” means the Borrower and each Guarantor.

“Material Adverse Effect” means (i) a material adverse effect on the business, operations, results of operations, assets, liabilities, or condition (financial or otherwise) of the Loan Parties, taken as a whole or (ii) the material impairment of (A) the Loan Parties’ ability to perform their payment or other material obligations under the Loan Documents to which they are a party, (B) the ability of Agent or the Lenders to enforce the Obligations or realize upon the Collateral or (C) the ability of any Loan Party to fully and timely perform its Obligations or (iii) a material adverse effect upon the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral other than, in the case of this clause (iii), any material impairment caused by any action or inaction of Agent constituting failure to comply with any of its express obligations under the Loan Documents or as expressly directed by the Required Lenders.

“Material Contract” means any agreement or arrangement to which a Loan Party is party (other than the Loan Documents) (i) for which breach, nonperformance or termination (including by failure to renew) could reasonably be expected to have a Material Adverse Effect; or (ii) that relates to Material Indebtedness.

“Material Indebtedness” means (a) the ABL Obligations, (b) the First Lien Obligations, (c) the obligations pursuant to the 1970 Group SIRFA and (d) any other Indebtedness (other than the Loans) or obligations in respect of one or more Hedging Agreements in an aggregate principal amount exceeding $12,000,000. For purposes of this definition, the “principal amount” of the obligations of any Loan Party in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Hedging Agreement were terminated at such time.

“Material Intellectual Property” means any Intellectual Property owned by any Loan Party, or a Subsidiary thereof, that is, individually or in the aggregate, material to the operation of the business of any Loan Party.

“Material Subsidiary” means, at any date of determination,

(i) the Borrower; and

(ii) each Subsidiary of the Borrower that, as of the end of the most recently ended fiscal year for which Financial Statements are required to be delivered pursuant to Section 7.11, (A) owns at least 2.5% of the consolidated total assets of the Loan Parties and their Subsidiaries as of such date, (B) generated at least 2.5% of the consolidated revenues of the Loan Parties and their Subsidiaries during such fiscal year, (C) is part of any group comprising Subsidiaries of the Borrower that each would not have been a Material Subsidiary under clauses (A) or (B) but that, taken together, had revenues or total assets in excess of 5.0% of, the consolidated revenues for any fiscal year or total assets as of such date, as applicable, of the Loan Parties and their Subsidiaries or (D) in the aggregate comprise more than 20% of EBITDA of the Borrower and its Subsidiaries for the Test Period most recently ended; provided that the Borrower and the Required Lenders shall discuss the determination of Material Subsidiaries as provided in this clause (ii) in good faith and if it is mutually agreed to be administratively unreasonable or burdensome or the costs of adding any applicable Subsidiary as a Loan Party would otherwise outweigh the benefits to the Secured Parties, the Agent in its reasonable discretion (at the direction of the Required Lenders) may waive the requirement to comply with this clause (ii) and Section 7.20 with respect to applicable Subsidiary.

“Maturity Date” means (x) June 10, 2030; provided that if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day, or (y) the Incremental Maturity Date with respect to the Incremental Loans.

“Maximum Accrual” has the meaning specified in Section 2.5(c)(ii).

“Memorandum of Intercreditor Agreement” has the meaning assigned to the term “Memorandum of Intercreditor Agreement” set forth in each of the ABL Intercreditor Agreement and Second Lien Intercreditor Agreement.

“Milwaukee Property” means the fee simple Real Property interest located at 5512 West State St. Milwaukee, Wisconsin 53208.

“Monthly Operating Report” means the monthly operating report in the form of Exhibit L, which shall be in form and substance reasonably acceptable to the Required Lenders.

“Mortgage” means each mortgage, deed of trust or security deed between the applicable Loan Party and Agent, in form and substance reasonably satisfactory to the Required Lenders, relating to the Real Property encumbered thereby, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Mortgage Support Documentation” means each of the following, all as requested by the Agent and Required Lenders and in form and substance substantially consistent with the requirements of the First Lien Credit Agreement or otherwise as reasonably satisfactory to the Required Lenders:

(a) with respect to each Mortgaged Property, evidence in form and substance reasonably satisfactory to Agent that the recording of counterparts of such Mortgage in the recording offices specified in such Mortgage has occurred;

(b) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies, in amounts substantially consistent with the requirements of the First Lien Credit Agreement or otherwise as reasonably acceptable to the Required Lenders, issued, coinsured and reinsured by title insurers reasonably acceptable to the Required Lenders which shall (i) insure that the Lien granted pursuant to the Mortgage insured thereby creates a valid first Lien on such parcel of Mortgaged Property free and clear of all defects and encumbrances, except for Liens permitted hereunder, (ii) name Agent as the insured thereunder, (iii) contain such endorsements as the Required Lenders deem reasonably necessary, and (iv) be otherwise in form and substance reasonably satisfactory to the Required Lenders (“Title Insurance Policy”);

(c) American Land Title Association as-built surveys from surveyors reasonably acceptable to the Required Lenders for each Mortgaged Property (such surveys to include all improvements, easements and other customary matters thereon that are substantially consistent with the requirements of the First Lien Credit Agreement or otherwise as reasonably required by the Required Lenders), certified to Borrower, the Agent and the title company, in form and substance sufficient and satisfactory to the title company so as to enable the title company to issue coverage over all general survey exceptions and to issue all customary endorsements available to and that are substantially consistent with the requirements of the First Lien Credit Agreement or otherwise as reasonably requested by the Agent (at the direction of the Required Lenders);

(d) flood hazard certificates, evidence of flood and/or earthquake insurance and other flood and/or earthquake-related information as reasonably requested by the Required Lenders;

(e) favorable opinions of counsel to the Loan Parties for each jurisdiction in which a Mortgaged Property is located as to the due authorization, recordability and enforceability of the applicable Mortgage in the relevant jurisdiction;

(f) evidence that all recording fees and stamp, documentary, intangible or mortgage recording taxes due, if any, in connection with the Mortgage have been paid;

(g) evidence in form and substance substantially consistent with the requirements of the First Lien Credit Agreement or otherwise as reasonably satisfactory to the Required Lenders that the recording of counterparts of the Memorandum of Intercreditor Agreement applicable to such Mortgage in the recording offices specified in such Memorandum of Intercreditor Agreement has occurred; and

(h) such other certificates and documents (including, if applicable, SNDAs, estoppels and recognition agreements) as may be reasonably requested by the Agent and Required Lenders.

“Mortgaged Property” means any owned Real Property which is encumbered or required to be encumbered by a Mortgage pursuant to the terms hereof and shall include each other Real Property with respect to which a Mortgage is granted, so long as such Real Property does not constitute Excluded Property. The properties listed on Schedule 7 shall be subject to a Mortgage pursuant to the terms of Section 7.21.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate has contributed within the past six years or with respect to which Borrower or any ERISA Affiliate has any liability, whether fixed or contingent, excluding any Canadian Registered Pension Plan.

“Net Cash Proceeds” means

(i) with respect to any Asset Disposition by any Loan Party or any of its Subsidiaries, or any Casualty Event, the excess, if any, of

(A) the sum of cash and Cash Equivalents received in connection with such Asset Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over

(B) the sum of

(I) the principal amount of any Indebtedness (and related accrued interest, fees, premiums (including prepayment premiums) and other amounts due thereunder) that is secured by the applicable asset and that is required to be repaid in connection with such transaction or event or the amount of Indebtedness (and related accrued interest, fees, premiums (including prepayment premiums) and other amounts due thereunder) that is required to be repaid under the ABL Credit Agreement (or under any Refinancing Indebtedness in respect thereof) in connection with such transaction or event (other than Indebtedness under the Loan Documents),

(II) in respect of an Asset Disposition, any bona fide direct costs incurred in connection with such Asset Disposition, including

(1) income or gains taxes payable (or estimated in good faith to be payable) by the seller or any direct or indirect parent of the seller as a result of any gain recognized in connection with such Asset Disposition,

(2) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans or Indebtedness that is secured by Liens on the Collateral on a junior basis or a pari passu basis) that, in the case of a Loan Party, is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Disposition,

(3) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Disposition undertaken by the Borrower or any of its Subsidiaries in connection with such Asset Disposition or for any other liabilities retained by the Borrower or any of its Subsidiaries associated with such Asset Disposition; provided that upon release of any such reserve the amount released shall be considered Net Cash Proceeds, and

(4) bona fide selling fees, costs, commissions and expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes);

(III) in respect of a Casualty Event,

(1) any actual and reasonable costs incurred by the Borrower or any of its Subsidiaries in connection with the collection, adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof, and

(2) any bona fide direct costs incurred in connection with any sale of such assets as a result of a taking or condemnation or otherwise, including income taxes paid or payable as a result of any gain recognized in connection therewith and the costs and expenses incurred in connection with the preparation of assets for transfer upon a taking or condemnation, and

(ii) with respect to any Prohibited Debt Issuance, the excess of (i) the sum of the cash and Cash Equivalents received by the Borrower or any Material Subsidiary in connection with such issuance over (ii) reasonable underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.

“Net Income” means, for any period, (i) the net income (or loss) of the Loan Parties and their Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) the sum of (A) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, and (B) (to the extent not included in clause (i) above) any extraordinary gains (or extraordinary losses) for that period, determined in accordance with GAAP; provided that any extraordinary items which have the effect of increasing Net Income shall solely be permitted to the extent such items would be permitted as addbacks under clause (i)(L) of the definition of “EBITDA”.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.7 and (ii) has been approved by the Required Lenders.

“Note” has the meaning specified in Section 2.1(b).

“Notice of Borrowing” has the meaning specified in Section 2.3(a).

“Obligations” means and includes all loans (including the Loans), advances, debts, liabilities, obligations, covenants and duties owing by the Loan Parties to Agent, the Lenders, or any of them, or any of their respective Affiliates, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents (including the guaranty contained in the Guaranty and Security Agreement) or any other agreement executed in connection herewith or therewith. The term “Obligations” includes all interest, charges, premium (including the Applicable Premium), Lender Group Expenses, commitment, facility, closing and collateral management fees, cash management fees and other fees, interest, charges, expenses, fees, attorneys’ fees and disbursements, and any other sum chargeable to any of the Loan Parties under this Agreement or the other Loan Documents (including, in each case, any such amounts accruing on or after an Insolvency Event, whether or not such amounts are allowed or allowable following such Insolvency Event).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, sales, value added or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.10 or Section 2.11).

“Participant” has the meaning specified in Section 12.7(f).

“Participant Register” has the meaning specified in Section 12.7(f).

“Patent Security Agreement” means a Second Lien Patent Security Agreement, in form and substance reasonably satisfactory to the Required Lenders, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Patents” means patents and patent applications, including (i) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iii) the right to sue for past, present, and future infringements thereof, and (iv) all rights corresponding thereto throughout the world.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Payment in Full” or “Paid in Full” (or words of similar import) means with respect to any Obligations,

(i)	the payment or repayment in full in cash of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted) and

(ii)	all Commitments related to such Obligations have expired or been terminated.

“Payment Recipient” has the meaning specified in Section 11.13.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) which any Loan Party or any ERISA Affiliate sponsors or maintains, under which a Loan Party or any ERISA Affiliate has any liability, whether fixed or contingent, or to which it is making or is obligated to make contributions, or, in the case of a multiple employer plan (as described in Section 4063 or 4064(a) of ERISA), has made contributions at any time during the immediately preceding six (6) plan years. For the avoidance of doubt, any Canadian Registered Pension Plan or Canadian Multiemployer Pension Plan shall not be considered a Pension Plan for purposes of this Agreement.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part 1 of the Pensions Act 2004.

“Perfection Certificate” means the perfection certificate in the form of Exhibit E, which shall be in form and substance reasonably acceptable to the Agent and the Required Lenders.

“Permits” means, in respect of any Person, all licenses, permits, franchises, consents, rights, privileges, certificates, authorizations, approvals, registrations and similar consents granted or issued by any Governmental Authority to which or by which such Person is bound.

“Permitted Hedging Agreement” means a Hedging Agreement made by a Loan Party or its Subsidiary in the ordinary course of its business in accordance with the reasonable requirements of its business, and not for speculative purposes, and in any such case, if the counterparty to such Permitted Hedging Agreement is not a Lender or an Affiliate of a Lender, such Permitted Hedging Agreement shall be unsecured (except for Permitted Liens of the type described in clause (xii) of the definition thereof).

“Permitted Intercompany Advances” means loans or advances made by

(i) a Loan Party to another Loan Party, so long as the parties thereto are party to an Intercompany Note by the time otherwise required by this Agreement,

(ii) a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party,

(iii) a Subsidiary of a Loan Party that is not a Loan Party to a Loan Party, so long as the parties thereto are party to an Intercompany Note by the time otherwise required by this Agreement, and

(iv) a Loan Party to a Subsidiary of a Loan Party that is not a Loan Party so long as the aggregate principal amount outstanding of all such advances (when combined with any Investment made pursuant to Section 8.10(k)(ii)) does not exceed (x) $12,000,000 if the Total Leverage Ratio would be greater than or equal to 2.00 to 1.00 calculated on a Pro Forma Basis as of the end of the most recently ended Test Period and (y) $18,000,000 if the Total Leverage Ratio would be less than 2.00 to 1.00 calculated on a Pro Forma Basis as of the end of the most recently ended Test Period immediately after giving effect to any such loan or advance (in each case solely in the ordinary course of business and consistent with past practices).

“Permitted Intercompany Cash Management Payments” means any Investment consisting of intercompany current liabilities in an amount not to exceed $7,200,000 at any time outstanding incurred in the ordinary course of business in connection with the cash management operations of the Loan Parties and their Subsidiaries.

“Permitted Investments” has the meaning specified in Section 8.10.

“Permitted Liens” means the following:

(i) Liens created hereunder and by the Security Documents;

(ii) Liens securing Indebtedness permitted by Section 8.1(c); provided that (A) such Liens shall be created substantially simultaneously with the acquisition of such assets or within 90 days after the acquisition or the completion of the construction or improvements thereof, (B) such Liens do not at any time encumber any assets other than the assets financed by such Indebtedness, and (C) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the cost of acquiring, constructing or improving such assets;

(iii) Liens on any property or asset of Borrower or its Subsidiaries existing on the Closing Date and set forth on Schedule 8.8 and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (A) does not secure an aggregate principal amount of Indebtedness, if any, greater than that secured on the Closing Date and (B) does not encumber any property in any material manner other than the property that secured such original Indebtedness (or would have been required to secure such original Indebtedness pursuant to the terms thereof);

(iv) deposits of cash collateral in an amount not to exceed the face amount of the letters of credit listed on Schedule 8.1(r) and Liens thereon, to secure Indebtedness consisting of the letters of credit listed on Schedule 8.1(r) (as in effect on the Closing Date) and reimbursement obligations in respect of such letters of credit; provided that the amount of such cash collateral shall not exceed $6,000,000 in the aggregate at any time;

(v) Liens for taxes, assessments and other governmental charges or levies not yet delinquent or that are being contested by a Borrower or the applicable Subsidiary in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP;

(vi) Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP;

(vii) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by a Borrower or any of its Subsidiaries in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(viii) (A) zoning restrictions, easements, encroachments, licenses, restrictions or covenants on the use of any Real Property which do not materially impair either the use of such Real Property in the operation of the business of the applicable Borrower or its Subsidiaries or the value of such Real Property or (B) any other permitted encumbrances described in the Mortgages;

(ix) rights of general application reserved to or vested in any Governmental Authority to control or regulate any Real Property, or to use any Real Property in a manner which does not materially impair the use of such Real Property for the purposes for which it is held by a Borrower or any of its Subsidiaries;

(x) any interest or title of a lessor or sublessor under any leases or subleases entered into by a Borrower or any of its Subsidiaries in the ordinary course of business;

(xi) (A) Liens on demand Deposit Account, Securities Account, commodity account or other Deposit Account of any Loan Party held as cash collateral to secure Indebtedness permitted by Section 8.1(j)(ii) in an aggregate amount not to exceed $3,000,000, and (B) rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions (including for the avoidance of doubt any general banking terms and conditions) in relation to the maintenance of administration of Deposit Accounts, Securities Accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments and so long as such Liens do not secure borrowed money;

(xii) Liens arising under the ABL Loan Documents, subject to the ABL Intercreditor Agreement and Memorandum of Intercreditor Agreement;

(xiii) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, the Pension Benefits Act (Ontario), or any other applicable provincial, territorial or federal pension benefits standards legislation;

(xiv) Liens granted in the ordinary course of business on insurance policies and the proceeds thereof securing any financing of the premiums with respect thereto permitted under the terms of this Agreement;

(xv) Liens in favor of customs and revenue authorities arising as a matter of applicable law to secure payment of customs duties in connection with the importation of goods;

(xvi) Liens arising by reason of deposits with or giving of any form of security to any Governmental Authority as required by applicable law in the ordinary course of Borrower or any of its Subsidiaries as a condition to the transaction of any business or the exercise of any privilege or license;

(xvii) Liens arising from precautionary UCC or PPSA financing statements that do not secure Indebtedness;

(xviii) the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada;

(xix) applicable municipal and other governmental restrictions, including municipal by-laws and regulations, affecting the use of land or the nature of any structures which may be erected thereon;

(xx) Liens arising under the First Lien Loan Documents, subject to the Second Lien Intercreditor Agreement and the Memorandum of Intercreditor Agreement, and Liens securing Refinancing Indebtedness permitted by Section 8.1(l), subject to the Second Lien Intercreditor Agreement and the Memorandum of Intercreditor Agreement;

(xxi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods permitted hereunder entered into by the Borrower or its Subsidiaries in the ordinary course of business;

(xxii) Liens arising from judgments, writs or warrants of attachment or similar process in circumstances not constituting an Event of Default under Section 10.1(g);

(xxiii) Liens on the property that is subject to any Sale and Leaseback Transaction entered into pursuant to Section 8.5(m);

(xxiv) Liens solely on the assets of Subsidiaries of the Borrower that are not organized or incorporated under the laws of a Security Jurisdiction, in each case, securing Indebtedness permitted by Section 8.1(o);

(xxv) Liens on assets securing Indebtedness permitted by Section 8.1(p) to the extent that the Total Leverage Ratio would be less than or equal to 2.00 to 1.00 calculated on a Pro Forma Basis as of the end of the most recently ended Test Period immediately after giving effect to the incurrence of such Indebtedness; provided that any such Liens are on Collateral and such Liens may only be secured on a junior basis;

(xxvi) Liens on assets securing Incremental Equivalent Debt that are pari passu with or junior to the Liens on the Collateral securing the Obligations and are subject to the terms of the intercreditor agreement required by Section 8.1(s), solely to the extent permitted under the First Lien Credit Agreement; and

(xxvii) other Liens, provided that (A) the value (determined as the lesser of cost or market value) of the property covered thereby does not exceed, as to any single item of property or all items of property in the aggregate, $3,000,000 and (B) the Liens incurred pursuant to this clause (xxiv) do not secure debt for borrowed money.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, joint stock company, association, corporation, institution, entity, party or government (including any division, agency or department thereof) or any other legal entity, whether acting in an individual, fiduciary or other capacity, and, as applicable, the successors, heirs and assigns of each.

“PIK Interest” means interest on the Loans automatically paid-in-kind by Borrower pursuant to this Agreement as of any date on which interest on the Loans is due and payable as set forth in Section 4.1(b) of this Agreement by increasing the outstanding principal amount of the Loans by the amount of such interest payment, as such amount is calculated by Agent.

“Plan” means any employee benefit plan, other than a Canadian Registered Pension Plan or Canadian Multiemployer Pension Plan, as defined in Section 3(3) of ERISA, maintained or contributed to by a Loan Party with respect to which any of them may incur liability (whether fixed or contingent) even if such plan is not covered by ERISA pursuant to Section 4(b)(4) thereof.

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Pledged Interests Addendum” means a Pledged Interests Addendum to the Guaranty and Security Agreement, in form and substance reasonably satisfactory to the Required Lenders.

“PPSA” means the Personal Property Security Act (Ontario), or any other applicable Canadian federal or provincial statute pertaining to the granting, perfecting, priority or making of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case, as in effect from time to time, including, the Civil Code of Quebec. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Preliminary Business Plan” means a preliminary high-level business plan of the Loan Parties for the next fiscal year, consisting of consolidated projected balance sheets, related cash flow statements and related profit and loss statements.

“Pro Forma Basis” or “Pro Forma Compliance” means, with respect to compliance with any test or covenant or calculation hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Subject Transactions) in accordance with Section 1.2(b).

“Pro Rata Share” of any amount means, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which is the aggregate amount of the outstanding Loans of such Lender and the denominator of which is the aggregate outstanding amount of the Loans of all of the Lenders. The initial Pro Rata Share of such Lender shall be as set forth opposite such Lender’s name on Annex A or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

“Prohibited Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.1.

“Prohibited Transaction” has the meaning specified in Section 6.1(v)(v).

“Protected CFC” means any “controlled foreign corporation” within the meaning of Section 957 of the Code all of whose United States shareholders as defined in Section 951(b) of the Code are treated as domestic “C-corporations” for federal income tax purposes that are eligible for the deduction under Section 245A of the Code with respect to dividends from such controlled foreign corporation and with respect to all income inclusions under Sections 951(a)(1)(B) and 956 of the Code.

“Real Property” means any real property owned or leased by a Loan Party or any Subsidiary of a Loan Party.

“Receivables” means all present and future accounts, including Accounts, book debts or similar obligations in the nature of Accounts and including, whether or not constituting “accounts”, any rights to payment for the sale or lease of goods or rendition of services.

“Recipient” means (i) Agent or (ii) any Lender, as applicable.

“Recovery Plan” means: (i) the most recent recovery plan relating to the Furmanite International Limited Pension Plan agreed between Team Industrial Services (UK) Limited and the trustee of the Furmanite International Limited Pension Plan prior to the date of this Agreement (as amended or varied from time to time); and (ii) any recovery plan or schedule of contributions entered into between the trustee of the Furmanite International Limited Pension Plan and any employer (within the meaning set out in section 318 of the Pensions Act 2004 and regulations made thereunder) under that Furmanite International Limited Pension Plan, in accordance with sections 226 and 227 of the Pensions Act 2004 that is additional to, or replaces and supersedes, the recovery plan referred to in clause (i).

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as

(i) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon, the reasonable and customary fees and expenses incurred in connection therewith, any accrued and unpaid interest and by the amount of unfunded commitments with respect thereto,

(ii) such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially adverse to the interests of the Lenders,

(iii) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are not less favorable to the Lenders (including, if applicable, as to the Collateral) as those that were applicable to the refinanced, renewed, or extended Indebtedness in any material respect,

(iv) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(v) if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured,

(vi) if the Indebtedness that is refinanced, renewed, or extended was secured (A) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Agent or the Lenders, (B) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended and (C) if secured by Liens on the Collateral, such refinancing, renewal or extension shall be (x) with respect to any Indebtedness which is secured by Liens that are subordinated to the Liens securing the Obligations, subordinated to the same extent, including with respect to any subordination provisions, and subject to a customary intercreditor agreement (and an accompanying memorandum of intercreditor agreement), the material terms of which are reasonably satisfactory to the Required Lenders and (y) with respect to any Indebtedness which is secured by Liens that are senior to the Liens securing the Obligations, secured by Liens that are senior to the Liens that secured the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the provisions applicable to the Indebtedness that is refinanced, renewed or extended,

(vii) such refinancings, renewals, or extensions shall be incurred by the Person who is the obligor or guarantor (or any successor thereto) on the Indebtedness being refinanced, renewed or extended, and

(viii) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Register” has the meaning specified in Section 12.7(d).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing Hazardous Materials) and the migration through the Environment, including migration through the air, soil, surface water or groundwater.

“Remedial Action” means all actions required to be taken under Environmental Law or by a Governmental Authority to (i) clean up, remove, remediate, treat, monitor, assess or evaluate Hazardous Materials in the Environment, (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public or employee health or welfare or the Environment, (iii) restore or reclaim the Environment, (iv) perform any pre-remedial environmental-related studies, investigations, or post-remedial environmental-related operation and maintenance activities, or (v) conduct any other remedial actions with respect to Hazardous Materials required by Environmental Laws.

“Reportable Event” means any of the events described in Section 4043 of ERISA and the regulations issued thereunder other than a reportable event for which the thirty-day notice requirement to the PBGC has been waived.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (x) all Loans outstanding and (y) the aggregate unused Delayed Draw Commitments and Incremental Commitments (if any); provided that, so long as Corre and Corre Affiliates hold at least 25% of the outstanding Loans and Delayed Draw Commitments, the Required Lenders must include Corre and the Corre Affiliates.

“Required Prepayment Date” has the meaning specified in Section 2.5(e).

“Requirement of Law” or “Requirements of Law” means (i) the Governing Documents, (ii) any law, treaty, rule, regulation, order or determination of an arbitrator, court or other Governmental Authority, or (iii) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, or other right or approval binding on a Loan Party or any of its property.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to

(i) any Loan Party other than a Dutch Loan Party, the chairman, president, chief executive officer, chief financial officer, chief operating officer, vice president, secretary, treasurer, director or any other individual designated in writing to Agent by an existing Responsible Officer of such Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder; and

(ii) a Dutch Loan Party, any director of that Dutch Loan Party authorized to represent that Dutch Loan Party or any other Person with express irrevocable authority to act on behalf of that Dutch Loan Party designated as such by the board of directors of that Dutch Loan Party.

“Restricted Accounts” means (i) any Deposit Account the funds in which shall be used solely to fund payroll and tax obligations of the Loan Parties in the ordinary course of business, (ii) any Deposit Account the funds in which shall be used solely to segregate 401(k) contributions or contributions to an employee stock purchase plan and other health and benefit plan, in each case in accordance with any applicable laws (collectively, “Segregated Benefit Plan Funds”), so long as all funds shall be deposited in such accounts in amounts not to exceed, in the reasonable and good faith determination of the Borrower, all payment obligations in respect of such Segregated Benefit Plan Funds, (iii) any Deposit Account the funds in which consist solely of funds held by the Loan Parties on behalf of or in trust for the benefit of any third party that is not an Affiliate of the Loan Parties, (iv) any Deposit Account that is a zero balance account (and sweeps no less frequently than on each Business Day into a Restricted Account of the type in the preceding clauses (i) through (iii) or into a Deposit Account that is not a Restricted Account and is subject to a Control Agreement in favor of the Agent), (v) [reserved], (vi) any demand Deposit Account, Securities Account, commodity account or other Deposit Account of any Loan Party that is held as cash collateral to secure Indebtedness permitted by Section 8.1(d) or Section 8.1(j), and (vii) Deposit Accounts which hold less than $3,600,000 in the aggregate at any one time, which amounts are deposited in the ordinary course of business in connection with the cash management operations of the Loan Parties and their Subsidiaries.

“Restricted Payments” has the meaning specified in Section 8.9.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to any Real Property (and any related furniture, fixtures, and equipment) or personal property now owned or hereafter acquired by any Loan Party or Subsidiary of a Loan Party whereby any Loan Party or Subsidiary transfers such property to a Person and any Loan Party or Subsidiary rents or leases such property from such Person.

“Sanctioned Person” means any Person, vessel or aircraft: (a) identified on any Sanctions-related list of designated Persons, including the List of Specially Designated Nationals and Blocked Persons maintained by OFAC; (b) directly or indirectly owned 50% or more by, controlled by or acting on behalf of any such Person or Person(s) described in clause (a); (c) that is resident in, or organized or incorporated under the laws of, a Designated Jurisdiction; or (d) otherwise the subject or target of Sanctions.

“Sanctions” means any economic or financial sanctions imposed, administered or enforced by the U.S. government (including OFAC and the U.S. Department of State), the Government of Canada, the government of Japan, the United Nations Security Council, the European Union and any member state thereof, the UK government (and any of its governmental institutions, including His Majesty’s Treasury of the United Kingdom) or other applicable sanctions authorities that have jurisdiction over the Loan Parties.

“Second Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date of this Agreement, between the Agent, ABL Agent and the First Lien Agent.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is senior in priority to any other Lien to which such Collateral is subject, other than (x) Liens permitted hereunder applicable to such Collateral which as a matter of law have priority over the respective Liens on such Collateral created pursuant to the relevant Security Document, (y) Liens securing the obligations under the First Lien Credit Agreement (subject to the Second Lien Intercreditor Agreement) and (z) Liens securing the obligations under the ABL Credit Agreement (subject to the ABL Intercreditor Agreement).

“Secured Parties” mean Agent and the Lenders.

“Securities Account” has the meaning specified in the UCC or the PPSA, as applicable.

“Securitization” has the meaning specified in Section 12.7(e).

“Security Documents” means this Agreement, the Guaranty and Security Agreement, any Copyright Security Agreement, any Patent Security Agreement, any Trademark Security Agreement, each Intercreditor Agreement, each Mortgage (if any), any Control Agreement, any Canadian Security Document, any English Security Document, any Dutch Security Document, and any other agreement delivered in connection herewith which grants or purports to grant a Lien in favor of Agent or any other Secured Party to secure all or any of the Obligations.

“Security Jurisdiction” shall mean each of England and Wales, the Netherlands, Canada, any province or territory thereof, the United States, any State thereof or the District of Columbia, and any other jurisdiction where a Material Subsidiary is organized or incorporated unless (x) the cost of obtaining a security interest in such jurisdiction would be excessive in light of the practical benefit to the Lenders afforded thereby or (y) to the extent that the grant of the security interest in such jurisdiction would result in material adverse tax consequences under the Code or any applicable Requirement of Law to any Loan Party, in the case of each of clause (x) and (y), as reasonably determined by the Borrower.

“Solvent” means:

(i) when used with respect to any Person (other than a UK Loan Party), that as of the date as to which such Person’s solvency is to be measured:

(A) the fair saleable value of its assets is in excess of (A) the total amount of its liabilities (including contingent, subordinated, absolute, fixed, matured, unmatured, liquidated and unliquidated liabilities) and (B) the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured;

(B) it has sufficient capital to conduct its business; and

(C) it is able to meet its debts as they mature; and

(ii) in respect of any UK Loan Party, means:

(I) that Person: (A) is able or does not admit inability to pay its debts as they fall due; (B) is not deemed to, or is not declared to be unable to pay its debts under applicable law; (C) by reason of actual or anticipated financial difficulties, has not suspended or threatened making payments on any of its debts; (D) by reason of actual or anticipated financial difficulties, has not commenced negotiations with one or more of its creditors (excluding any Lenders in their capacity as such) with a view to rescheduling any of its indebtedness; or (E)(I) (except for Team Industrial Services Inspection Limited to the extent it continues to report negative net assets in its annual reports) has assets the value of which is not less than its liabilities (taking into account contingent and prospective liabilities); and/or (II) no moratorium has been declared in respect of any of that Person’s indebtedness (and the ending of a moratorium will not remedy any Event of Default so caused by that moratorium).

“Specified Litigation” means the litigation described in clauses (a)(1) and (a)(2) of Schedule 9 to the Perfection Certificate duly executed on the date hereof.

“Subject Transaction” means any Investment that results in a Person becoming a Subsidiary, any Asset Disposition that results in a Subsidiary of the Borrower ceasing to be a Subsidiary of the Borrower, any Asset Disposition of a business unit, line of business or division of the Borrower or any Subsidiary or any incurrence or repayment of Indebtedness (excluding any Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or Restricted Payment that the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or subject to “Pro Forma Compliance”.

“Subordinated Debt” means any Indebtedness incurred by Loan Parties that by its terms is subordinated in right of payment to any of the Obligations pursuant to an Acceptable Intercreditor Agreement and the obligations pursuant to the 1970 Group SIRFA.

“Subsidiary” means, as to any Person, any Entity in which that Person directly or indirectly owns or controls more than 50% of the issued and outstanding economic or Voting Interests of such Entity. Unless otherwise stated herein, any reference herein to a “Subsidiary” means a direct or indirect Subsidiary of Borrower.

“Swap Obligation” means with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Tax Expense” shall mean, for any period, the tax expense on income (including federal, state, provincial, local, foreign and franchise taxes) of the Loan Parties and their Subsidiaries, including any penalties and interest relating to any tax examinations for such period, determined on a consolidated basis in accordance with GAAP.

“Term Loan Priority Collateral” has the meaning assigned to the term “Term Loan Priority Collateral” in the ABL Intercreditor Agreement.

“Term Priority Collateral Proceeds Account” means a Deposit Account maintained with a depository institution reasonably acceptable to the Required Lenders in respect of which any Loan Party shall have entered into a Control Agreement in which Net Cash Proceeds of an Asset Disposition or a Casualty Event are deposited by the Borrower or a Subsidiary, or by the Agent as loss payee, to be held as cash collateral securing the Obligations pending release as contemplated by Section 2.5(b)(i).

“Termination Event” means

(i) a Reportable Event with respect to any Pension Plan, any failure to make a required contribution to any Pension Plan that could reasonably be expected to result in the imposition of a Lien, or the arising of a Lien with respect to a Pension Plan;

(ii) the withdrawal of a Loan Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA;

(iii) the provision of notice by the administrator of any Pension Plan of intent to terminate a Pension Plan in a distress termination (as described in Section 4041(c) of ERISA), or the imposition of liability on a Loan Party or any ERISA Affiliate of liability under Section 4062(e) or 4069 of ERISA;

(iv) the institution by the PBGC of proceedings to terminate a Pension Plan under Section 4042 of ERISA;

(v) the occurrence of any event or condition that (A) constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (B) could reasonably be expected to result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA;

(vi) the partial or complete withdrawal, within the meaning of Sections 4203 or 4205 of ERISA, of a Loan Party or any ERISA Affiliate from a Multiemployer Plan;

(vii) receipt by a Loan Party or any ERISA Affiliate of notice that a Multiemployer Plan is “insolvent” within the meaning of Section 4245(b), is in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA), is in “critical and declining” status (within the meaning of Section 305 of ERISA), or has become subject to the limitations of Section 436 of the Code; or

(viii) the imposition of any liability under Title IV of ERISA, other than for premiums due but not delinquent, upon a Loan Party or any ERISA Affiliate.

“Test Period” means, as of any date of determination, the four consecutive fiscal quarters of the Borrower ending on or most recently ended as of such date of determination for which Financial Statements have been or are required to be delivered pursuant to Sections 7.11(a) and 7.11(b), as applicable.

“Total Leverage Ratio” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (i) Consolidated Funded Indebtedness as of such date to (ii) EBITDA for the most recently ended Test Period.

“Trademark Security Agreement” means a Second Lien Trademark Security Agreement, in form and substance reasonably satisfactory to the Required Lenders, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, (iv) the goodwill symbolized by the foregoing or connected therewith, and (v) all rights corresponding thereto throughout the world.

“Transaction Expenses” means any fees, expenses, costs and/or charges incurred or paid by the Borrower or any Subsidiary in connection with the Transactions (including, for the avoidance of doubt, any prepayment premiums or similar fees).

“Transactions” means, collectively, (a) the execution and delivery of the Loan Documents, (b) the consummation of Closing Date Refinancing, (c) the execution and delivery of the First Lien Loan Documents, and the concurrent funding of the Initial Term Loans (as defined in the First Lien Credit Agreement), (d) the amendment of the ABL Credit Agreement on the Closing Date and (e) the payment of the Transaction Expenses.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, then the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Loan Party” means any Loan Party incorporated under the laws of England and Wales.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Cash” means cash of the Borrower or any Subsidiary that (a) does not appear (and is not required to appear) as “restricted” on a consolidated balance sheet of the Borrower or such Subsidiary and (b) is free and clear of all Liens, other than Liens in favor of the Agent, the ABL Agent or the First Lien Agent, and any statutory Liens in favor of banks (including rights of set-off).

“U.S. Loan Party” means any Loan Party created, incorporated or organized under the laws of the United States, any state or territory thereof or the District of Columbia.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.11(g)(ii)(B)(3).

“Voting Interests” means Equity Interests having ordinary voting power for the election of the Governing Body of such Person.

“Withholding Agent” means any Loan Party or Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Accounting Terms and Determinations.

(a) Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements delivered to Agent on or before the Closing Date. All accounting determinations for purposes of determining compliance with the covenants contained in this Agreement shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited Financial Statements delivered to Agent on or before the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. In the event that any Accounting Change (as defined below) occurs and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of Borrower or Agent (acting upon the request of the Required Lenders), Borrower, Agent and the Lenders will enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Borrower’s financial condition will be the same after such Accounting Change as if such Accounting Change had not occurred; provided that (i) provisions of this Agreement in effect on the date of such Accounting Change will be calculated as if no such Accounting Change had occurred until the effective date of such amendment effected in accordance with this Agreement. and (ii) no change in the accounting principles used in the preparation of any Financial Statement hereafter adopted by the Borrower shall be given effect for purposes of measuring compliance with financial covenants, unless the Borrower and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all Financial Statements provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Until the Borrower and the Required Lenders have agreed to any amendment referred to in the prior sentence, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Financial Statements prior to the applicable change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. “Accounting Change” means (i) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or (ii) any change in the application of GAAP by Borrower. Anything in this Agreement to the contrary notwithstanding, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as in effect on December 31, 2018 shall not be treated as Capital Lease solely as a result of changes in the application of GAAP, in each case, after December 31, 2018.

(b) For purposes of calculating the Total Leverage Ratio or First Lien Net Leverage Ratio as of any date, EBITDA shall be calculated on a pro forma basis (as certified by the Borrower to the Agent) assuming that all acquisitions made, and all dispositions completed, during the four consecutive fiscal quarters then most recently ended had been made on the first day of such period (but without any adjustment for projected cost savings or other synergies unless otherwise approved by the Agent (at the direction of the Required Lenders)).

1.3 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.4 Other Terms; Headings. An Event of Default shall “continue” or be “continuing” unless and until such Event of Default has been cured or waived in writing by Agent and the Required Lenders (or all Lenders, as applicable). Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or plural, depending on the reference. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The term “or” has, except where otherwise specifically indicated, the inclusive meaning represented by the phrase “and/or.” The terms lease and license shall include sub-lease and sub-license, as applicable. Unless the context requires otherwise:

(i) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document),

(ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns,

(iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof,

(iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement,

(v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights,

(vi) time of day means time of day New York, New York, except as otherwise expressly provided,

(vii) the “discretion” of Agent, the Required Lenders or the Lenders means the sole and absolute discretion of such Person(s); provided that notwithstanding anything to the contrary in the Loan Documents, (a) any references to any discretionary act or document that is to be in form and/or substance satisfactory to the Agent shall be in form and/or substance satisfactory to Agent (at the direction of the Required Lenders, or all Lenders if so required pursuant to the Credit Agreement), (b) any extension of time or other discretionary matter purported to be at the Agent’s discretion shall be at the Agent’s discretion (solely at the direction of the Required Lenders); and (c) any matter that otherwise requires the Agent’s approval or consent shall be at the Agent’s consent (solely at the direction of the Required Lenders). Under no circumstances shall Agent be obligated to take any action or exercise any discretion absent direction from the Required Lenders,

(viii) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”,

(ix) references to days, months, quarters and years refer to calendar days, months, quarters and years, respectively, and

(x) any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

Any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation means unless otherwise specified, such law or regulation as amended, modified or supplemented from time to time. All making of Loans and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of the Financial Covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the knowledge of” or words of similar import are used in any Loan Documents, it means actual knowledge of a Responsible Officer of the applicable Loan Party or knowledge that such Responsible Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

1.5 Dutch Terms. In this Agreement, a reference to:

(a) a “board of directors” means a managing board (bestuur) when a Dutch Loan Party;

(b) a “director” means a managing director (bestuurder) when a Dutch Loan Party is concerned;

(c) a “lien” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht) when a Dutch Loan Party is concerned;

(d) any “evidence of authorization” where applicable, includes:

(i) any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(ii) obtaining (I) a positive or neutral advice (advies) from the competent works council(s) if a positive advice is required pursuant to the Works Councils Act of the Netherlands (Wet op de ondernemingsraden) or (II) a confirmation from the competent works council(s) that the works council waives its advisory right;

(e) a “winding up”, “administration” or “dissolution” includes a bankruptcy (faillissement) or dissolution (ontbinding);

(f) a “moratorium” includes surseance van betaling and “a moratorium is declared” or “occurs” includes surseance verleend;

(g) any “action” taken in connection with insolvency proceedings includes a Dutch Loan Party having filed (i) a notice under section 36 of the Dutch Tax Collection Act (Invorderingswet 1990), or (ii) any notice under Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Dutch Tax Collection Act (Invorderingswet 1990);

(h) a “liquidator” or a “trustee” includes a curator or a beoogd curator;

(i) an “administrator” includes a bewindvoerder, a beoogd bewindvoerder, a herstructureringsdeskundige and an observator;

(j) an “attachment” or any form thereof including “attached” includes a beslag;

(k) “gross negligence” means grove schuld;

(l) “willful misconduct” means opzet;

(m) “the Netherlands” means the European part of the Kingdom of The Netherlands and Dutch means in or of the Netherlands;

(n) “works council” includes a works council (ondernemingsraad), central works council (centrale ondernemingsraad), group works council (groepsondernemingsraad), SE works council (SE-ondernemingsraad) and staff meeting (personeelsvergadering);

(o) “insolvency” includes a bankruptcy (faillissement) and moratorium (surseance van betaling);

(p) a “Subsidiary” includes a dochtermaatschappij as defined in section 2:24a of the Dutch Civil Code (Burgerlijk Wetboek);

(q) a “distribution” or “dividend” includes any distribution of profits (winstuitkering) or the distribution of reserves (uitkering uit reserves);

(r) a “receiver” or an “administrative receiver” does not include a curator or bewindvoerder;

(s) a “merger” includes a juridische fusie and a juridische splitsing; and

(t) “indemnify” means vrijwaren.

1.6 Quebec Matters. For purposes of any tangible assets located in the Province of Québec or charged by the Security Documents governed by the laws of the Province of Québec and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (f) all references to filing, registering or recording shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “joint and several” shall be deemed to include “solidary”, (l) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault” and (m) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatory”.

ARTICLE II.

THE CREDIT FACILITIES

2.1 The Loans.

(a) (i) Prior to the Closing Date, the Lenders made certain commitments to make term loans (the “Existing Loan Commitments”) and delayed draw term loans (the “Existing Delayed Draw Commitments”) and made certain term loans (the “Existing Loans”) and delayed draw term loans (the “Existing Delayed Draw Term Loans”) to the Borrower pursuant to the Existing Credit Agreement. The aggregate outstanding principal amount of the Existing Loans and Existing Delayed Draw Term Loans immediately prior to the effectiveness of the Closing Date Refinancing is $194,169,799.98 (not including any accrued and unpaid interest that would be eligible to be PIK Interest). As of the Closing Date and after giving effect to the Closing Date Refinancing, all unfunded Existing Loan Commitments and Existing Delayed Draw Commitments have been terminated and the aggregate outstanding principal amount of the Existing Loans and Existing Delayed Draw Term Loans has been repaid in full.

(ii) Each Lender agrees (severally, not jointly or jointly and severally), subject to the terms and conditions of this Agreement, to make a single term loan (the “2025 Term Loans”) to the Borrower on the Closing Date in an aggregate principal amount not to exceed such Lender’s 2025 Term Commitment. On the Closing Date, the 2025 Term Loans shall be deemed advanced by the Lenders to the Borrower in partial repayment of the Existing Loans (and accrued fees, interest and Agreed Applicable Premium (as defined in the Fee Letter) thereon).

(iii) Each Lender agrees (severally, not jointly or jointly and severally), subject to the terms and conditions of this Agreement, to make term loans (the “Delayed Draw Term Loans”) to the Borrower from time to time during the Delayed Draw Availability Period in an aggregate principal amount not to exceed such Lender’s Delayed Draw Commitment. The

Delayed Draw Commitments shall be reduced upon the making of such Delayed Draw Term Loan in a corresponding amount and, unless previously terminated, the Delayed Draw Commitments shall automatically terminate on the last day of the Delayed Draw Availability Period.

(b) The 2025 Term Loans and Delayed Draw Term Loans made by each Lender may, at the request of such Lender, each be evidenced by a single promissory note payable to such Lender, substantially in the form of Exhibit A (as amended, restated, supplemented or otherwise modified from time to time, a “Note” and, collectively, the “Notes”), executed by Borrower and delivered to such Lender in a stated maximum principal amount equal to such Lender’s Loan.

(c) Borrower hereby promises to pay all of the Loans and all other Obligations in respect thereof (including principal, interest, fees, costs, and expenses payable under this Agreement and the other Loan Documents) in full on the applicable Maturity Date or, if earlier, on the date on which the Loans and the Obligations become due and payable pursuant to the terms of this Agreement. Once prepaid or repaid, Loans will not be reborrowed.

2.2 [Reserved].

2.3 Procedure for Borrowing; Notices of Borrowing.

(a) Borrowing. Each borrowing of a Loan (each, a “Borrowing”) shall be made on notice, given not later than 1:00 p.m. (New York time) three (3) Business Days (or two (2) Business Days in the case of the Initial Term Loans) prior to the date of the proposed Borrowing, by Borrower to Agent. Each such notice of a Borrowing shall be in writing (by electronic transmission or otherwise as permitted hereunder), substantially in the form of Exhibit B (a “Notice of Borrowing”), specifying therein the requested (i) the date of such Borrowing, (ii) the Borrower’s wire instructions (which may be in the form of a funds flow), (iii) the aggregate principal amount of such Borrowing and (iv) the use of proceeds of such Borrowing. Each borrowing of Delayed Draw Term Loans shall be in an aggregate amount of at least $2,250,000; provided that such minimum borrowing shall not apply to the final borrowing if the remaining Delayed Draw Commitments are less than such minimum borrowing amount. In connection with each borrowing of Delayed Draw Term Loans, the Borrower shall deliver to Agent, together with the applicable Notice of Borrowing, a Delayed Draw Certificate certifying that, immediately after giving effect to the Borrowing of such Loan, Liquidity as of the date of such Borrowing would not be greater than $20,000,000. The Borrower shall be permitted to borrow Delayed Draw Term Loans on no more than four (4) separate occasions.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) Effect of Notice. Each Notice of Borrowing shall be irrevocable and binding on Borrower.

(f) Disbursements. Promptly after its receipt of a Notice of Borrowing under Section 2.3(a), Agent shall notify each Lender of the amount of its Pro Rata Share of the Commitment. Each Lender shall make the amount of its Loan available to the Agent in immediately available funds by wire transfer to the Agent’s Payment Account not later than 1:00 p.m., New York time, on the Business Day specified in the applicable Notice of Borrowing. Upon receipt of all requested funds and satisfaction of the applicable conditions set forth in Section 5.1, the Agent shall make all funds so received available to the Borrower in like funds as received by the Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Borrower.

2.4 Use of Proceeds. The proceeds of the 2025 Term Loans shall be used to repay the Existing Loans. The proceeds of the Delayed Draw Term Loans and any Incremental Loans shall be used by the Borrower for general working capital and liquidity purposes.

2.5 Mandatory Prepayments; Optional Prepayments.

(a) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Section 2.5(b), the Borrower shall deliver to the Agent a certificate of a Responsible Officer reasonably demonstrating the calculation of the amount of the applicable Net Cash Proceeds, Excess Cash Flow or Extraordinary Receipt, as the case may be. In the event that the Borrower shall subsequently determine that the actual amount received exceed the amount set forth in such certificate, the Borrower shall concurrently therewith deliver to the Agent a certificate of a Responsible Officer demonstrating the deviation of such excess.

(b) Mandatory Prepayments. The Borrower shall provide written notice to the Agent by 1:00 p.m. (New York time) three (3) Business Days prior to any mandatory prepayment hereunder, which shall state the amount to be prepaid and a reasonable detailed calculation thereof and the date of prepayment. In addition to any prepayment required in accordance with Section 10.2 as a result of an Event of Default hereunder, subject to the terms of the Intercreditor Agreements, the Loans shall be subject to mandatory prepayment as follows:

(i) in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Subsidiary from all Asset Dispositions (other than any Excluded Asset Disposition) or Casualty Events within five (5) Business Days of the receipt of such Net Cash Proceeds by such Person; provided no proceeds of any prepayment under this Section 2.5(b)(i) shall be required unless the amount required to be prepaid for such fiscal year is in an aggregate amount greater than or equal to $3,000,000 (and only the amount in excess of such threshold), and so long as (A) no Default or Event of Default shall have occurred and be continuing and (B) the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 7.11(b) is less than or equal to 2.00 to 1.00, such Net Cash Proceeds of any Asset Disposition consummated pursuant to Section 8.5(k) or Section 8.5(n) shall not be required to be so applied at the election of the Borrower to the extent such Loan Party or such Subsidiary reinvests, within twelve (12) months of receipt of such Net Cash Proceeds, all or any portion of such Net Cash Proceeds in assets used in the business of the Loan Parties and their Subsidiaries; provided, further, that if, prior to the expiration of such twelve (12) month period, the Borrower, directly or through its Subsidiaries, shall have entered into a binding agreement providing for such investment on or prior to the date that is six (6) months after the expiration of such twelve (12) month period, such twelve (12) month period shall be extended to an eighteen (18) month period; provided, further, if such Net Cash Proceeds shall have not been so reinvested, such Net Cash Proceeds shall be immediately applied to prepay the Loans; provided, further, that, subject to the final proviso of this Section 2.5(b)(i), promptly following the receipt of such Net Cash Proceeds by a Loan Party (and in any event no more than five (5) Business Days following the receipt thereof, or such longer period as the Agent may reasonably agree (at the direction of the Required Lenders)), such Loan Party shall deposit such Net Cash Proceeds into a Term Loan Priority Collateral Proceeds Account, and such Net Cash Proceeds shall remain in such Term Priority Collateral Proceeds Account until reinvested or applied to prepay the Loans, in each case in accordance with this Section 2.5(b)(i); provided further, that there shall be no requirement for the establishment of any such Term Loan Priority Collateral Proceeds Account, or any requirement for the deposit of any such Net Cash Proceeds so long as any First Lien Obligations remain outstanding;

(ii) immediately upon the receipt by the Borrower or any Subsidiary of the Net Cash Proceeds of any Prohibited Debt Issuance, in an aggregate amount equal to 100% of such Net Cash Proceeds;

(iii) on the date that is five (5) Business Days after the earlier of (x) the date that each annual Compliance Certificate is delivered under Section 7.11(d) in connection with the audited Financial Statements delivered pursuant to Section 7.11(a) or (y) the date such annual Compliance Certificate is required to be delivered pursuant to Section 7.11(d), commencing with the fiscal year ending December 31, 2025, in an amount equal to the difference (if a positive number) of (i) fifty percent (50%) of Excess Cash Flow for each such fiscal year (provided that such prepayment percentage shall be twenty-five (25%) if, as of the last day of the most recently ended fiscal year, the First Lien Net Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 7.11(d) calculating the First Lien Net Leverage Ratio as of the last day of such fiscal year) shall be 3.75 to 1.00 or less), minus (ii) optional prepayments of Loans made with Internally Generated Cash;

(iv) 100% of the Cure Amount upon receipt by the Borrower of any Cure Amount;

(v) in an aggregate amount equal to 100% of Extraordinary Receipts in excess of $250,000 in the aggregate in any calendar year received by any Loan Party or any Subsidiary within five (5) Business Days of the date of receipt of such Extraordinary Receipts;

(vi) immediately upon a Change of Control, all outstanding Loans and all outstanding Obligations; and

(vii) in an aggregate amount equal to 100% of the principal amount of any First Lien Delayed Draw Term Loans under the First Lien Credit Agreement drawn by the Borrower (without deduction for any fees, costs or expenses payable by the Borrower in connection therewith) within two (2) Business Days of the receipt of the proceeds thereof.

(c) Voluntary Prepayments.

(i) Subject to the terms of the Intercreditor Agreements, the Borrower may, at any time and from time to time, prepay any Class of the Loans, in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount (subject, in the case of the Payment in Full of all the Loans, to the additional requirements of Section 4.7), upon at least one (1) Business Day’s irrevocable notice by Borrower to Agent by 1:00 p.m. (New York time), specifying the date and amount of prepayment; provided that a notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the incurrence of other Indebtedness or any other event, in which case such notice of prepayment may be revoked by the Borrower (by written notice to the Agent on or prior to the specified date) if such condition is not satisfied. If such notice is given, Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein accompanied by the amount of accrued and unpaid interest thereon. Each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Share in respect of the tranche of Loans being prepaid.

(ii) If the Borrower determines that any Loan is an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code, then, notwithstanding anything in this Agreement to the contrary, if at the end of any “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth (5th) anniversary of the issue date of such Loan, the aggregate amount of accrued and unpaid interest and “original issue discount” (as defined in Section 1273(a)(1) of the Code) would, but for this Section 2.5(c)(ii), exceed an amount equal to the Loan’s “issue price” (as defined in Section 1273(b) and 1274(a) of the Code) multiplied by the Loan’s “yield to maturity” (as defined in Treasury Regulations Section 1.1272-1(b)(1)(i)) (such product, the “Maximum Accrual”), the Borrower shall redeem at each such applicable date (an “AHYDO Catch-Up Payment Date”), the amount of principal plus accrued and unpaid interest, if any, on the amount of principal to be redeemed, to, but excluding, the applicable AHYDO Catch-Up Payment Date, equal to all accrued and unpaid interest and original issue discount on such Loan as of the end of such accrual period in excess of an amount equal to the Maximum Accrual (the “AHYDO Catch-Up Payment”), and such AHYDO Catch-Up Payment shall be treated for purposes of Section 163(i) of the Code as interest paid under the Loan. For the avoidance of doubt, there shall be no prepayments under this Section 2.5(c)(ii) on or prior to the fifth (5th) anniversary of the date of this Agreement.

(d) Application of Prepayments. Each prepayment made pursuant to this Section 2.5, to the extent constituting an Applicable Premium Trigger Event, shall be accompanied by the Applicable Premium, if any, payable in connection with such prepayment of the Loans. Each such prepayment shall be applied on a pro rata basis to the outstanding Loans and shall be applied against the remaining installments of principal (which shall include, for the avoidance of doubt, the aggregate amount of any PIK Interest that has been added to the principal amount of the Loans pursuant to this Agreement) due on the Loans in the inverse order of maturity. Any prepayment pursuant to this Section 2.5 shall be accompanied by accrued and unpaid interest on the Loans so repaid in cash.

(e) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, so long as any Loans are outstanding, in the event the Borrower is required to make any mandatory prepayment other than a prepayment required under Section 2.5(b)(ii) (a “Waivable Mandatory Prepayment”) of the Loans, not less than five (5) Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Agent of the amount of such prepayment, and the Agent will promptly thereafter notify each Lender holding an outstanding Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving notice to the Borrower and the Agent of its election to do so on or before the third Business Day following the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Agent of its election to exercise such option on or before the third Business Day following the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower shall pay to the Agent the amount of the Waivable Mandatory Prepayment, which amount shall be held by the Agent for three (3) Business Days and thereafter (i) be applied in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Loans of such Lenders (which prepayment shall be applied to the scheduled installments of principal of the Loans in accordance with Section 2.5(d)), and (ii) with respect to any remaining balance, be returned to the Borrower (in which event the Borrower may use the proceeds for any purpose not prohibited by the Loan Documents).

(f) Application to First Lien Indebtedness. Notwithstanding anything to the contrary herein, until the Discharge of First Lien Priority Obligations (as defined in the Second Lien Intercreditor Agreement) has occurred, in no event shall the Borrower or any Subsidiary be required to make any mandatory prepayment pursuant to clauses (i), (ii), (iii), (iv) or (v) of Section 2.5(b) other than payments made using funds retained by the Borrower as a Waivable Mandatory Prepayment (as defined in the First Lien Credit Agreement) pursuant to Section 2.5(e) of the First Lien Credit Agreement, which shall be applied as a mandatory prepayment of the Loans within five (5) Business Days of the applicable deadline for the holders of Indebtedness under the First Lien Credit Agreement to decline or waive such payment thereunder.

2.6 Amortization of Loans.

(a) 2025 Term Loans. Subject to adjustments as a result of the application of prepayments in accordance with Sections 2.5(b), (c) and (d), in each case, solely to the extent of any such amounts that are applied to the prepayment of 2025 Term Loans, on the last Business Day of each fiscal quarter of the Borrower, commencing with June 30, 2025, the Borrower shall repay the 2025 Term Loans in an amount equal to (x) the original principal amount of all 2025 Term Loans borrowed by the Borrower pursuant to this Agreement multiplied by (y) (i) if the First Lien Net Leverage Ratio for the Test Period most recently ended is less than or equal to 3.00:1.00,

0.25%, (ii) if the First Lien Net Leverage Ratio for the Test Period most recently ended is less than 3.50:1.00 but greater than 3.00:1.00, 0.125% and (iii) if the First Lien Net Leverage Ratio for the Test Period most recently ended is greater than or equal to 3.50:1.00, 0%, in each case of subclause (i) through (iii), as determined by reference to the Compliance Certificate delivered or required to be delivered pursuant to Section 7.11(b) (and without regard to any difference in the First Lien Net Leverage Ratio reported for the same period in any Compliance Certificate delivered pursuant to Section 7.11(a)).

(b) Delayed Draw Term Loans. Subject to adjustments as a result of the application of prepayments in accordance with Section 2.5(b), (c) and (d), in each case, solely to the extent of any such amounts that are applied to the prepayment of Delayed Draw Term Loans, on the last Business Day of each fiscal quarter of the Borrower, commencing with the first such date after the first Delayed Draw Funding Date, the Borrower shall repay the Delayed Draw Term Loans in an amount equal to (x) the original principal amount of all Delayed Draw Term Loans that have been borrowed by the Borrower pursuant to this Agreement multiplied by (y) (i) if the First Lien Net Leverage Ratio for the Test Period most recently ended is less than or equal to 3.00:1.00, 0.25%, (ii) if the First Lien Net Leverage Ratio for the Test Period most recently ended is less than 3.50:1.00 but greater than 3.00:1.00, 0.125% and (iii) if the First Lien Net Leverage Ratio for the Test Period most recently ended is greater than or equal to 3.50:1.00, 0%, in each case of subclause (i) through (iii), as determined by reference to the Compliance Certificate delivered or required to be delivered pursuant to Section 7.11(b) (and without regard to any difference in the First Lien Net Leverage Ratio reported for the same period in any Compliance Certificate delivered pursuant to Section 7.11(a)).

2.7 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Agent terminate the unused Delayed Draw Commitments; provided that any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiples of $1,000,000 in excess thereof.

(b) Mandatory. The 2025 Term Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s 2025 Term Loans pursuant to Section 2.1(a)(ii) on the Closing Date. Upon funding of any Delayed Draw Term Loans, the Delayed Draw Commitments of each Lender with a Delayed Draw Commitment shall be automatically and permanently reduced by the aggregate principal amount of such drawn Delayed Draw Term Loans. The aggregate Delayed Draw Commitment shall automatically terminate on the last day of the Delayed Draw Availability Period.

2.8 Term. The term of this Agreement shall be for a period from the Closing Date through and including the Maturity Date. Notwithstanding the foregoing, Borrower shall have no right to terminate this Agreement at any time that any principal of or interest on any of the Loans is outstanding, except upon Payment in Full of all Obligations.

2.9 Payment Procedures.

(a) Payments. All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal. The Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate to the Agent, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Agent. The Borrower hereby authorizes the Agent to charge the Borrower’s accounts with the Agent in order to cause timely payment to be made to the Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose). The Agent shall give prompt notice to the Borrower and each applicable Lender if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 10.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 4.2 from the date such amount was due and payable until the date such amount is Paid in Full.

(b) Time of Payment. Each payment by Borrower on account of principal, interest, fees or Lender Group Expenses hereunder shall be made to Agent. All payments to be made by Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 1:00 p.m. (New York time) on the due date thereof to Agent, for the account of the Lenders according to their Pro Rata Shares (except as expressly otherwise provided), at Agent’s Payment Account in immediately available funds. All payments received by the Agent after 1:00 p.m. (New York time), may, in the Agent’s discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except for payments which are expressly provided to be made for the account of Agent only, Agent shall promptly distribute all payments to the Lenders following receipt in like funds as received. Notwithstanding anything to the contrary contained in this Agreement, if a Lender or any of its Affiliates exercises its right of setoff under Section 12.3 or otherwise, any amounts so recovered shall promptly be shared by such Lender with the other Lenders according to their respective Pro Rata Shares.

(c) Next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest due hereunder.

(d) Application. Subject to Section 10.5, Agent shall have the continuing and exclusive right, if an Event of Default exists, to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent receives any payment or proceeds of the Collateral for any Borrower’s benefit, which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, monitor, receiver and manager, and interim receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent.

2.10 Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender (at the request of Borrower) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.11 Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.10, or if any Lender is a Non-Consenting Lender, then Borrower may, at their sole expense and effort, upon notice by Borrower to such Lender and Agent, require such Lender to assign and delegate (and such Lender agrees to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in, and the consents required by, Section 12.7), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.10 or Section 4.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

(a) Borrower shall have paid to Agent the assignment fee (if any) specified in Section 12.7;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.3 and 4.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable law; and

(e) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall consent, at the time of such assignment, to each applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

2.12 Incremental Facilities.

(a) The Borrower may on one or more occasions after the Closing Date, by written notice to the Administrative Agent, request the establishment of Incremental Commitments to be provided solely by Corre, Corre Affiliates or any other Eligible Assignee approved by Corre in its sole discretion; provided that the aggregate amount of the Incremental Commitments incurred under this Section 2.12 on any date shall not exceed the Available Incremental Amount. Each such notice shall specify (A) the date on which the Company proposes that the Incremental Commitments shall be effective, which shall be a date not less than five (5) Business Days (or such shorter period as may be agreed to by the Administrative Agent (at the direction of the Incremental Lenders)) after the date on which such notice is delivered to the Administrative Agent and (B) the amount of the Incremental Commitments being requested (it being agreed that Corre, the Corre Affiliates or any such Eligible Assignee may elect or decline, in their sole discretion, to provide such Incremental Commitments).

(b) The terms and conditions of any Incremental Loans to be made thereunder shall be, except as otherwise set forth in the applicable Incremental Facility Amendment, substantially consistent to those of the 2025 Term Commitments and the 2025 Term Loans.

(c) The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Amendments executed and delivered by the Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that no Incremental Commitments shall become effective unless no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments (and assuming that the full amount of such Incremental Commitments shall have been funded as Loans on such date).

(d) Upon the effectiveness of an Incremental Commitment of any Incremental Lender, such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents.

(e) Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Amendment, each Lender holding an Incremental Commitment shall make an Incremental Loan to the Borrower in an amount equal to such Incremental Commitment on the date specified in such Incremental Facility Amendment.

(g) The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Company referred to in Section 2.11(a) and of the effectiveness of any Incremental Commitments in each case advising the Lenders of the details thereof.

2.13 U.S. Income Tax Treatment. For U.S. federal (and all applicable state and local) income tax reporting purposes, Borrower and the Lenders agree to treat the receipt of interest of such Lenders in the 2025 Term Loans as part of a tax-free exchange of their interests in a portion of the Existing Loans under the Existing Credit Agreement and a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code to the extent permitted by applicable law.

2.14 Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Obligations payable to such Lender hereunder at such time in excess of its ratable share (according to the proportion of (a) the amount of such Obligations to (b) the aggregate amount of the Obligations payable to all Lenders hereunder at such time), such Lender shall forthwith purchase from the other Lenders such participations in the Obligations payable to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such other Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (A) the amount of such other Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

ARTICLE III.

[RESERVED]

ARTICLE IV.

INTEREST, FEES AND EXPENSES

4.1 Interest.

(a) Rate of Interest. Except as otherwise set forth herein, the Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof at a rate of 13.5% per annum plus, if applicable, any interest accruing pursuant to Section 4.2. If, on any Interest Step-Up Date, the outstanding principal balance of the 2025 Term Loans hereunder exceeds $47,967,943.11, the per annum interest rate applicable to the Loans shall increase by 0.25% from and including the last Business Day of the fiscal quarter in which each such Interest Step-Up Date occurs through the earlier of (A) the date on which the interest rate hereunder is equal to 14.5% per annum and (B) the date of repayment

(whether by acceleration or otherwise) thereof, provided, that the interest rate hereunder (excluding any interest accruing pursuant to Section 4.2) shall not exceed 14.5% per annum. For avoidance of doubt, the per annum interest rate applicable to the Loans may increase more than once, but shall not decrease, pursuant to the preceding sentence. Notwithstanding the foregoing, if, after giving effect to any funding of Delayed Draw Term Loans, the Delayed Draw Commitments have been reduced to $0 in accordance with Section 2.7(b), all Loans shall immediately bear interest on the unpaid principal amount thereof from and including such date through repayment (whether by acceleration or otherwise) thereof at a rate of 14.5% per annum plus, if applicable, any interest accruing pursuant to Section 4.2.

(b) If (i) the First Lien Net Leverage Ratio for the Test Period most recently ended is greater than or equal to 3.50:1.00, then any interest payable pursuant to Section 4.1(a) shall automatically be PIK Interest, (ii) the First Lien Net Leverage Ratio for the Test Period most recently ended is less than 3.50:1.00 but greater than 3.00:1.00, then fifty percent (50%) of the interest payable pursuant to Section 4.1(a) shall be paid in cash and the other half shall be PIK Interest and (iii) the First Lien Net Leverage Ratio for the Test Period most recently ended is less than or equal to 3.00:1.00, all interest payable pursuant to Section 4.1(a) shall be paid in cash, in each case of subclause (i) through (iii), as determined by reference to the Compliance Certificate delivered or required to be delivered pursuant to Section 7.11(b) (and without regard to any difference in the First Lien Net Leverage Ratio reported for the same period in any Compliance Certificate delivered pursuant to Section 7.11(a)).

(c) [Reserved].

(d) Interest payable pursuant to Section 4.1(a) and Section 4.2 shall be computed on the basis of a 365-day or 366-day year, as the case may be. In computing interest on any Loan, the date of the making of such Loan shall be included, and the date of payment of such shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans.

(f) For purposes of the Interest Act (Canada), whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days (or such other period that is less than a calendar year), as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days (or such other period that is less than a calendar year), as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365 (or such other period that is less than a calendar year), as the case may be.

(g) If (i) any provision of any of the Loan Documents would obligate a Canadian Loan Party to make a payment or payments to a Loan Party in an amount or calculated at a rate which would result in the receipt by such Loan Party of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) and (ii) section 347 of the Criminal Code (Canada) would apply to such payment or payments and would have the result of rendering the receipt by such Loan Party of such payment or payments criminal, then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate, as the case may be, as would not so result in the receipt by such Credit Party of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: firstly, by reducing the amount or rate of interest required to be paid to such Loan Party under the applicable Loan Document, and thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Credit Party which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).

4.2 Interest After Event of Default. (a) Automatically upon the occurrence and during the continuation of an Event of Default under Section 10.1(d), and (b) upon the occurrence and during the continuation of any Event of Default (other than an Event of Default under Section 10.1(d)), at the direction of the Required Lenders, all Loans and all Obligations (and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter, after as well as before judgment (including post-petition interest in any proceeding under Debtor Relief Laws)), shall bear interest at a per annum rate equal to two percent (2%) above the per annum rate otherwise applicable thereunder, which increase may be applied retroactively, until the earlier of the date upon which (i) all Obligations shall have been Paid in Full or (ii) such Event of Default shall have been cured or waived (such increase being the “Default Interest”); provided that upon the direction of the Required Lenders, any such Default Interest may be applied retroactively to the date that the Event of Default first occurred. Payment or acceptance of the increased rates of interest provided for in this Section 4.2 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agent or any Lender.

4.3 Applicable Premium.

(a) Upon the occurrence of an Applicable Premium Trigger Event, the Borrower shall pay to the Agent, for the account of the Lenders in accordance with their Pro Rata Shares, the Applicable Premium.

(b) Any Applicable Premium payable in accordance with this Section 4.3 shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Premium Trigger Event and the Loan Parties agree that it is reasonable under the circumstances currently existing. If the Loans are accelerated or otherwise become due prior to their maturity date, in each case, as a result of an Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the amount of principal of and premium on the Loans that becomes due and payable shall equal 100% of the principal amount of the Loans then outstanding plus the Applicable Premium in effect on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of the Loans accelerated or otherwise becoming due. Without limiting the generality of the foregoing, it is understood and agreed that if the Loans are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Applicable Premium applicable with respect to a voluntary prepayment of the Loans will also be due and payable on the date of such acceleration or such other prior due date as though the Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender and the Borrower agrees that it is reasonable under the circumstances currently existing. THE LOAN PARTIES EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY ACCELERATION.

(c) The Loan Parties expressly agree that:

(i) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel;

(ii) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made;

(iii) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium;

(iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph;

(v) their agreement to pay the Applicable Premium is a material inducement to Lenders to provide the Commitments and make the Loans,

(vi) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Agents and the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such Applicable Premium Trigger Event;

(vii) the Applicable Premium shall also become due and payable under this Agreement in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding, deed in lieu of foreclosure or by any other means) or the Obligations are reinstated pursuant to any Debtor Relief Laws, including Section 1124 or any other provision of the Bankruptcy Code; and

(viii) in the event the Applicable Premium is determined not to be due and payable by the Loan Parties by order of any court of competent jurisdiction, including by operation of the Bankruptcy Code, the Applicable Premium shall nonetheless constitute Obligations under this Agreement for all other purposes hereunder.

4.4 [Reserved].

4.5 [Reserved].

4.6 [Reserved].

4.7 [Reserved].

4.8 Fees.

(a) The Borrower shall pay to the Agent for its own account as and when due in accordance with the terms thereof all fees required to be paid to the Agent under the Fee Letter.

(b) The Borrower shall pay to the Lenders as and when due in accordance with the terms thereof all fees required to be paid to the Lenders under the Fee Letter.

(c) The Borrower shall pay to the Agent as and when due in accordance with the terms thereof all fees required to be paid to the Agent under the Agent Fee Letter.

(d) Unless otherwise specified, all fees payable under this Section 4.8 shall be fully earned on the date paid and nonrefundable.

4.9 Calculations.

(a) Interest payable pursuant to Section 4.1 shall be computed on the basis of a three hundred and sixty-five (365) day or three hundred and sixty-six (366) day year, as the case may be, for the actual number of days elapsed in the period during which it accrues. Each determination by Agent of an interest rate, fee or other payment hereunder shall be conclusive and binding for all purposes, absent manifest error. Borrower hereby acknowledges and agrees that each fee payable under this Agreement is fully earned and non-refundable on the date such fee is due and payable and that each such fee constitutes Obligations and is in addition to any other fees payable by Borrower under the Loan Document. If any provision of this Agreement or any other Loan Document would require a Loan Party to make any payment of interest or any other payment that by a court of competent jurisdiction construes to be interest in an amount or calculated at a rate which would be prohibited by law or would result in the Agent’s receipt of interest at a criminal rate (as those terms are construed under the Criminal Code (Canada)), then despite that provision, that amount or rate will be deemed to have been adjusted retroactively to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or would not result in a receipt by the Agent of interest at a criminal rate. The adjustment will be made, to the extent necessary, first, by reducing the amount or rate of interest required to be paid and thereafter by reducing any fees, commissions, premiums, and other amounts that would constitute interest for the purposes of section 347 of the Criminal Code (Canada).

(b) In computing interest on any Loan, the date of the making of such Loan or the last Interest Payment Date with respect to such Loan, as the case may be, shall be included, and the date of payment of such Loan shall be excluded.

(c) For purposes of the Interest Act (Canada),

(i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days (or such other period that is less than a calendar year), as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days (or such other period that is less than a calendar year), as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365 (or such other period that is less than a calendar year), as the case may be,

(ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and

(iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

4.10 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (v) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount), then Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 4.10 and delivered to Borrower will be conclusive absent manifest error. Borrower will pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 4.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 4.10 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

4.11 Taxes.

(a) Defined Terms. For purposes of this Section 4.11, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower. The Loan Parties, jointly and severally, shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.7(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this clause (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.11, such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-BEN or IRS Form W-8BEN-E (as applicable, or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-BEN or IRS Form W-8BEN-E (as applicable, or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI (or any successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-BEN or IRS Form W-8BEN-E (as applicable, or any successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9 (as applicable, or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) The Agent (or any successor Agent) shall, on or before the date on which it becomes a party to this Agreement, provide to Borrower duly completed and executed copies of IRS forms certifying that it is either (A) a U.S. Person or (B) a “U.S. branch” within the meaning of Treasury Regulations Section 1.1441-1(b)(2)(iv)(A) or “qualifying intermediary” that assumes primary withholding responsibility under Chapter 3 and Chapter 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives for the account of others, with the effect that any Loan Party will be entitled to make payments hereunder to the Agent (or any successor Agent) without withholding or deduction on account of U.S. federal Taxes.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.11 (including by the payment of additional amounts pursuant to this Section 4.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 4.11 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE V.

CONDITIONS OF LENDING

5.1 Conditions to Closing. The effectiveness of this Agreement and the obligation of each Lender to extend the 2025 Term Loans on the Closing Date are subject to satisfaction, or waiver of the following conditions on or before the Closing Date:

(a) Loan Documents. The Agent shall have received the following, each dated as of the Closing Date or as of an earlier date acceptable to the Agent, in form and substance satisfactory to the Required Lenders and their counsel:

(i) counterparts of this Agreement, duly executed by the parties hereto;

(ii) the Notes, each duly executed by Borrower, to the extent such Notes were requested three (3) Business Days prior to the Closing Date;

(iii) the Copyright Security Agreement, duly executed by each applicable Loan Party;

(iv) the Patent Security Agreement, duly executed by each applicable Loan Party;

(v) the Trademark Security Agreement, duly executed by each applicable Loan Party;

(vi) each Intercreditor Agreement, duly executed by the parties thereto;

(vii) the 1970 Group Subordination Agreement, duly executed by the parties thereto;

(viii) the other Security Documents (subject to Section 7.21), duly executed by each applicable Loan Party;

(ix) drafts of financing statements duly authorized and in a form reasonably acceptable to Agent and the Required Lenders and ready to be filed under the UCC and PPSA, as applicable (naming Agent as secured party and the Loan Parties as debtors and containing a description of the applicable Collateral) with respect to each Loan Party in the jurisdiction in which such Loan Party is organized or incorporated as set forth on Schedule 6.1(a);

(x) results of lien (including a search as to judgments, pending litigation, bankruptcy and Tax matters) and Intellectual Property searches, listing all effective financing statements filed in the Security Jurisdictions and in all other jurisdictions (except, in each case, the Province of Quebec) that Required Lenders reasonably deem necessary or desirable to confirm the priority of the Liens created hereunder and under the Security Documents, that name each of the Loan Parties as debtor, together with copies of such financing statements;

(xi) a completed Perfection Certificate, substantially in the form of Exhibit E, signed by a Responsible Officer of Borrower;

(xii) a financial condition certificate of a Responsible Officer of Borrower, in the form of Exhibit F;

(xiii) an opinion of counsel for each Loan Party, other than the Dutch Loan Parties, the UK Loan Parties and the Canadian Loan Parties, addressed to Agent covering such matters incident to the transactions contemplated by this Agreement as the Required Lenders may reasonably require, which such counsel is hereby requested by Borrower on behalf of all the Loan Parties to provide, in form and substance reasonably satisfactory to the Required Lenders;

(xiv) an opinion of counsel for Agent addressed to Agent covering such matters as to the Dutch Loan Parties and Dutch laws incident to the transactions contemplated by this Agreement as the Required Lenders may reasonably require, in form and substance reasonably satisfactory to the Required Lenders;

(xv) an opinion of counsel for the Lenders addressed to Agent covering such matters as to the UK Loan Parties and the laws of England and Wales incident to the transactions contemplated by this Agreement as the Required Lenders may reasonably require;

(xvi) an opinion of counsel for each Canadian Loan Party addressed to Agent covering such matters as to the Canadian Loan Parties and the laws of Canada incident to the transactions contemplated by this Agreement as the Required Lenders may reasonably require;

(xvii) certified copies of all certificates evidencing the insurance required by this Agreement and the other Loan Documents, inclusive of those described in Section 7.6 hereof;

(xviii) copies of the Governing Documents of each Loan Party and a copy of the resolutions of the Governing Body (including, for the avoidance of doubt, the shareholders of the UK Loan Parties) (or similar evidence of authorization) of each Loan Party and authorizing the execution, delivery and performance of this Agreement, the other Loan Documents to which such Loan Party is or is to be a party, and the transactions contemplated hereby and thereby, attached to a certificate of the Secretary or an Assistant Secretary or other officer, as applicable, of such Loan Party certifying:

(A) that such copies of the Governing Documents and resolutions of the Governing Body (or similar evidence of authorization) relating to such Loan Party are true, complete and accurate copies thereof, have not been amended or modified since the date of such certificate and are in full force and effect,

(B) the incumbency, names and true signatures of the officers (or, as applicable, directors) of such Loan Party authorized to sign the Loan Documents to which it is a party,

(C) that attached thereto is a list of all Persons authorized to execute and deliver Notices of Borrowing on behalf of Borrower, if applicable;

(D) in respect of the UK Loan Parties, the Solvency of that UK Loan Party;

(E) in respect of the UK Loan Parties, that guaranteeing or securing (as appropriate) the Commitments would not cause any guarantee, security or other similar limit binding on the relevant UK Loan Party to be exceeded; and

(F) in respect of the UK Loan Parties, that each copy document relating to it specified in this Section 5.1(a)(xviii) is correct, complete and in full force and effect and has not been amended or superseded as at the date of such certificate;

(G) [Reserved];

(H) in respect of the Dutch Loan Parties, that attached thereto is a positive or neutral advice (or a withdrawal of their right to advise) from each relevant works council which, if conditional, contain conditions which can reasonably by complied with, including the request for advice or a confirmation of the board of directors of each Dutch Loan Party included in the board resolutions that no works council has jurisdiction in respect of any of the transactions contemplated by the Loan Documents;

(xvix) with respect to U.S. Loan Parties, a certified copy of a certificate of the Secretary of State of the state of incorporation, organization or formation (or the equivalent Governmental Authority in the jurisdiction of incorporation, organization or formation) of each Loan Party, dated within twenty (20) days of the Closing Date, listing the certificate of incorporation, organization or formation of such Loan Party and each amendment thereto on file in such official’s office and certifying (to the extent such concept exists in such jurisdictions) that:

(A) such amendments are the only amendments to such certificate of incorporation, organization or formation on file in that office,

(B) such Loan Party has paid all franchise taxes to the date of such certificate and

(C) such Loan Party is in good standing in that jurisdiction (as applicable);

(xx) with respect to any Loan Party formed under the laws of Canada or any province or territory thereof, a certificate of status (or equivalent) issued by the governmental authority in the jurisdiction in which such Loan Party is formed, dated within at least four (4) days of the Closing Date;

(xxi) evidence that any process agent referred to in Clause 35.2 (Service of process) of the English Share Charge, has accepted its appointment;

(xxii) [Reserved];

(xxiii) a closing certificate from a Responsible Officer of Borrower, in the form of Exhibit G;

(xxiv) [Reserved];

(xxv) an amendment to the ABL Credit Agreement, duly executed by the parties thereto in form and substance reasonably satisfactory to the Required Lenders;

(xxvi) a copy of the First Lien Credit Agreement and the other First Lien Loan Documents, duly executed by the parties thereto in form and substance reasonably satisfactory to the Required Lenders;

(xxvii) the Fee Letter duly executed by the Borrower;

(xxviii) a duly executed Intercompany Note;

(xxix) an opinion of counsel for the Canadian Loan Parties addressed to Agent covering such matters as to the Canadian Loan Parties and Canadian laws incident to the transactions contemplated by this Agreement as the Required Lenders may reasonably require, in form and substance reasonably satisfactory to the Required Lenders;

(xxx) the Preliminary Business Plan of the Loan Parties and their Subsidiaries for the fiscal year ending December 31, 2025;

(xxxi) the Corre Payoff Letter; and

(xxxii) the ABL Payoff Letter.

(b) No Indebtedness. On the Closing Date, after giving effect to the Closing Date Refinancing, the Borrower and its Subsidiaries shall have outstanding no existing Indebtedness for borrowed money (including, for the avoidance of doubt, undrawn commitments) and the Agent shall have received reasonably satisfactory evidence of the termination of any existing Indebtedness (including any and all commitments relating thereto, but excluding any existing Indebtedness expressly permitted to be outstanding under this Agreement) and the release of all Liens in connection therewith, in each case on terms reasonably satisfactory to the Required Lenders; provided that the Loan Parties shall be permitted to have the following outstanding Indebtedness: (i) loans and commitments outstanding under the ABL Credit Agreement in an aggregate principal amount not to exceed $130,000,000, (ii) loans and commitments outstanding under this Credit Agreement in an aggregate principal amount not to exceed $107,413,198.18 and (iii) Indebtedness incurred pursuant to clause 8.1(c) in an aggregate principal amount not to exceed $18,000,000.

(c) No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in writing in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Agent, singly or in the aggregate, materially impairs the transactions contemplated by the Loan Documents or that would reasonably be expected to have a Material Adverse Effect.

(d) “Know-Your-Customer”. To the extent requested at least ten (10) Business Days prior to the Closing Date, the Lenders shall have received at least five (5) Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable Anti-Money Laundering Laws, including “know-your-customer” laws and the Patriot Act.

(e) [Reserved];

(f) Expense Reimbursement. The Agent shall have received evidence of payment of all reasonable and documented out-of-pocket fees and Lender Group Expenses required to be paid pursuant to Section 12.4 of this Agreement to the extent invoiced at least one (1) Business Day prior to the Closing Date (it being understood that all other such fees and Lender Group Expenses shall be paid after the Closing Date in accordance with the terms of this Agreement); and

(g) Payment of Fees. The Borrower shall have paid the fees referred to in this Agreement, the Agent Fee Letter and the Fee Letter that are required to be paid on the Closing Date.

5.2 [Reserved].

5.3 [Reserved].

5.4 Conditions to each Delayed Draw Term Loan. The obligation of the Lenders to make any Delayed Draw Term Loan hereunder is subject to the satisfaction or waiver in writing of the following conditions prior to the making of such Delayed Draw Term Loan:

(a) Liquidity shall not be greater than $20,000,000 on a pro forma basis, immediately after giving effect to such Delayed Draw Term Loan, as set forth on the applicable Delayed Draw Certificate;

(b) the Agent shall have received a Delayed Draw Certificate from a Responsible Officer certifying (x) Liquidity (calculated on a pro forma basis after giving effect to such Delayed Draw Term Loan) and attaching backup calculations reasonably requested by the Agent and (y) the use of proceeds for such Borrowing; and

(c) the Delayed Draw Availability Period shall not have expired.

5.5 Conditions to each Loan. The obligation of the Lenders to make any Loan hereunder is subject to the satisfaction or waiver in writing of the following conditions (subject to Section 2.12 in the case of Incremental Loans) prior to the making of such Loan:

(a) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b) No Default. No Default or Event of Default shall have occurred and be continuing or would result from the making of the requested Loan and no default or breach thereof exists under this Agreement and the other Loan Documents as of or on such date or immediately after giving effect to the extensions of credit requested to be made on such date; and

(c) Borrowing Notice. The Borrower shall have delivered a Notice of Borrowing, in the form of Exhibit B. Each Notice of Borrowing submitted by the Borrower in the case of any Delayed Draw Term Loan shall contain the certifications set forth in this Section 5.5 and Section 5.4.

Each condition in Section 5 that is subject to the satisfaction or discretion of Agent or any Lender shall be deemed satisfied upon Agent’s or Lender’s, as applicable, making of any Loan.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of Borrower. The Borrower makes the following representations and warranties to Agent and the Lenders, which shall be true, correct and complete in all respects as of the Closing Date, and after the Closing Date, shall be true, correct, and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of any Borrowing as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

(a) Organization, Good Standing and Qualification. Each Loan Party

(i) is an Entity duly organized (or incorporated, as the case may be), validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the country, state, province or territory of its incorporation, organization or formation,

(ii) has the requisite power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged, except to the extent that the failure to own such properties and assets or transact business in such a way could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and

(iii) is duly qualified, authorized to do business and in good standing (to the extent such concept exists in the relevant jurisdictions) in each jurisdiction where it presently is, or proposes to be, engaged in business, except to the extent that the failure so to qualify or be in good standing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) Locations of Offices, Records and Collateral. The address of the principal place of business and chief executive office of each Loan Party is, and the books and records of each Loan Party and all of its chattel paper are maintained exclusively in the possession of such Loan Party at the address of such Loan Party specified in Schedule 6.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement). There is no location at which any Loan Party maintains any Collateral in an aggregate principal amount exceeding $500,000 other than the locations specified for it in Schedule 6.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement). Schedule 6.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions not prohibited under this Agreement) specifies all Real Property of each Loan Party, and indicates whether each location specified therein is leased or owned by such Loan Party.

(c) Authority. Each Loan Party has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party. All requisite corporate, limited liability company or partnership action necessary for the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (including the consent of its owners, where required) has been taken.

(d) Enforceability. The Loan Documents delivered by the Loan Parties, when executed and delivered, will be, the legal, valid and binding obligation of each Loan Party party thereto enforceable in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) No Conflict. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party

(i) do not and will not contravene any of the Governing Documents of such Loan Party,

(ii) do not and will not contravene any Requirement of Law, except as such contravention could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect,

(iii) do not and will not contravene any Material Contract,

(iv) do not and will not result in the imposition of any Liens upon any of its properties except for Permitted Liens.

(f) Consents and Filings. No consent, authorization or approval of, or filing with or other act by, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or any other Loan Document, or the consummation of the transactions contemplated hereby or thereby, except

(i) such consents, authorizations, approvals, filings or other acts as have been made or obtained, as applicable, and are in full force and effect,

(ii) the filing of UCC and PPSA financing statements,

(iii) filing of the Patent Security Agreements, Trademark Security Agreements, Copyright Security Agreement and Canadian Security Agreements (or notice thereof) with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office, the UK Intellectual Property Office, the European Patents Office, the relevant intellectual property register of the EU Office of Harmonization for the Internal Market and any other intellectual property register or authority or other national intellectual property registers as may be available for the purpose solely to the extent required to be done pursuant to the Security Documents,

(iv) filings or other actions listed on Schedule 6.1(f),

(v) registration of the particulars of any Security Documents entered into by a UK Loan Party as a security provider at Companies House in England and Wales under section 859A of the Companies Act 2006 and payment of associated fees, and

(vi) such consents, authorizations, approvals, filings or other acts the failure of which to be obtained or made could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(g) Ownership; Subsidiaries. Schedule 6.1(g) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) sets forth the legal name (within the meaning of Section 9-503 of the UCC), the Persons that own the Equity Interests of each such Loan Party (other than the Borrower), and the number of Equity Interests owned by each such Person. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed on Schedule 6.1(g), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by a Loan Party in the amounts specified on Schedule 6.1(g) free and clear of all Liens other than Liens permitted pursuant to Section 8.8. As of the Closing Date, the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed on Schedule 6.1(g). All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.

(h) Solvency. The Loan Parties, taken as a whole, are Solvent and no procedure, act or filing described as an “Insolvency Event” has taken place with respect to any Loan Party. As of the Closing Date, each UK Loan Party is Solvent.

(i) Financial Data. Borrower has provided to Agent complete and accurate copies of the Historical Financials. The Historical Financials have been prepared in accordance with GAAP consistently applied throughout the periods involved and fairly present, in all material respects, the financial position, results of operations and cash flows of the Loan Parties and their Subsidiaries for each of the periods covered. Since December 31, 2023, there has been no change, occurrence, development or event, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the Closing Date, neither the Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financials or the notes thereto and which any such case is material to the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and any of its Subsidiaries taken as a whole.

(j) Accuracy and Completeness of Information. All written factual data, reports and written factual information (other than any projections, estimates and information of a general economic or industry specific nature) concerning the Loan Parties and their Subsidiaries that has been furnished by or on behalf of any Loan Party to Agent or any Lender in connection with the transactions contemplated hereby, when taken as a whole, are correct in all material respects as of the date of certification of such data, reports and information, and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made at such time.

(k) Legal and Trade Name. As of the Closing Date, during the past year, none of the Loan Parties has been known by or used any legal name or any trade name or fictitious name, except for its name as set forth in the introductory paragraph and on the signature page of this Agreement or the Guaranty and Security Agreement, as applicable, which is the exact correct legal name of such Loan Party.

(l) Use of Proceeds. The proceeds of the Loans shall not be used for any purpose prohibited in Section 8.6 and shall be used in accordance with Section 2.4.

(m) Investment Company. None of the Loan Parties is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(n) Margin Stock. None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” as that term is defined in Regulation U of the Federal Reserve Board. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Federal Reserve Board, including Regulations T, U or X.

(o) Taxes and Tax Returns.

(i) Each Loan Party and each of its Subsidiaries has properly completed and timely filed all federal and other material income Tax returns it is required to file and such returns were complete and accurate in all material respects.

(ii) All federal and other material Taxes required to have been paid by the Loan Parties have been timely paid.

(iii) No material deficiencies for taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against any Loan Party or any of its Subsidiaries which remain unpaid except those being contested in good faith and for which adequate reserves have been provided in accordance with GAAP. There are no pending or, to the knowledge of Borrower, threatened audits, investigations or claims by a Governmental Authority for or relating to any material liability of any Loan Party or any of its Subsidiaries for Taxes.

(iv) Each Dutch Loan Party is resident for tax purposes in the Netherlands only, and does not have a permanent establishment or permanent representative outside of the Netherlands.

(v) Any fiscal unity (fiscale eenheid) for Dutch tax purposes in which a Loan Party is included, consists of Loan Parties only.

(p) No Judgments or Litigation. Except as specified in Schedule 6.1(p), (x) no judgments, orders, writs or decrees are outstanding against any Loan Party or any of its Subsidiaries, nor is there now pending or, to the knowledge of any Loan Party after due inquiry, any threatened litigation, contested claim, investigation, arbitration, or governmental proceeding by or against any Loan Party or any of its Subsidiaries and (y) no Loan Party or any of its Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, provincial, territorial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that

(i) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or

(ii) purports to affect the legality, validity or enforceability of this Agreement, any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

(q) Title to Property. Each Loan Party and each of its Subsidiaries has (i) good and marketable title in fee simple or equivalent to, or easements or valid leasehold interests in all of its Real Property and (ii) good and marketable title to all of its other assets, in each case, except where such failure to have such title, interest or right could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of such assets are free and clear of Liens except for Permitted Liens. To Borrower and each of its Subsidiaries’ knowledge, there is no existing material event of default under any lease of its Real Property, except where the event of default would not reasonably be expected to have Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.

(r) No Other Indebtedness. On the Closing Date and after giving effect to the transactions contemplated hereby, none of the Loan Parties nor any of their Subsidiaries have any Indebtedness other than Indebtedness permitted under Section 8.1.

(s) Investments; Contracts. None of the Loan Parties, nor any of their Subsidiaries,

(i) has committed to make any Investment;

(ii) is a party to any indenture, agreement, contract, instrument or lease, or subject to any restriction in the Governing Documents or similar restriction or any injunction, order, restriction or decree;

(iii) is a party to any “take or pay” contract as to which it is the purchaser; or

(iv) has material contingent or long term liability, including any management contracts,

in each case, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(t) Compliance with Laws. On the Closing Date and after giving effect to the transactions contemplated hereby, none of the Loan Parties nor any of their Subsidiaries is in violation of any Requirement of Law, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(u) Rights in Collateral; Priority of Liens. All of the Collateral of each Loan Party is owned or leased by it free and clear of any and all Liens in favor of third parties, other than Liens in favor of Agent, Liens incurred under the ABL Credit Agreement and other Permitted Liens. Upon the proper filing of the financing and termination statements specified in Section 5.1(a)(ix) and any Mortgage and release specified in Section 5.1(a)(viii), including the counterparts of the Memorandum of Intercreditor Agreement applicable to each Mortgage, the Liens granted by the Loan Parties pursuant to the Loan Documents constitute valid, enforceable and perfected Second Priority Liens on the Collateral (subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, the interests of lessors in respect of Capitalized Lease Obligations or ABL Agent with respect to ABL Priority Collateral).

(v) ERISA.

(i) Except as would not reasonably be expected to have a Material Adverse Effect, each Loan Party and each ERISA Affiliate have fulfilled all contribution obligations for each Pension Plan (including obligations related to the minimum funding standards of ERISA and the Code), except for ordinary funding obligations which are not past due, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 303 and 304 of ERISA or Section 412 of the Code has been made with respect to any Pension Plan.

(ii) Except as would not reasonably be expected to have a Material Adverse Effect, no Termination Event has occurred nor has any other event occurred that is likely to result in a Termination Event. Except as would not reasonably be expected to have a Material Adverse Effect, no Loan Party, nor any fiduciary of any Plan, is subject to any material direct or indirect liability with respect to any Plan under any Requirement of Law or agreement.

(iii) Except as would not reasonably be expected to have a Material Adverse Effect, neither a Loan Party nor any ERISA Affiliate is required to or reasonably expects to be required to provide security to any Plan under Section 463(f) of the Code, and no Lien exists or could reasonably be expected to arise with respect to any Pension Plan.

(iv) Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Loan Party is in compliance in all material respects with all applicable provisions of ERISA and the Code with respect to all Plans; (ii) there has been no non-exempt prohibited transaction as defined in Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any Plan or any trust created thereunder that could reasonably be expected to subject any Loan Party to a material civil penalty pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code (a “Prohibited Transaction”); (iii) each Loan Party and each ERISA Affiliate have made when due any and all payments required to be made under any agreement or any Requirement of Law applicable to any Plan or Multiemployer Plan; and (iv) with respect to each Pension Plan and Multiemployer Plan, neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC or had asserted against it any penalty for failure to fulfill the minimum funding requirements of ERISA or the Code other than for payments of premiums in the ordinary course of business.

(v) Except as would not reasonably be expected to have a Material Adverse Effect, each Plan and each trust established thereunder which is intended to qualify under Section 401(a) or 501(a) of the Code has received a favorable determination or advisory opinion letter from the IRS, and no event has occurred since the date of such determination or advisory opinion letter which could reasonably be expected to adversely affect the qualified status of such Plan or trust.

(vi) Except as would not reasonably be expected to have a Material Adverse Effect, the aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Pension Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Pension Plan, does not exceed the aggregate fair market value of the assets of such Pension Plan as of such date.

(vii) Except as would not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any ERISA Affiliate has incurred or reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in any such liability) under Section 4201 or 4243 of ERISA with respect to any Multiemployer Plan.

(viii) The aggregate withdrawal liability that would be incurred in the event of a complete withdrawal as of the date of this Agreement by a Loan Party or any ERISA Affiliate from all Multiemployer Plans would not reasonably be expected to have a Material Adverse Effect.

(ix) Except as would not reasonably be expected to have a Material Adverse Effect, there are no actions, suits, claims or other proceedings, either pending or, to the knowledge of a Responsible Officer, threatened against any Loan Party, or otherwise involving a Plan (other than routine claims for benefits), which could reasonably be expected to be asserted successfully against any Plan or any Loan Party.

(w) Intellectual Property. Set forth on Schedule 6.1(w) is a complete and accurate list of all issued Patents and Patent applications, registered Trademarks and Trademark applications, registered Copyrights and Industrial Designs, and all exclusive licenses thereof, of the Loan Parties, showing as of the date hereof the record owner, jurisdiction in which registered, the registration number and the date of registration or the corresponding application information to the foregoing. Each Loan Party owns, licenses, or otherwise has rights to all Patents, Trademarks, Copyrights, Industrial Designs and other Intellectual Property rights which are reasonably necessary for the operation of its business, except where the failure to own, license, or otherwise have rights therein could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No Loan Party, to its knowledge, has infringed, misappropriated or otherwise violated any Patent, Trademark, Copyright, Industrial Design or other Intellectual Property right owned by any other Person where such infringement, misappropriation or other violation could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and no claim, dispute or litigation that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect is pending or, to each Loan Party’s knowledge after due inquiry, threatened against any Loan Party relating to the infringement, misappropriation or other violation of any Patent, Trademark, Copyright, Industrial Design or other Intellectual Property right owned by any other Person.

(x) Labor Matters. Schedule 6.1(x) accurately sets forth all labor contracts to which any Loan Party or any of its Subsidiaries is a party as of the Closing Date, and their dates of expiration. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries, or to the best knowledge of the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Subsidiaries or to the best knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Borrower or any of its Subsidiaries, and (c) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

(y) Compliance with Environmental Laws. Except as to matters that could not reasonably be expected to have a Material Adverse Effect:

(i) each Loan Party and each of its Subsidiaries is in compliance with all applicable Environmental Laws and has obtained and maintains all Permits required pursuant to any Environmental Law required to conduct its business;

(ii) there are and have been, no conditions, occurrences, violations of Environmental Law, or presence or Releases of Hazardous Materials which could reasonably be expected to form the basis of an Environmental Action against any Loan Party, any of its Subsidiaries or affect any real property used in the business of any Loan Party or any of its Subsidiaries;

(iii) there are no pending Environmental Actions against any Loan Party or any of its Subsidiaries, and no Loan Party or any Subsidiary has received any written notification of any alleged violation of, or liability pursuant to, Environmental Law or responsibility for the Release or threatened Release of, or exposure to, any Hazardous Materials; and

(iv) no Environmental Lien has attached to any Collateral and no conditions exist that could reasonably be expected to result in the imposition of such a Lien on any Collateral.

To the knowledge of each Loan Party, all of the real property used in the business of each Loan Party and each of its Subsidiaries (including its Equipment) is free of Hazardous Materials, and to the knowledge of each Loan Party has at all times been free of Hazardous Materials, underground storage tanks and underground waste disposal areas, in each case except in material compliance with applicable Environmental Laws or in a manner that could not reasonably be expected to have a Material Adverse Effect.

(z) Licenses and Permits. Each Loan Party and each of its Subsidiaries has obtained and maintained all Permits which are necessary or advisable for the operation of its business, except where the failure to possess any of the foregoing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(aa) Compliance with Anti-Money Laundering Laws. None of the Loan Parties nor any of their Subsidiaries or any of the respective directors, officers, or, to the knowledge of such Loan Party or such Subsidiary, employees, agents or other persons acting on behalf of any Loan Party or any Subsidiary thereof is:

(i) a Person that is listed in the annex to, or otherwise designated by OFAC pursuant to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(ii) a Person owned 50% or more by or Controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise designated by OFAC pursuant to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by applicable Anti-Money Laundering Laws; or

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or otherwise a Sanctioned Person.

(bb) Government Regulation. None of the Loan Parties nor any of their Subsidiaries is subject to regulation under the Energy Policy Act of 2005, the Federal Power Act, the Interstate Commerce Act or any other Requirement of Law that limits its ability to incur Indebtedness or to consummate the transactions contemplated by this Agreement and the other Loan Documents.

(cc) Material Contracts. Each Material Contract has been duly authorized, executed and delivered by the applicable Loan Party. Each Material Contract of the Loan Parties and their Subsidiaries is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default in the performance, observance or fulfillment of any Material Contract by any party thereto and no condition exists which, with the giving of notice or the lapse or time or both, could constitute such a default.

(dd) Business and Properties. No business of any Loan Party or any of its Subsidiaries and no Real Property is affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty, condemnation or eminent domain proceeding (whether or not covered by insurance) that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(ee) Information. All written disclosure provided to the Lenders regarding the Borrower, the other Loan Parties and their Subsidiaries, their businesses and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of the Borrower, the other Loan Parties and their Subsidiaries (other than projections, forward looking information or information of a general economic or general industry nature) is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not materially misleading. Projections and forward looking information (including forecasts and other forward-looking information) were based on good faith estimates and assumptions believed to be reasonable at the time made; it being recognized by the Agent and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, the other Loan Parties and the Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or that have not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

(ff) Insurance. The properties and businesses of the Borrower and its Material Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies of similar size engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates (it being acknowledged and agreed by the Agent and the Lenders that the Borrower’s insurance program existing on the Closing Date and any similar insurance program in effect after the Closing Date shall be deemed to be customary).

(gg) Sanctions; Anti-Money-Laundering Laws and Anti-Corruption Laws. Each Loan Party is in compliance in all material respects with applicable Anti-Money Laundering Laws, Sanctions and Anti-Corruption Laws and has instituted and maintains policies and procedures designed to promote and achieve compliance with applicable Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws. No Loan Party has received any communication (including any oral communication) from any Governmental Authority alleging that it is not in compliance with, or may be subject to liability under, any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws. The Borrower will not, directly or knowingly indirectly, use any portion of the Loan proceeds, or lend, contribute or otherwise make available any Loan proceeds to any Subsidiary, joint venture partner or other Person in violation of applicable Anti-Money Laundering Laws, Sanctions or Anti-Corruption Laws.

(hh) Business. As of the Closing Date, the Borrower is engaged directly or through Subsidiaries in the business of providing industrial services to customers in the petrochemical, refinery, power, pipeline, pulp and paper, steel, and other industries.

(ii) Common Enterprise. The Borrower and its Subsidiaries are engaged in the businesses set forth in Section 6.1(hh) as of the Closing Date. These operations require financing on a basis such that the credit supplied can be made available from time to time to the Borrower and various of its Subsidiaries, as required for the continued successful operation of the Borrower and its Subsidiaries as a whole. The Borrower has requested the Lenders to make credit available hereunder primarily for the purposes set forth in Section 6.1(hh) and generally for the purposes of financing the operations of the Borrower and its Subsidiaries. The Borrower and each of its Subsidiaries expects to derive benefit (and the Board of Directors (or other similar governing body) of the Borrower and each of its Subsidiaries has determined that such Subsidiary may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by the Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of the Borrower and each of its Subsidiaries is dependent on the continued successful performance of the functions of the group as a whole. The Borrower acknowledges that, but for the agreement by each of the Guarantors to execute and deliver its Guaranty, the Agent and the Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

(jj) Covered Entities. No Loan Party is a Covered Entity.

(kk) Designation as Senior Indebtedness. The Obligations constitute “Designated Senior Indebtedness” or any similar designation (with respect to indebtedness that having the maximum rights as “senior debt”) under and as defined in any agreement governing any Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.

(ll) EEA Financial Institution. No Loan Party is an EEA Financial Institution.

(mm) Beneficial Ownership Certification. As of the Closing Date, in the event a Beneficial Ownership Certification is required to be delivered on the Closing Date and as of the date that any Beneficial Ownership Certification is delivered pursuant to Section 12.23, the information included in such Beneficial Ownership Certification is true and correct in all respects.

(nn) Security Documents. The provisions of each of the Security Documents (whether executed and delivered prior to or on the Closing Date or thereafter) are and will be effective to create in favor of the Agent, for its benefit and the benefit of the Secured Parties, a valid and enforceable security interest in and Lien upon all right, title and interest of each Loan Party in and to the Collateral purported to be pledged, charged, mortgaged or assigned by it thereunder and described therein, and upon (i) the making of the Loans hereunder, (ii) the filing of appropriately completed UCC or PPSA financing statements and continuations thereof in the jurisdictions specified therein, (iii) with respect to United States Copyright registrations, the recordation of an appropriately completed Copyright Security Agreement in the United States Copyright Office, and (iv) with respect to Deposit Accounts to which Section 9-104 of the applicable UCC applies, when the Agent has “control” within the meaning of Section 9-104 of the applicable UCC, such security interest and Lien shall constitute a fully perfected and Second Priority security interest in and Lien (subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens and the interests of lessors in respect of Capitalized Lease Obligations) upon such right, title and interest of such Loan Party, in and to such Collateral, to the extent that such security interest and Lien can be perfected by such actions.

(oo) Regulation H. No Real Property with respect to which a Mortgage is granted is a Flood Hazard Property unless: (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Agent (i) as to the fact that such Real Property is a Flood Hazard Property, (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (iii) such other flood hazard determination forms, notices and confirmations thereof as requested by the Agent and (b) copies of insurance policies or certificates of insurance of the applicable Loan Party evidencing flood insurance reasonably satisfactory to the affected Lenders and naming the Agent as loss payee on behalf of the Lenders. All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

(pp) Canadian Pension Plans. No Loan Party maintains, sponsors, contributes to, is a party to, or otherwise has any liability (including any contingent liability) or contribution obligations under or in respect of any Canadian Defined Benefit Pension Plan or a Canadian Multiemployer Pension Plan. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each Canadian Registered Pension Plan is duly registered under the Tax Act and such other applicable law, each Canadian Registered Pension Plan is and has been administered in accordance with the terms of such Canadian Registered Pension Plan, the Tax Act (Canada) and such other applicable law, and no event has occurred which could cause the loss of the registered status of any such Canadian Registered Pension Plans, (ii) all obligations of any Loan Party under each Canadian Registered Pension Plan have been performed to the extent required by the Pension Benefits Act (Ontario), or any other applicable provincial, territorial or federal pension benefits standards legislation, and (iii) all contributions including, for greater certainty, employee contributions made by authorized payroll deductions or other withholdings, required to be made or remitted by a Loan Party to each such Canadian Registered Pension Plan have been made or remitted to each such Canadian Registered Pension Plan in accordance with the terms of such Canadian Registered Pension Plan, and the Pension Benefits Act (Ontario), or any other applicable provincial, territorial or federal pension benefits standards legislation applicable laws.

(qq) Pensions – UK Loan Parties. Other than in relation to Furmanite International Limited Pension Plan, no UK Loan Party nor any of its Subsidiaries (the “Group”):

(i) is, or has at any time in the six years prior to the date of this Agreement been, an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993) and is not a scheme within section 38(1)(b) of the Pensions Act 2004;

(ii) no member of the Group is or has at any time been in the six years prior to the date of this Agreement “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004 save that for the purposes of this clause, a member of the Group shall not be connected with another company solely by reason of one or more of its directors or employees being a director of that other company) such an employer; and

(iii) no member of the Group has at any time in the six years prior to the date of this Agreement been party to an act or omission involving a scheme or employer (both as referred to in paragraphs (i) and (ii) above) which could reasonably be expected to give rise to the issue (to it or any of its Subsidiaries) of a financial support direction or contribution notice pursuant to section 38 or 43 of the Pensions Act 2004 or fine by the Pensions Regulator.

(rr) Shares. The shares of any Loan Party which are subject to the Dutch Share Pledges or the English Security Documents are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of the companies whose shares are subject to the Dutch Share Pledges and the English Security Documents do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Dutch Share Pledges or the English Security Documents.

(ss) Centre of Main Interests and Establishments. (i) In respect of the UK Loan Parties, for the purposes of the Insolvency Regulation, its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) is situated in England and Wales and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction and (ii) in respect of the Dutch Loan Parties, for the purposes of the Insolvency Regulation, its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) is situated in the European part of the Kingdom of the Netherlands and it has no “establishment” (as that term is used in Article 2(h) of the Insolvency Regulation) in any other jurisdiction.

(tt) Assets located in Quebec. As of the Closing Date, the fair market value of all tangible assets located in Quebec does not exceed the amount of CAD $900,000.

(uu) Classification as Priority Lien Obligations. The Obligations constitute Second Priority secured obligations of the Loan Parties (subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens and the interests of lessors in respect of Capitalized Lease Obligations) and, together with the ABL Obligations and the First Lien Obligations, are the only such obligations of the Loan Parties.

(vv) DAC6. No transaction contemplated by the Loan Documents nor any transaction to be carried out in connection with any transaction contemplated by the Loan Documents meets a hallmark set out in Annex IV of the Council Directive of 25 may 2018 (2018822/EU) amending Directive 2011/16/EU (“DAC6”).

ARTICLE VII.

AFFIRMATIVE COVENANTS OF THE BORROWER

The Borrower covenants and agrees that, until Payment in Full of all Obligations:

7.1 Existence. The Loan Parties shall, and shall cause each of their Subsidiaries to,

(a) maintain their Entity existence, except in connection with a transaction expressly permitted under Section 8.3 or in the case of any Entity other than a Borrower, where the failure to do so could not reasonably be expected to have a Material Adverse Effect,

(b) maintain in full force and effect all material licenses, bonds, franchises, leases, Trademarks, qualifications and authorizations to do business, and all material Patents, contracts and other rights necessary or advisable to the profitable conduct of its businesses, except

(i) as expressly permitted by this Agreement,

(ii) such as may expire, be abandoned or lapse in the ordinary course of business or

(iii) as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and

(c) continue in the same or reasonably related lines of business as presently conducted by it.

7.2 Maintenance of Property. The Loan Parties shall, and shall cause each of their Subsidiaries to, keep all assets and interests in Real Property used or useful and necessary to its business in good working order and condition (ordinary wear and tear and casualty and condemnation excepted) in accordance with its past operating practices and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

7.3 [Reserved].

7.4 Taxes. The Loan Parties shall, and shall cause each of their Subsidiaries to, pay, before the same becomes delinquent or in default,

(a) all federal and other material Taxes imposed against it or any of its property, and

(b) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that such payment and discharge will not be required with respect to any Tax or claim if

(i) the validity thereof, or to the extent the amount thereof, is being contested in good faith, by appropriate proceedings diligently conducted, and

(ii) an adequate reserve or other appropriate provision shall have been established therefor as required in accordance with GAAP.

7.5 Requirements of Law; Material Contracts. The Loan Parties shall, and shall cause each of their Subsidiaries to, comply (i) with all Requirements of Law applicable to it, including any state licensing laws and Environmental Laws and (ii) obligations under Material Contracts, in each case except, in the case of each of clause (i) and clause (ii), where the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.6 Insurance. Each of the Loan Parties shall, and shall cause each of their Subsidiaries to maintain, with insurance companies reasonably believed to be financially sound and reputable, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and (except in respect of the UK Loan Parties) cause Agent to be listed as a lender loss payee on property and casualty policies and as an additional insured on liability policies, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause. Borrower will furnish to Agent, upon request, information in reasonable detail as to the insurance so maintained. Furthermore, without limiting the foregoing, the Loan Parties shall:

(a) obtain certificates and endorsements reasonably acceptable to the Required Lenders with respect to property and casualty insurance;

(b) (except in respect of the UK Loan Parties) cause each insurance policy referred to in this Section 7.6 to provide that it shall not be cancelled, modified or not renewed (x) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to Agent (giving Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to Agent;

(c) deliver to Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to Agent, including an insurance binder) together with evidence reasonably satisfactory to Agent of payment of the premium therefor;

(d) maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property in each case in compliance with applicable law; and

(e) maintain reserves in accordance with GAAP with respect to the Specified Litigation.

If any Loan Party fails to obtain and maintain insurance as provided in this Section, or to keep the same in force, Agent, if Agent so elects (without obligation), may obtain such insurance and pay the premium therefor for Borrower’s account and such expenses so paid shall be part of the Obligations. Without limitation of the foregoing, if as of the Closing Date or at any time thereafter, all or a portion of the improvements situated on any fee owned Real Property with respect to which a Mortgage is granted are located within an area designated by the Federal Emergency Management Agency or the Flood Disaster Protection Act of 1973 (P.L. 93-234) as being in a “special flood hazard area” or as having specific flood hazards, Borrower shall also furnish Agent with flood insurance policies which conform to the requirements of said Flood Disaster Protection Act of 1973 and the National Flood Insurance Act of 1968, as either may be amended from time to time.

7.7 Books and Records; Inspections.

(a) The Loan Parties shall, and shall cause each of their Subsidiaries to, maintain books and records (including computer records and programs) of account pertaining to the assets, liabilities and financial transactions of the Loan Parties and their Subsidiaries in such detail, form and scope as is consistent with good business practice, which shall be in conformity with GAAP in all material respects.

(b) The Loan Parties shall, and shall cause each of their Subsidiaries to, provide Agent and its agents and one representative of each of the Lenders access to the Real Property and premises of the Loan Parties and their Subsidiaries at any time and from time to time, during normal business hours and with reasonable notice under the circumstances, and at any time after the occurrence and during the continuance of a Default or Event of Default, for the purposes of (i) inspecting, appraising and verifying the Collateral, (ii) inspecting records or documents of the Loan Parties and their Subsidiaries, (iii) copying and taking extracts from its financial and accounting records and (iv) discussing the affairs, finances and business of the Loan Parties and their Subsidiaries with any officer, employee or director thereof or with the Auditors (subject to such Auditor’s policies and procedures, and the right of the Loan Parties to be present at the discussions with the Auditors).

Borrower shall reimburse Agent for the reasonable and documented travel and related expenses of Agent’s employees or, at Agent’s option, of such outside accountants or examiners as may be retained by Agent to verify or inspect records or documents of the Loan Parties and their Subsidiaries; provided that (x) so long as no Default or Event of Default then exists, the number verifications and inspections for which Borrower shall be liable for reimbursement to Agent hereunder shall be limited to one verification and inspection in each calendar year and (y) the foregoing shall not operate to limit the number of verifications or inspections that Agent may elect to undertake. If Agent’s own employees are used, Borrower shall also pay such reasonable per diem allowance as Agent may from time to time establish, or, if outside examiners or accountants are used, Borrower shall also pay Agent such sum as Agent may be obligated to pay as fees for such services. Notwithstanding anything to the contrary in this Section 7.7, none of the Borrower or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure is prohibited by law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that in the event the Borrower does not provide information in reliance on clauses (b) and (c) of this sentence, the Borrower shall provide notice to the Agent (to the extent permitted to do so) that such information is being withheld and the Borrower shall use commercially reasonable efforts to obtain consent to provide such information or otherwise to communicate, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation or without waiving such privilege, as applicable, the applicable information.

7.8 Notification Requirements. The Loan Parties shall timely give Agent and each Lender the following notices and other documents:

(a) Notice of Defaults. Promptly, and in any event within two (2) Business Days (or, in the case of any Event of Default specified in Section 10.1(d), an “Event of Default” (as defined in the ABL Credit Agreement) or an “Event of Default” (as defined in the First Lien Credit Agreement) within one (1) Business Day) after any Responsible Officer of the Borrower obtains actual knowledge (i) of the occurrence of any condition or event that constitutes a Default or Event of Default, under any Loan Document, or (ii) that any Person has given notice to the Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition in Section 10.1(e), or the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of a Responsible Officer specifying the nature and period of existence of such condition, event or change or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto and Borrower’s proposed response thereto, each in reasonable detail.

(b) Proceedings or Changes.

(i) Promptly, and in any event within five (5) Business Days after any Responsible Officer of Borrower obtains actual knowledge of any actual change, development or event which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, a written statement describing such proceeding, change, development or event and any action being taken by such Loan Party or any of its Subsidiaries with respect thereto.

(ii) Promptly, and in any event within five (5) Business Days upon receipt by any Loan Party or any of its Subsidiaries copies of each written notice or other written correspondence received from any Governmental Authority in connection with any material investigation or proceeding regarding financial or other operational results of any Loan Party or any of its Subsidiaries.

(c) Changes.

(i) Promptly, and in any event within five (5) Business Days after a change in the location of any Collateral from the locations specified in Schedule 6.1(b), and

(ii) thirty (30) days (or such lesser time as Agent, acting at the direction of the Required Lenders in their sole discretion, may agree) prior to a change to the Entity structure, legal name of any Loan Party, or jurisdiction of organization of any Loan Party, in each case, together with a written statement describing such change, together with, in the case of clauses (i) and (ii), copies of the Governing Documents of such Loan Party, certified by the Secretary of State (or equivalent) in each relevant jurisdiction, evidencing such change. If any notice is delivered with respect to Schedule 6.1(b) pursuant to this Section 7.8, such notice shall be deemed to be an addition to such Schedule.

(d) ERISA Notices.

(i) Promptly, and in any event within five (5) Business Days after a Termination Event has occurred, a written statement of a Responsible Officer of Borrower describing such Termination Event and any action that is being taken with respect thereto by any Loan Party or, to the knowledge of any Loan Party, an ERISA Affiliate, and any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC;

(ii) promptly, and in any event within five (5) Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Pension Plan subject to the funding requirements of Section 412 of the Code and all communications received by any Loan Party or ERISA Affiliate with respect to such request;

(iii) promptly, and in any event within five (5) Business Days after receipt by any Loan Party or ERISA Affiliate of the PBGC’s intention to terminate a Pension Plan or to have a trustee appointed to administer a Pension Plan, a copy of each such notice;

(iv) promptly, and in any event within five (5) Business Days after the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(A) any Prohibited Transaction with respect to a Plan that could reasonably be expected to result in a Material Adverse Effect,

(B) any cessation of operations (by any Loan Party or ERISA Affiliate) at a facility in the circumstances described in Section 4062(e) of ERISA that could reasonably be expected to result in a Material Adverse Effect,

(C) a failure by any Loan Party or ERISA Affiliate to make a payment to a Pension Plan required to avoid imposition of a Lien under Section 302(f) of ERISA or Section 412(n) of the Code, or the imposition of such a Lien,

(D) the adoption of an amendment to a Plan requiring the provision of security to such Pension Plan pursuant to Section 436(f) of the Code that could reasonably be expected to result in a Material Adverse Effect, or

(E) any change in the actuarial assumptions or funding methods used for any Plan where the effect of such change is to increase materially the unfunded benefit liability or obligation to make periodic contributions that could reasonably be expected to result in a Material Adverse Effect;

(v) promptly upon the request of Agent, each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Pension Plan administered or maintained by any Loan Party or ERISA Affiliate, and schedules showing the amounts contributed to each Pension Plan by or on behalf of any Loan Party or ERISA Affiliate in which any of its personnel participate or from which such personnel may derive a benefit, and each Schedule SB (Actuarial Information) to the annual report filed by such Loan Party or ERISA Affiliate with the Internal Revenue Service with respect to each such Plan;

(vi) promptly after the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the Internal Revenue Service in connection with the termination of any Plan, and copies of any standard termination notice or distress termination notice filed with the PBGC in connection with the termination of any Pension Plan;

(vii) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or ERISA Affiliate, notice and demand for payment of withdrawal liability under Section 4201 of ERISA with respect to a Multiemployer Plan;

(viii) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party, notice by the Department of Labor of any penalty, audit, investigation or purported violation of ERISA with respect to a Plan;

(ix) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party, notice by the Internal Revenue Service or the Treasury Department of any income tax deficiency or delinquency, excise tax penalty, audit or investigation with respect to a Plan; and

(x) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party, notice of any administrative or judicial complaint, or the entry of a judgment, award or settlement agreement, in either case with respect to a Plan that could reasonably be expected to have a Material Adverse Effect.

(e) Material Contracts. Concurrently with the delivery of any Compliance Certificates pursuant to Section 7.11(d), notice of any Material Contract that has been terminated or amended in any material respect, together with a copy of any such amendment and delivery of a copy of any new Material Contract that has been entered into, in each case since the later of the Closing Date or delivery of the prior Compliance Certificate; provided that the Borrower shall not be required to separately deliver copies of any Material Contracts (or amendments thereto) that are included in materials otherwise filed with the SEC.

(f) Environmental Matters.

(i) Promptly provide notice of any Release of Hazardous Materials in any reportable quantity from or onto real property owned or operated by a Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and

(ii) Promptly, but in any event within five (5) Business Days of its receipt thereof, provide written notice of any of the following: (i) an Environmental Lien has been filed against any of the real or personal property of a Loan Party of one of its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or one of its Subsidiaries, or (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority, in each case which could reasonably be expected to have a Material Adverse Effect.

(g) Insurance. Promptly, and in any event within five (5) Business Days after receipt by a Loan Party of notice or knowledge thereof, of the actual or intended cancellation of, or any material and adverse change in coverage or other terms of, any insurance required to be maintained by the Loan Parties pursuant to this Agreement or any other Loan Document.

(h) Litigation. Promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or date of any Loan Party submits, as applicable, any non-confidential pleadings or other court records or communications in connection with the Specified Litigation, or any final settlement agreements that may be shared with Agent under applicable confidentiality provisions in connection with the Specified Litigation.

(i) Potential Transactions. Promptly, and in any event no later than ten (10) Business Days before consummation thereof, notice of any transaction outside the ordinary course of business, including settlement of any claim, acquisitions or divestitures outside the ordinary course of business.

7.9 Annual Collateral Verification. Concurrently with the delivery of the Financial Statements under Section 7.11(a) for each fiscal year, a certificate of its Responsible Officer either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or on the date of the most recent certificate delivered pursuant to this Section 7.9 and/or identifying such changes.

7.10 Qualify to Transact Business. The Loan Parties shall, and shall cause each of their Subsidiaries to, qualify to transact business as a foreign corporation, limited partnership or limited liability company, as the case may be, in each jurisdiction where the nature or extent of its business or the ownership of its property requires it to be so qualified or authorized and where failure to qualify or be authorized could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

7.11 Financial Reporting. Borrower shall deliver to Agent the following:

(a) Annual Financial Statements. Within ninety (90) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2024, the annual audited and certified consolidated Financial Statements of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an Auditor, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall be unqualified as to going concern and scope of audit (except for any such qualification pertaining to impending debt maturities of the Loans occurring within 12 months of such audit or any breach of any financial covenant thereunder).

(b) Quarterly Financial Statements. Within forty-five (45) days after the end of each fiscal quarter, commencing with the fiscal quarter ended March 31, 2025,

(i) the interim consolidated Financial Statements of the Borrower and its Subsidiaries as at the end of such quarter and for the fiscal year to date, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (it being understood and agreed that, notwithstanding the foregoing, such comparison shall not be required for any period occurring prior to the Closing Date), all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and

(ii) a narrative discussion of the financial condition of the Borrower and its Subsidiaries and results of operations and the liquidity and capital resources for the fiscal quarter then ended, prepared by a Responsible Officer of Borrower.

(c) Monthly Financial Statements. Within thirty (30) days after the end of each fiscal month, commencing with the fiscal month ended March 31, 2025,

(i) the interim consolidated Financial Statements of the Borrower and its Subsidiaries as at the end of such month and for the fiscal year to date, and

(ii) a certification by a Responsible Officer of Borrower that such Financial Statements have been prepared in accordance with GAAP and are fairly stated in all material respects (subject to normal year-end audit adjustments).

(d) Compliance Certificate. Together with the delivery of each of the Financial Statements referred to in Section 7.11(a) and Section 7.11(b), a compliance certificate, substantially in the form of Exhibit H (a “Compliance Certificate”), signed by a Responsible Officer of Borrower, with an attached schedule of computations (1) calculating (A) the First Lien Net Leverage Ratio as of the end of such fiscal quarter and (B) the Total Leverage Ratio as of the end of such fiscal quarter, and (2) setting forth (A) the aggregate outstanding balance of all Loans and the interest rate applicable thereto for such fiscal quarter then ended pursuant to Section 4.1(a) and (B) in the Compliance Certificate delivered with the Financial Statements referred to in Section 7.11(b) only, the portion of interest to be paid in PIK Interest and the portion of interest to be paid in cash for the applicable upcoming Interest Payment Date in accordance with Section 4.1(b) and based on the First Lien Net Leverage Ratio set forth therein.

(e) Lender Calls. Within five (5) Business Days after the quarterly Financial Statements are to be delivered pursuant to Section 7.11(b) (or, at the reasonable request of the Agent, within five (5) Business Days after the monthly Financial Statements are delivered pursuant to Section 7.11(c)), participate in conference calls or meetings with the Agent and the Lenders, such calls or meetings to be held at such time as may be agreed to by the Borrower and the Agent, to discuss the financial condition and results of operations of the Borrower and the Subsidiaries for the most recently-ended period for which Financial Statements have been delivered pursuant to Section 7.11(a), Section 7.11(b) or Section 7.11(c), as applicable.

(f) ABL Facility Reporting. The Borrower shall deliver to the Agent copies of all Financial Statements, the most recent Borrowing Base Certificate (as defined in the ABL Credit Agreement), budgets, reports, notices, analyses and other deliverables that are delivered or required to be delivered pursuant to the terms of the ABL Loan Documents, in each case contemporaneously with delivery to the ABL Agent (or any other person as may be required under the terms of the ABL Loan Documents).

(g) Statements of Reconciliation after Changes in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in preparation of the audited Historical Financials delivered on or prior to the Closing Date, or, following the first delivery of Financial Statements delivered pursuant to Section 7.11(a), the Financial Statements most recently delivered pursuant thereto, the consolidated Financial Statements of the Borrower and its Subsidiaries delivered pursuant to Section 7.11(a) and 7.11(b) will differ in any material respect from the consolidated Financial Statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such Financial Statements after such change, the Borrower shall deliver to the Agent a statement of reconciliation for the immediately prior Financial Statements delivered pursuant to Section 7.11(a) in form and substance satisfactory to the Required Lenders.

(h) [Reserved].

(i) Preliminary Business Plan. Beginning with December 31, 2025, not later than December 31 of each year, the Preliminary Business Plan of the Loan Parties and their Subsidiaries.

(j) Business Plan. Not later than the earlier of (x) ten (10) Business Days after certification by the Board of Directors of Borrower and (y) February 28 of each year, the Business Plan of the Loan Parties and their Subsidiaries.

(k) SEC Reports. As soon as available, but not later than five (5) Business Days after the same are sent or filed, as the case may be, copies of all Financial Statements and reports that any Loan Party sends to any of the owners of its Equity Interests or files with the Securities and Exchange Commission or any other Governmental Authority and not otherwise required to be delivered to the Agent hereto.

(l) Monthly Operating Report. As soon as practically available, but in any event no later than thirty (30) days after the end of each calendar month, (beginning with the calendar month ending January 31, 2025), the Borrower shall deliver to the Agent for distribution to the Lenders a Monthly Operating Report in form reasonably satisfactory to the Required Lenders (it being understood and agreed that the form provided to the Agent on or prior to the Closing Date is reasonably satisfactory to the Required Lenders).

(m) Other Information. (A) Promptly after the request by Agent, such additional Financial Statements and other related data and information as to the business, operations, results of operations, assets, collateral, liabilities or condition (financial or otherwise) of any Loan Party or any of its Subsidiaries as Agent may from time to time reasonably request, (B) promptly upon their becoming available, copies of all Financial Statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders acting in such capacity or by any Subsidiary of the Borrower to its equity holders, bondholders or holders of any other of its securities acting in such capacity or by any Subsidiary of the Borrower to its security holders other than the Borrower or another Subsidiary of the Borrower and all press releases and other statements made generally available by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any of its Subsidiaries and (C) promptly and in each case contemporaneously with delivery therewith copies of all reports or other information delivered or required to be delivered to any lender or agent of any Material Indebtedness.

As to any information contained in materials furnished pursuant to Section 7.11(k), the Borrower shall not be separately required to furnish such information under clauses under Section 7.11(a), 7.11(b), 7.11(c) and 7.11(m) (except for 7.11(m)(C)) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 7.11(a), 7.11(b), 7.11(c) and 7.11(m) (except for 7.11(m)(C)) at the times specified therein.

Documents required to be delivered pursuant to Sections 7.11(a), 7.11(b), 7.11(c), 7.11(m) (except for 7.11(m)(C)) or 7.11(k) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date

(i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address: https://www.teaminc.com; or

(ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent);

provided that the Borrower shall notify (by fax or e-mail transmission) the Agent and each Lender of the posting of any such documents and provide to the Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. The Borrower shall, and shall cause its Subsidiaries to, use reasonable efforts to satisfy all due diligence requests submitted by the Agent or advisors to the Agent as soon as reasonably practicable. Delivery of the foregoing information shall not be deemed to be actual or constructive notice of any Loan Party’s compliance with its obligations under the Loan Documents.

7.12 Payment of Liabilities. The Loan Parties shall, and shall cause each of their Subsidiaries to, pay and discharge, in the ordinary course of business, all obligations and liabilities (including tax liabilities and other governmental charges), except where

(i) the same may be contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been established in accordance with GAAP or

(ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

7.13 ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, the Loan Parties shall, and shall cause each of their Subsidiaries and ERISA Affiliates to,

(a) maintain each Plan intended to qualify under Section 401(a) of the Code so as to satisfy the qualification requirements thereof,

(b) contribute, or require that contributions be made, in a timely manner

(i) to each Pension Plan in amounts sufficient (x) to satisfy the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, if applicable, (y) to satisfy any other Requirements of Law and (z) to satisfy the terms and conditions of each such Pension Plan, and

(ii) to each Foreign Plan in amounts sufficient to satisfy the minimum funding requirements of any applicable law or regulation, without any application for a waiver from any such funding requirements,

(c) cause each Plan or Foreign Plan to comply in all material respects with applicable law (including all applicable statutes, orders, rules and regulations) and

(d) pay in a timely manner, in all material respects, all required premiums to the PBGC.

As used in this Section 7.13, “Foreign Plan” means any Plan or Pension Plan that is subject to any Requirement of Law other than ERISA or the Code and that is maintained, or otherwise contributed to, by a Loan Party or any of its Subsidiaries for the benefit of employees outside the United States and Canada.

7.14 Environmental Matters. The Loan Parties shall, and shall cause each of their Subsidiaries to, conduct its business so as to comply in all material respects with and address all liabilities under all applicable Environmental Laws and obtain and renew all Permits required pursuant to any Environmental Law, except, in each case, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.15 Intellectual Property. Except as otherwise permitted by the Security Documents, the Loan Parties shall, and shall cause each of their Subsidiaries to, do and cause to be done all things necessary in their reasonable business judgment to preserve and keep in full force and effect all of their Material Intellectual Property, including issuances and registrations of Trademarks, Patents, Industrial Designs and Copyrights.

7.16 Solvency. The Loan Parties, taken as a whole, shall be and remain Solvent at all times.

7.17 Access to Employees, Etc.

(a) At the request of the Agent from time to time, the Borrower shall cause senior employees that are the head of any business line or division and senior members of the internal finance teams of the Borrower and its Subsidiaries to meet with representatives of the Agent and Lenders (which meeting shall be in person or virtual at the reasonable request of the Agent); and

(b) At the request of the Agent from time to time, the Borrower and each Subsidiary thereof shall use reasonable best efforts to facilitate a dialogue between the Agent and any investment bankers, consultants or other professionals (other than accountants) or other senior personnel of the Borrower or any of its Subsidiaries as soon as reasonably practicable after such request.

7.18 [Reserved].

7.19 Sanctions; Anti-Money Laundering Laws and Anti-Corruption Laws. Each of the Loan Parties shall comply in all respects with all applicable Sanctions and in all material respects with applicable Anti-Money Laundering Laws and Anti-Corruption Laws and shall maintain all of the necessary Permits required pursuant to any applicable Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws in order for such Loan Party to continue the conduct of its business as currently conducted, and will maintain policies, procedures, and internal controls designed to promote and achieve compliance with such applicable laws and with the terms and conditions of this Agreement.

7.20 Formation of Subsidiaries; Further Assurances.

(a) Each Loan Party will, in the event that any Loan Party forms or acquires any direct or indirect Material Subsidiary organized or incorporated under the laws of a Security Jurisdiction or in the event any Subsidiary organized or incorporated under the laws of a Security Jurisdiction becomes a Material Subsidiary in accordance with clause (ii) of the definition of “Material Subsidiary”, in each case after the Closing Date (including in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), within thirty (30) days of such event (or such later date as permitted by Agent in its reasonable discretion (at the direction of the Required Lenders)) (a) cause such new Material Subsidiary to provide to Agent a joinder or similar document to the applicable Security Documents, (b) deliver to Agent financing statements with respect to such Material Subsidiary, a Pledged Interests Addendum with respect to the Equity Interests of such Material Subsidiary (to the extent the shareholder of such Material Subsidiary is also a Loan Party), and such other security agreements (including Mortgages with respect to any Real Property owned in fee of such new Material Subsidiary), all in form and substance reasonably satisfactory to the Required Lenders, necessary to create the Liens intended to be created under the Security Documents; provided (x) that the joinder to this Agreement or the Security Documents, shall not be required to be provided to Agent with respect to any Subsidiary that is not organized or incorporated under the laws of a Security Jurisdiction; and (y) subject to Section 7.21, Team Industrial Services (UK) Limited shall not be required to become a Loan Party unless otherwise agreed between Borrower and Agent after Borrower obtains the consent of The Trustees of the Furmanite International Limited Pension Plan to permit Team Industrial Services (UK) Limited to grant first-priority security over its assets in favor of the Agent, (c) provide, or cause the applicable Loan Party to provide, to Agent a Pledged Interests Addendum and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Material Subsidiary (to the extent the shareholder of such Material Subsidiary is also a Loan Party), to the extent that the grant of a security interest in such interests would not result in material adverse tax consequences under the Code or any applicable Requirement of Law to any Loan Party as reasonably determined by the Borrower, and (d) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to the Required Lenders, which, in their reasonable discretion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation or other documentation with respect to all Real Property owned in fee and subject to a Mortgage). Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents), which may be required by law or which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and, to ensure perfection and priority of the Liens created or intended to be created by the Security Documents, all at the expense of the Loan Parties; provided that no such action shall be required with respect to assets located in Quebec unless the aggregate fair market value of all tangible assets located in Quebec exceeds CAD $900,000.

(b) Each Loan Party will, at the time that any Loan Party acquires any Real Property (other than Real Property constituting Excluded Property) after the Closing Date, within sixty (60) days of such acquisition (or such later date as permitted by the Required Lenders in their reasonable discretion), deliver to the Agent a duly executed Mortgage and the applicable Mortgage Support Documentation in favor of the Agent with respect to such Real Property, in each case in form and substance reasonably satisfactory to the Required Lenders.

(c) At any time from time to time upon the request of the Agent (acting at the direction of the Required Lenders), each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as are necessary or that the Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as any Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets (other than, for the avoidance of doubt, Excluded Property) of the Borrower and the other Loan Parties and all of the outstanding Equity Interests owned by the Borrower and the other Loan Parties (subject to limitations contained in the Loan Documents with respect to CFCs), in each case, as otherwise required under and in accordance with this Agreement and the other Loan Documents. Notwithstanding anything in this Agreement or any Security Document to the contrary, no Loan Party shall be required to (i) take any action under the laws of any jurisdiction other than the Security Jurisdictions with respect to the creation and/or perfection of any security interest in any asset, including, without limitation, the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the Security Jurisdictions or (ii) make any filings or take any other actions to record or perfect the Agent’s Lien on and security interest in any Intellectual Property outside of the United States, Canada or any other jurisdiction where the ABL Agent or First Lien Agent have taken actions to perfect a security interest in Intellectual Property (but only to the extent of such actions taken or being taken and only with respect to such Intellectual Property for which such actions were taken, are being taken or are expected to be taken) or (iii) reimburse the Agent for any costs or expenses incurred in connection with making any such filings or taking any such other action referenced in the forgoing clause (i) and clause (ii).

7.21 Post-Closing Covenants. As promptly as practicable, and in any event within the applicable time period set forth on Schedule 7.21 (or such longer time as Agent may agree (and subject to any wavier that Agent may provide), in each case in Agent’s sole discretion (at the direction of the Required Lenders)), each Loan Party will deliver all documents and take all actions set forth on Schedule 7.21.

7.22 First Lien Delayed Draw Term Loans. At any time the conditions set forth in Section 5.4 of the First Lien Credit Agreement are met, the Borrower shall borrow the maximum amount of First Lien Delayed Draw Term Loans permitted to be borrowed under the First Lien Credit Agreement at such time and shall apply such proceeds in the manner set forth in Section 2.5(b)(vii).

7.23 Residency for Dutch Tax Purposes. Each Dutch Loan Party will remain resident for tax purposes in the Netherlands only and not create a permanent establishment or permanent representative outside of the Netherlands, unless with the prior written consent of the Agent (at the direction of the Required Lenders).

7.24 Fiscal Unity for Dutch Tax Purposes. Any fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes in which a Loan Party is included, will consist of Loan Parties only, unless with the prior written consent of the Agent (at the direction of the Required Lenders).

7.25 Allocation of Tax Losses upon Termination of Fiscal Unity for Dutch Tax Purposes. If, at any time, a Loan Party is member of a fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes (vennootschapsbelasting) and such fiscal unity is, in respect of that Loan Party, terminated (verbroken) or disrupted (beëindigd) as a result of or in connection with the Agent or a Lender enforcing its rights under any Loan Document, such Loan Party shall, at the request of the Agent, together with the parent company (moedermaatschappij) or deemed parent company (aangewezen moedermaatschappij) of that fiscal unity, for no consideration and as soon as reasonably practicable, lodge a request with the relevant Governmental Authority to allocate and surrender (i) any tax losses (within the meaning of Article 20 of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969)) (ii) any interest carry forward (within the meaning of Article 15b of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969)), (iii) any tax credit carry forward (within the meaning of Article 25a of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969)), and/or (iv) any other tax attribute (within the meaning of and in accordance with the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969) to the Loan Party leaving the fiscal unity, to the extent such tax losses, interest carry forward, tax credit carry forward or other tax attribute, respectively, is or are attributable (toerekenbaar) to that Loan Party (within the meaning of Article 15af, 15ahb, 15al or other relevant provision, respectively, of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969)).

ARTICLE VIII.

NEGATIVE COVENANTS

The Borrower covenants and agrees that, until Payment in Full of all Obligations:

8.1 Indebtedness. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interests other than:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness in connection with the 1970 Group SIRFA, provided that such Indebtedness (i) shall not permit or require any cash interest payments (provided that this limitation shall not prohibit the payment of the “Effective Date Fee” or the “Extension Fee” (each as defined in the 1970 Group SIRFA) or any similar fee thereunder); (ii) shall be expressly subordinated to the Obligations pursuant to the 1970 Group Subordination Agreement; and (iii) shall only be permitted to be incurred pursuant to this Section 8.1(b), and not any other clause of this Section 8.1;

(c) Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness) to finance all or any part of the purchase, lease, construction, installment, repair or improvement of property, plant or equipment or other fixed or capital assets in an aggregate principal amount not to exceed $18,000,000; provided that such Indebtedness is incurred within ninety (90) days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness;

(d) Bank Product Obligations (other than arising under Hedging Agreements) and Indebtedness under Permitted Hedging Agreements;

(e) Indebtedness comprised of Permitted Intercompany Advances;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, provided in the ordinary course of business;

(g) Guarantees of Indebtedness of the Loan Parties or their Subsidiaries permitted to be incurred under this Agreement; provided that (x) if the Indebtedness being guaranteed is subordinated to the Obligations, such guarantee shall be subordinated to the guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (y) no Subsidiary that is not a Loan Party shall guaranty the Indebtedness of any Loan Party;

(h) issuances of Equity Interests permitted pursuant to Section 8.5;

(i) endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(j) Indebtedness incurred in the ordinary course of business in respect of

(i) overdraft facilities, employee credit card programs, purchasing card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services, treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services) any other demand deposit or operating account relationships or other cash management services and similar arrangements, and in connection with securities and commodities arising in connection with the acquisition or disposition of Permitted Investments and not any obligation in connection with margin financing,

(ii) up to $3,600,000 in the aggregate of any bankers’ acceptance, bank guarantees or letter of credit facilities, in each case, in the ordinary course of business,

(iii) the endorsement of instruments for deposit or the financing of insurance premiums,

(iv) deferred compensation or similar arrangements to the employees of the Loan Parties or any of their Subsidiaries,

(v) obligations to pay insurance premiums or take or pay obligations contained in supply agreements and

(vi) Indebtedness owed to any Person providing property, casualty, business interruption or liability insurance to any Loan Party or any of its Subsidiaries, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of the annual premium for such insurance; or

(k) the ABL Obligations in an aggregate principal amount not to exceed at any time $130,000,000; provided that (a) the obligors under the ABL Credit Agreement shall not at any time include any Person that is not a Loan Party and the assets or property securing the ABL Obligations shall at all times constitute Collateral hereunder, and (b) the ABL Facility shall provide that the availability of the credit extensions thereunder is subject to borrowing bases with respect to one or more categories of ABL Priority Collateral and which borrowing bases shall, on any applicable date of determination, be customary for financings of this type;

(l) Indebtedness incurred under the First Lien Credit Agreement (and Refinancing Indebtedness with respect thereto) in an aggregate principal amount not to exceed the sum of (i) $175,000,000, plus (ii) up to $50,000,000 in aggregate principal amount of Delayed Draw Term Loans (as defined in the First Lien Credit Agreement) borrowed pursuant thereto;

(m) Indebtedness of any Subsidiary to the Borrower or to any other Subsidiary, or of the Borrower to any Subsidiary; provided that (i) all such Indebtedness shall be evidenced by the Intercompany Note, and, if owed to a Loan Party, shall be subject to a Second Priority Lien pursuant to the Guaranty and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the Payment in Full of the Obligations pursuant to the terms of the Intercompany Note, (iii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to the Borrower or to any of its Subsidiaries for whose benefit such payment is made and (iv) such Indebtedness is permitted as an Investment under Section 8.10(k);

(n) other unsecured Indebtedness of the Loan Parties in an aggregate principal amount outstanding not to exceed at any time the sum of (x) $18,000,000 plus (y) an amount equal to the amount of proceeds of any such unsecured Indebtedness which are utilized to repay Obligations;

(o) Indebtedness of Subsidiaries of the Borrower that are not organized or incorporated under the laws of a Security Jurisdiction in an aggregate amount not to exceed $12,000,000 at any time outstanding; provided that at the time of incurrence of any such Indebtedness, the Total Leverage Ratio would be less than or equal to 2.00 to 1.00 calculated on a Pro Forma Basis as of the end of the most recently ended Test Period after giving effect to the incurrence of such Indebtedness;

(p) Indebtedness not otherwise permitted in this Section 8.1 in an aggregate amount not to exceed $9,000,000 at any time outstanding; provided that to the extent Indebtedness outstanding in reliance on this clause (p) would exceed $3,600,000 at the time of incurrence of any additional Indebtedness to be incurred in reliance on this clause (p), then such additional Indebtedness shall be permitted only if, at the time of incurrence of any such Indebtedness, the Total Leverage Ratio would be less than or equal to 2.00 to 1.00 calculated on a Pro Forma Basis as of the end of the most recently ended Test Period after giving effect to the incurrence of such Indebtedness;

(q) Indebtedness resulting from Sale and Leaseback Transactions permitted pursuant to Section 8.5(m) in an aggregate amount not to exceed $3,000,000 at any time outstanding;

(r) Indebtedness consisting of the letters of credit as in effect on the Closing Date and listed on Schedule 8.1(r) and reimbursement obligations in respect thereof; and

(s) additional Indebtedness secured on a pari passu basis with the Loans in an aggregate principal amount not to exceed the Available Incremental Amount and solely to the extent permitted under the First Lien Credit Agreement (any Indebtedness incurred in reliance on this clause (s), “Incremental Equivalent Debt”); provided, that any such Indebtedness shall be on terms acceptable to, and shall be provided solely by, Corre, Corre Affiliates or any other Eligible Assignee approved by Corre.

8.2 Permitted Activities of the Borrower. The Borrower shall not conduct, transact or otherwise engage in any material business or operations, enter into any commercial contracts in its own name, or own, hold or maintain any material assets or Investments (including direct Equity Interests in Subsidiaries or joint ventures) other than those existing as of the Closing Date and listed on Schedule 8.2; provided that the following shall be permitted in any event: (i) Borrower’s ownership of the Equity Interests of the direct Subsidiaries it owns on the Closing Date and activities incidental thereto; (ii) the incurrence of, and performance of any obligations under any documentation related to, any Indebtedness permitted to be incurred by the Borrower pursuant to Section 8.1; (iii) the consummation of the Transactions; (iv) the payment of dividends and distributions, and the making of contributions to the capital of its Subsidiaries, in each case not otherwise prohibited by this Agreement; (v) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries); (vi) any public offering of its stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto; (vii) the participation in tax, accounting and other administrative matters, including compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees; (viii) the holding of any cash and Cash Equivalents (but not operating any property); (ix) providing indemnification to officers and members of the Board of Directors; and (x) incurring fees, costs and expenses in the ordinary course of business, including relating to overhead, insurance and general operating including professional fees for legal, tax and accounting issues and paying taxes.

8.3 Entity Changes, Etc. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, divide, merge, amalgamate or consolidate with any Person, liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except that, so long as no Default exists or would result therefrom:

(a) any such Subsidiary may merge with or liquidate or dissolve into

(i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or

(ii) any one or more Subsidiaries, provided that when a subsidiary which is not a Loan Party merges with a Loan Party, the Loan Party shall be the continuing or surviving Person and when a Loan Party liquidates or dissolves, it shall liquidate and dissolve into another Loan Party;

(b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or to a Guarantor (or if such Subsidiary is not a Guarantor to another Subsidiary which is not a Guarantor);

(c) any Subsidiary may change its jurisdiction of organization or incorporation, provided

(i) such Person provides the Agent with at least twenty (20) days prior written notice of change,

(ii) no Default exists at such time; and

(iii) if such Person is organized or incorporated in the U.S., Canada, England and Wales or the Netherlands:

(A) such new jurisdiction is in the U.S., Canada, England and Wales or the Netherlands; and

(B) if such Person is a Loan Party, such Person shall deliver such Security Documents and any other documentation (including opinions) as may be requested by the Agent (at the direction of the Required Lenders) to ensure the Agent maintains a valid, enforceable and perfected Second Priority Lien on the Collateral of such Person (subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors in respect of Capitalized Lease Obligations);

(d) after providing any applicable prior written notice to the Agent pursuant to Section 7.8(c), any Subsidiary may change in legal form if such change is not materially disadvantageous to the Lenders.

8.4 Change in Nature of Business. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time make any material change in the nature of their business as carried on at the date hereof or enter into any new line of business that is not similar, corollary, related, ancillary, incidental or complementary, or a reasonable extension, development or expansion thereof or ancillary thereto the business as carried on as of the date hereof.

8.5 Sales, Etc. of Assets. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, transfer or otherwise dispose of any of its assets (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”) or otherwise consummate any Asset Disposition except:

(a) sales of Inventory in the ordinary course of business;

(b) the sale or other disposition of obsolete or worn out property, or other property no longer used or useful in the conduct of business, in each case, disposed of in the ordinary course of business (and not part of an accounts receivable financing, factoring or similar transaction (other than by a Subsidiary which is not a Loan Party if done in ordinary course));

(c) the sale, transfer or other disposition of cash and Cash Equivalents in the ordinary course of business;

(d) sales, transfers or other dispositions of property that are a settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of any Loan Party or any Subsidiary;

(e) non-exclusive licenses of Intellectual Property in the ordinary course of business and not interfering in any material respect with the business of the Loan Parties and their Subsidiaries;

(f) the abandonment of Intellectual Property (or lapse of any registration or application in respect of Intellectual Property) that is, in the reasonable good faith judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Loan Parties and their Subsidiaries; and

(g) operating leases or sub leases on arm’s-length terms entered into in the ordinary course of business with respect to excess real property space, as determined by the Borrower in good faith;

(h) dispositions permitted under Section 8.3;

(i) dispositions of property to a Loan Party or a Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party or such disposition shall constitute a Permitted Investment; provided, further, that Permitted Intercompany Cash Management Payments shall be permitted at all times;

(j) dispositions constituting Permitted Investments;

(k) sales or dispositions of other assets (including intangible property related to such fixed assets) so long as made at fair market value and the aggregate fair market value of all assets disposed of in the aggregate pursuant to this clause (k) would not exceed $4,200,000 and not part of an accounts receivable financing, factoring or similar transaction (other than by a Subsidiary which is not a Loan Party if done in the ordinary course of business);

(l) sales, transfers or other disposals (in each case, whether direct or indirect, and including Sale and Leaseback Transactions) of any assets outside the ordinary course of business, solely to the extent that (i) such disposition shall have been approved by a majority of the disinterested members of the board of directors of the Borrower, (ii) an independent fairness opinion shall have been issued by a reputable investment bank or consultancy affirming the fairness of such transaction, (iii) the consideration received from such disposition shall be in the form of cash or Cash Equivalents and (iv) subject to the Intercreditor Agreements, unless the Required Lenders have expressly consented in writing to any other application of payments, 100% of the Net Cash Proceeds of such disposition shall be used to pay the Obligations hereunder (inclusive, for the avoidance of doubt, of any Applicable Premium) in accordance with and to the extent required by Section 2.5;

(m) Sale and Leaseback Transactions, solely to the extent that (i) any such Sale and Leaseback Transaction is on arm’s length terms or terms that are at least as favorable to the Loan Party or Subsidiary engaging in such Sale and Leaseback Transaction and (ii) the consideration received by such Loan Party or Subsidiary shall be at least equal to the fair market value of the property that is subject to such Sale and Leaseback Transaction and shall be in the form of cash or Cash Equivalents;

(n) other asset divestitures by the Loan Parties and their Subsidiaries solely to the extent that (i) the fair market value of any individual disposition pursuant to this clause (n) would not exceed $220,000, and the aggregate fair market value of all assets disposed of in the aggregate pursuant to this clause (n) would not exceed $2,200,000 and (ii) subject to the Intercreditor Agreements, 100% of Net Cash Proceeds with respect to any sale or disposition of the type described in this Section 8.5(n) shall be used to pay the Obligations hereunder (inclusive, for the avoidance of doubt, of any Applicable Premium) in accordance with and to the extent required by Section 2.5;

(o) [reserved]; and

(p) (i) the issuance of common Equity Interests by any Subsidiary, solely as director qualifying shares and as required by applicable law, or to the Borrower and its Subsidiaries and (ii) the issuance of Equity Interests by the Borrower.

Notwithstanding the foregoing, at all times all assets material to the business of the Loan Parties and their Subsidiaries, taken as a whole, shall be held by Loan Parties.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (i) at no time shall any Loan Party transfer (including by way of direct or indirect sales, transfers, dispositions, Sale and Leaseback Transactions, Restricted Payments, Investments or otherwise) or exclusively license (in-whole or in-part) any Material Intellectual Property to any non-Loan Party Affiliate or Subsidiary and (ii) no non-Loan Party Affiliate or Subsidiary shall acquire, own, exclusively license or otherwise exclusively hold, in whole or in part, any Material Intellectual Property.

8.6 Use of Proceeds. The Borrower will not (a) use any portion of the proceeds of any Loan in violation of Section 2.4 or for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board) in any manner which violates the provisions of Regulation T, U or X of the Federal Reserve Board or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement, or (b) take, or permit any Person acting on its behalf to take, any action which could reasonably be expected to cause this Agreement or any other Loan Document to violate any regulation of the Federal Reserve Board.

The Borrower shall not, directly or knowingly indirectly, use any portion of the Loan proceeds, or lend, contribute or otherwise make available any Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any payment or provision of any money or anything else of value, directly or indirectly, to any governmental official or employee, political party, official of a political party, candidate for political office, representative of a state-owned enterprise, any other Person acting in an official capacity, or any other Person, in order to obtain, retain or direct business improperly or obtain any improper business advantage, in each case in violation of applicable Anti-Corruption Laws; (ii) in violation of applicable Anti-Money Laundering Laws; (iii) to fund, finance or facilitate any activities of or business with any Sanctioned Person or in or involving any Designated Jurisdiction in violation of applicable Sanctions; or (iv) in any other manner that would constitute or give rise to a violation of Sanctions by any party hereto (including any Secured Party).

The Borrower shall not fund all or part of, any repayment under this Agreement: (x) out of proceeds derived, directly or knowingly indirectly, from any dealings with, or property of, a Sanctioned Person in violation of Sanctions or otherwise in violation of applicable Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws; or (y) in any other manner that would constitute or give rise to a violation of Sanctions by any party hereto (including any Secured Party).

8.7 [Reserved].

8.8 Liens. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Lien on or with respect to any assets other than Permitted Liens.

8.9 Dividends, Redemptions, Distributions, Etc. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, pay any dividends or make any distributions on or in respect of its Equity Interests, or purchase, redeem or retire any of its Equity Interests or any warrants, options or rights to purchase any such Equity Interests, whether now or hereafter outstanding (“Interests”), or make any payment on account of or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of such Interests, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Loan Parties or any of their Subsidiaries, or management or similar fees payable to the Designated Equity Investor or any of its Affiliates (all of the foregoing, the “Restricted Payments”), except that:

(a) each Subsidiary may make Restricted Payments to the Borrower and any of its Subsidiaries; provided that (A) if such Subsidiary is not a wholly-owned Subsidiary of the Borrower, such dividends must be made on a pro rata basis to the holders of its Equity Interests or on a greater than ratable basis to the extent such greater payments are made solely to the Borrower or a Subsidiary and (B) (x) no Restricted Payment pursuant to this clause (a) may be made by a Domestic Subsidiary to a Foreign Subsidiary and (y) Permitted Intercompany Cash Management Payments shall be permitted at all times;

(b) the Borrower and each Subsidiary may declare and make dividends payable solely in the stock or other Equity Interests (other than Disqualified Equity Interests) of such Person so long as, in the case of a Subsidiary, such Subsidiary remains wholly-owned by the Borrower; provided that if such Subsidiary is not a wholly-owned Subsidiary of the Borrower, such dividends must be made on a pro rata basis to the holders of its Equity Interests or on a greater than ratable basis to the extent such greater payments are made solely to the Borrower or a Subsidiary;

(c) the Borrower and each Subsidiary may make Equity Interest repurchases with the proceeds received from the substantially concurrent issue of new shares of its common stock;

(d) the Borrower may make Restricted Payments in cash to purchase or redeem or in lieu of the issuance of fractional shares of the Equity Interests of the Borrower in an aggregate amount not to exceed $600,000; and

(e) distributions permitted by Section 8.9(e) of the First Lien Credit Agreement in an aggregate amount not to exceed $1,500,000 in any fiscal year.

Notwithstanding anything to the contrary set forth in this Agreement, no Restricted Payment shall be permitted hereunder to the extent it would result in the disposition or other transfer of any Material Intellectual Property or other assets or property material to the business of the Borrower and its Subsidiaries (taken as a whole) to any Person (other than a Loan Party).

8.10 Investments. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time make or hold any Investment in any Person (whether in cash, securities or other property of any kind) except the following (collectively, the “Permitted Investments”):

(a) Investments existing on, or contractually committed as of, the date hereof and set forth on Schedule 8.10;

(b) Investments in cash and Cash Equivalents;

(c) Guarantees by the Loan Parties and their Subsidiaries constituting Indebtedness permitted by Section 8.1;

(d) loans or advances to employees, officers or directors of the Loan Parties or any of their Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed $1,200,000 at any time outstanding;

(e) Permitted Hedging Agreements;

(f) [reserved];

(g) Permitted Intercompany Advances;

(h) Investments by Borrower or any of its Subsidiaries in a Loan Party;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(j) deposits of cash made in the ordinary course of business to secure performance of (i) operating leases and (ii) other contractual obligations that do not constitute Indebtedness;

(k) (i) Investments by Subsidiaries that are not Loan Parties in Subsidiaries that are not Loan Parties and (ii) Investments by Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount (when combined with all other Investments made pursuant to clause (g) (to Subsidiaries that are not Loan Parties)) not to exceed (x) $12,000,000 if the Total Leverage Ratio would be greater than or equal to 2.00 to 1.00 calculated on a Pro Forma Basis as of the end of the most recently ended Test Period immediately after giving effect to any such Investment and (y) $18,000,000 if the Total Leverage Ratio would be less than 2.00 to 1.00 determined on a Pro Forma Basis immediately after giving effect to any such Investment (in each case solely in the ordinary course of business and consistent with past practices).

Notwithstanding anything to the contrary in this Agreement, no Investment shall include the disposition or transfer of any Material Intellectual Property or any other assets or property which are material to the business of the Borrower and its Subsidiaries, taken as a whole, to any Person (other than a Loan Party).

8.11 [Reserved].

8.12 Fiscal Year. The Loan Parties will not, and will not permit any of their Subsidiaries to, change their fiscal year from a year ending December 31.

8.13 Accounting Changes. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time make or permit any change in accounting policies, except as required by GAAP.

8.14 [Reserved].

8.15 ERISA Compliance. Except as would not reasonably be expected to have a Material Adverse Effect, the Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly:

(i) engage in any Prohibited Transaction for which a statutory or class exemption is not applicable so as to exempt such Prohibited Transaction or a private exemption has not been previously obtained from the Department of Labor;

(ii) permit to exist with respect to any Pension Plan any failure to satisfy the “minimum funding standard” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived;

(iii) terminate any Pension Plan where such event would result in any liability of any Loan Party or Subsidiary or ERISA Affiliate under Title IV of ERISA;

(iv) fail to make any required contribution or payment to any Multiemployer Plan;

(v) fail to pay any required installment or any other payment required under Section 412 or 430 of the Code on or before the due date for such installment or other payment;

(vi) amend a Pension Plan resulting in an increase in current liability for the plan year such that any Loan Party or Subsidiary or ERISA Affiliate is required to provide security to such Plan under Section 463(f) of the Code;

(vii) withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA; or

(viii) allow a Termination Event to occur or allow the imposition of an excise tax under Section 4978 or Section 4979A of the Code.

8.16 UK Pensions.

(a) Each Loan Party shall ensure that:

(i) no member of the Group is or becomes an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) and is not a scheme within section 38(1)(b) of the Pensions Act 2004 or “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004 save that for the purposes of this clause, a member of the Group shall not be connected with another company solely by reason of one or more of its directors or employees being a director of that other company) such an employer;

(ii) any contributions that a UK Loan Party or any of its Subsidiaries are required to pay to Furmanite International Limited Pension Plan are so paid before or when they fall due and payable in accordance with the schemes’ governing documentation and any overriding legislation; and

(iii) no action or omission is taken by any member of the Group in relation to a pension scheme which has or is reasonably likely to have a Material Adverse Effect including, the commencement of winding-up proceedings but excluding for these purposes any action or omission that is taken by any member of the Group in relation to the continuation or termination of employment of any employee of the Group (on grounds of ill-health or otherwise).

(b) Each Loan Party shall promptly:

(i) notify the Agent of any material change in the rate of contributions to the Furmanite International Limited Pension Plan paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise);

(ii) provide to the Agent a copy of the Recovery Plan (and any amendments and/or variations thereto from time to time); and

(iii) (subject to any confidentiality obligations) provide copies of all notifications made to the Pensions Regulator under section 69 of the Pensions Act 2004 (as amended from time to time).

(c) Each Loan Party shall immediately notify the Agent:

(i) if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator;

(ii) (subject to any confidentiality obligations) of any investigation or proposed investigation by the Pensions Regulator of which it is aware which has resulted or may result in the Pensions Regulator taking any regulatory action against any member of the Group; and

(iii) any event of which it is aware which has triggered or may trigger a debt on any member of the Group under sections 75 or 75A of the Pensions Act 2004.

8.17 Prepayments; Amendments. The Loan Parties will not, and will not permit any of their Subsidiaries to,

(a) at any time, directly or indirectly, make any prepayment in cash in respect of principal of or interest in any Subordinated Debt, any unsecured Indebtedness or any other Indebtedness secured by a Lien that is junior to the Lien securing the Obligations (collectively, “Junior Indebtedness”), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Indebtedness more than one year prior to the scheduled maturity date thereof; provided that (x) for the avoidance of doubt, the ABL Obligations and the First Lien Obligations shall not constitute Junior Indebtedness, (y) for the avoidance of doubt, the obligations pursuant to the 1970 Group SIRFA shall each constitute Junior Indebtedness and (z) the foregoing shall not apply to:

(i) the payment in cash of regularly scheduled interest in respect of Junior Indebtedness,

(ii) conversion of any Junior Indebtedness to Equity Interests of the Borrower (other than Disqualified Equity Interests),

(iii) the payment, prepayment, repurchase, redemption, retirement, acquisition or payment on the account of any Junior Indebtedness with any Refinancing Indebtedness in respect thereof,

(iv) the payment, prepayment, repurchase, redemption, retirement, acquisition or payment on account of any intercompany indebtedness (A) owing to a Loan Party to another Loan Party, (B) owing by a Subsidiary that is not a Loan Party to a Subsidiary that is not a Loan Party and (C) owing by a Subsidiary that is not a Loan Party to a Loan Party and as to any Subordinated Debt, except as expressly permitted in the Acceptable Intercreditor Agreement applicable thereto,

(v) the payment of regularly scheduled interest (including any penalty interest, if applicable) and payment of fees, expenses and indemnification obligations as and when due (other than payments with respect to Junior Indebtedness that are prohibited by the subordination provisions thereof), or

(vi) the payment or prepayment in cash of Junior Indebtedness with the proceeds of funds retained by the Borrower as Waivable Mandatory Prepayments pursuant to Section 2.5(e),

(b) directly or indirectly, amend, modify, or change any of the terms or provisions of:

(i) (A) any agreement, instrument, document, indenture, or other writing evidencing or concerning Material Indebtedness (including the First Lien Obligations but excluding the ABL Obligations) in a manner that could reasonably be expected to be materially adverse to the interests of the Lenders; provided that any (x) amendment to the First Lien Credit Agreement that does not comply with the requirements set forth in Section 8.1(l), (y) any amendment to the documentation governing Indebtedness incurred pursuant to Section 8.1(n) that does not comply with requirements set forth in Section 8.1(n) shall, in each case, be deemed to be materially adverse to the interests of the Lenders and (z) any changes to the First Lien Credit Agreement that correspond to changes made to this Agreement shall not be deemed to be materially adverse to the interests of the Lenders or (B) any ABL Loan Document in a manner that is prohibited by the ABL Intercreditor Agreement or that does not comply with the requirements set forth in Section 8.1(k); or

(ii) the Governing Documents of any Loan Party or any of its Subsidiaries or any documentation in respect of any Junior Indebtedness, in each case, if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders; provided this Section 8.17(b)(ii) shall not prohibit the refinancing, renewal or extension of Junior Indebtedness to the extent otherwise permitted by Section 8.1.

8.18 Lease Obligations. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time create, incur or assume any obligations as lessee for the rental or hire of real or personal property in connection with any Sale and Leaseback Transaction other than (i) operating lease transactions for equipment paid for by such operating leases and (ii) any Sale and Leaseback Transactions permitted under Section 8.5(m).

8.19 [Reserved].

8.20 Milwaukee Property. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into or suffer to exist any agreement (other than in favor of Agent) prohibiting or conditioning the creation or assumption of any Lien in favor of the Obligations upon the Milwaukee Property.

8.21 Securities and Deposit Accounts. The Loan Parties will not establish or maintain any Securities Account or Deposit Account (other than Restricted Accounts) unless Agent shall have received a Control Agreement, duly executed by the applicable Loan Party and the securities intermediary or depository bank parties thereto, in respect of such Securities Account or Deposit Account, subject to the requirements set forth in Section 7.21.

8.22 Negative Pledge. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into or suffer to exist any agreement (other than in favor of Agent) prohibiting or conditioning the creation or assumption of any Lien in favor of the Obligations upon any of its assets; provided that the foregoing shall not apply to:

(i) restrictions or conditions imposed by Requirements of Law or by this Agreement or any other Loan Document,

(ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale,

(iii) restrictions or conditions imposed by any agreement relating to secured or purchase money Indebtedness or capital leases permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness,

(iv) customary provisions in lease and other contracts restricting the assignment thereof,

(v) customary anti-assignment clauses in licenses under which the Borrower or any of its Subsidiaries are the licensees,

(vi) any agreement in effect at a time a Person becomes a Subsidiary, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary,

(vii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents; provided that such amendments or refinancings are no more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those prior to such amendments or refinancings,

(viii) customary restrictions on Liens imposed by agreements relating to Deposit Accounts and cash deposits and in the ordinary course of business,

(ix) [Reserved], and

(x) restrictions or conditions set forth in the ABL Loan Documents.

8.23 Affiliate Transactions. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into or be party to any transaction with an Affiliate, except

(i) transactions contemplated by the Loan Documents;

(ii) transactions with Affiliates that are in effect as of the Closing Date as shown on Schedule 8.23; and

(iii) transactions with Affiliates upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate;

provided that the foregoing restrictions shall not apply to

(v) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business;

(vi) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business;

(vii) any transaction solely between or among the Subsidiaries that are not Loan Parties;

(viii) any transaction solely between or among Loan Parties;

(ix) guarantees by the Borrower or any Subsidiary of operating leases or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business or consistent with past practice or industry norm; or

(x) any transaction where the Borrower delivers to the Agent a resolution adopted by a majority of the disinterested members of the Board of Directors approving such transaction and set forth in a certificate of the Secretary or an Assistant Secretary or other officer of the Borrower, as applicable, certifying such transaction complies with clause (iii) above.

8.24 Canadian Pension Plans. No Loan Party shall maintain, sponsor, contribute to, be a party to, or otherwise have any liability (including any contingent liability) or contribution obligation under or in respect of any Canadian Defined Benefit Pension Plan.

8.25 Assets Located in Quebec. The Loan Parties will not, and will not permit any of their Subsidiaries to own tangible assets in Quebec having a fair market value in excess of CAD $900,000, unless the Agent (at the direction of the Required Lenders) has confirmed in writing that it is satisfied that the Loan Parties or Subsidiaries owning such tangible assets in Quebec have taken all action that the Agent (at the direction of the Required Lenders) has reasonably requested in order to perfect and protect the Agent’s security interest in such tangible assets under the laws of Quebec.

ARTICLE IX.

FINANCIAL COVENANT

9.1 Maximum First Lien Net Leverage Ratio. The Borrower shall not permit the First Lien Net Leverage Ratio for the Borrower and its Subsidiaries as of the last day of any fiscal quarter to exceed to 6.00 to 1.00.

9.2 Cure Right.

(a) For the purpose of determining whether an Event of Default under Section 9.1 has occurred, the Borrower may on one or more occasions designate any portion of the net cash proceeds from a sale or issuance of stock (other than Disqualified Equity Interests) of the Borrower, or a cash contribution to the stock (other than Disqualified Equity Interests) of the Borrower (the “Cure Amount”), in each case as an increase to EBITDA on a dollar-for-dollar basis equal to such Cure Amount solely for the applicable fiscal quarter (a “Cure Quarter”) (and any Test Period that includes such Cure Quarter) and solely for the purpose of complying with the First Lien Net Leverage Ratio set forth in Section 9.1 for such Cure Quarter (and any Test Period that includes such Cure Quarter); provided that (i) such amounts to be designated are actually received by the Borrower on or after the last day of such applicable Cure Quarter on or prior to the tenth (10th) Business Day after the date on which the Financial Statements are required to be delivered with respect to such applicable Cure Quarter (the “Cure Expiration Date”), (ii) such amounts do not exceed the minimum amount to cure any Event of Default in respect of Section 9.1 as of the end of such Cure Quarter and (iii) notwithstanding any prepayments pursuant to clause (e) below, there shall be no reduction in Consolidated Funded Indebtedness for the purposes of calculating compliance with Section 9.1 for any Cure Quarter in which the Cure Amount is included in the calculation of EBITDA (it being understood that Loans repaid with the Cure Amount shall be deemed repaid for purposes of determining compliance with Section 9.1 for subsequent periods) and (iv) the Borrower shall have provided notice to the Agent on the date such amounts are designated as a “Cure Amount”.

(b) The parties hereto hereby acknowledge that this Section 9.2 may not be relied on for purposes of calculating any financial ratios other than for determining actual compliance with Section 9.1 (and not Pro Forma Compliance with Section 9.1 that is required by any other provision of this Agreement) and shall not at any time result in any adjustment (on a Pro Forma Basis or otherwise) to any amounts (including the amount of Indebtedness) or increase in cash, in each case, for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any term, provision or covenant hereunder.

(c) In furtherance of clause (a) above, (i) upon actual receipt and designation of the Cure Amount by the Borrower, Section 9.1 shall be deemed complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with Section 9.1 and any Event of Default in respect of Section 9.1 shall be deemed not to have occurred for purposes of the Loan Documents, (ii) upon delivery to the Agent prior to the Cure Expiration Date of a notice from the Borrower stating its good faith intention to exercise its right set forth in this Section 9.2, neither the Agent nor any Lender may exercise any rights or remedies under Article X (or under any other Loan Document) solely on the basis of any actual or purported Event of Default in respect of Section 9.1 until and unless the Cure Expiration Date has occurred without the Cure Amount having been received and designated.

(d) (i) the cure right set forth in this Section 9.2 shall not be exercised in consecutive fiscal quarters and (ii) during the term of this Agreement, the Borrower may not exercise the cure right set forth in this Section 9.2 more than four (4) times in the aggregate.

(e) 100% of the proceeds of the Cure Amount shall be used to prepay the Loans in accordance with and to the extent required by Section 2.5(b)(iv).

ARTICLE X.

EVENTS OF DEFAULT

10.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) any Loan Party shall fail to pay any (i) principal of any Loan when due and payable, whether at the due date therefor, stated maturity, by acceleration, or otherwise; or (ii) interest, fees, premium (including the Applicable Premium), Lender Group Expenses or other Obligations (other than an amount referred to in the foregoing clause (i)) when due and payable, whether at the due date therefor, stated maturity, by acceleration, or otherwise, and such default continues unremedied for a period of three (3) Business Days; or

(b) there shall occur a default in the performance or observance of any covenant contained in

(i) Section 2.4, 2.5(b), 7.1, 7.6, 7.7, 7.8, 7.11, 7.16, 7.17, 7.19, 7.20, 7.21, or 7.22, Article VIII or Article IX; or

(ii) this Agreement or any other Loan Document (other than those referred to in Section 10.1(a) and Section 10.1(b)(i)) and such default continues for a period of thirty (30) days after the earlier of (x) the date on which such default first becomes known to any Responsible Officer of Borrower or (y) written notice thereof from Agent to Borrower; or

(c) the Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any Loan Party; or

(d) any Loan Party or any of its Material Subsidiaries shall become the subject of an Insolvency Event; or

(e)  (i) any Loan Party or any of its Subsidiaries shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise), or

(ii) any breach or default by any Loan Party or any of its Subsidiaries with respect to any Material Indebtedness or any loan agreement, mortgage, indenture or other agreement relating to such Material Indebtedness, in each case, beyond the grace period, if any provided therefor, that results in any such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders (or a trustee or agent on behalf of such holder or holders) to declare such Material Indebtedness to be due and payable, or to require the prepayment, repurchase, or maturity thereof, or

(f) any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries under or in connection with any Loan Document, or in any Financial Statement, report, document or certificate delivered in connection therewith, shall prove to have been incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) when made or deemed made; or

(g) any judgment or order for the payment of money which, when taken together with all other judgments and orders rendered against the Loan Parties and their Subsidiaries exceeds $12,000,000 in the aggregate (to the extent not covered by insurance) and either

(i) there is a period of thirty consecutive days at any time after the entry of any such judgment, order, or award during which (A) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (B) a stay of enforcement thereof is not in effect, or

(ii) enforcement proceedings are commenced upon such judgment, order, or award; or

(h) a Change of Control shall occur; or

(i) at any time after the execution and delivery thereof, (i) this Agreement or any other Security Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors in respect of Capitalized Lease Obligations, or subject to any Intercreditor Agreement, Second Priority Lien on any material portion of the Collateral covered thereby, (ii) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (iii) this Agreement or any other Security Document ceases to be in full force (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or (iv) any Loan Party shall contest the validity, including with respect to future Advances by Lenders, under any Loan Document to which it is party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by any Security Document;

(j) any Intercreditor Agreement or Memorandum of Intercreditor Agreement shall be invalidated or otherwise cease to constitute the legal, valid and binding obligations of the ABL Agent (or with respect to any other Material Indebtedness, the agent with respect thereto) enforceable in accordance with its terms or the ABL Agent (or with respect to any other Material Indebtedness, such agent) denies or contests the validity or enforceability of the applicable Intercreditor Agreement or Memorandum of Intercreditor Agreement (in each case, to the extent that any ABL Obligations or other Material Indebtedness remain outstanding); or

(k)  (i) any covenant, agreement or obligation of a Loan Party contained in or evidenced by any of the Loan Documents shall cease to be enforceable, or shall be determined to be unenforceable, in accordance with its terms;

(ii) any Loan Party shall deny or disaffirm its obligations under any of the Loan Documents or any Liens granted in connection therewith or shall otherwise challenge any of its obligations under any of the Loan Documents; or

(iii) any Liens granted on any of the Collateral in favor of the Agent shall be determined to be void, voidable or invalid, are subordinated or are not given the priority contemplated by this Agreement or any other Loan Document; or

(l) any Loan Party shall fail to provide the notices and other documents required under Section 7.8(i);

(m) any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or winding up of such Loan Party and such shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(n) any Subordinated Debt permitted hereunder or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations of the Loan Parties hereunder, as provided in the documents governing such Subordinated Debt, or any Loan Party, any Affiliate of any Loan Party shall take any action in violation of or contest in any manner the validity or enforceability of the applicable subordination provisions with respect to such Subordinated Debt.

10.2 Acceleration and Termination. Upon the occurrence and during the continuance of an Event of Default, Agent, at the direction of the Required Lenders (subject to Article XI), shall take any or all of the following actions, without prejudice to the rights of Agent or any Lender to enforce its claims against Borrower:

(a) Acceleration. To declare all Obligations with respect to the Loans which are the subject of such Event of Default immediately due and payable (except with respect to any Event of Default with respect to a Loan Party specified in Section 10.1(d), in which case all such Obligations (including with any Applicable Premium) shall automatically become immediately due and payable) without presentment, demand, protest or any other action or obligation of Agent or any Lender, all of which are hereby waived by the Borrower.

(b) Termination of Commitments. To declare the Commitments immediately terminated (except with respect to any Event of Default with respect to a Loan Party set forth in Section 10.1(d), in which case the Commitments shall automatically terminate) and, at all times thereafter, any Loan made by the Lenders shall be in their discretion. Notwithstanding any such termination, until all Obligations shall have been Paid in Full, Agent and each Lender shall retain all rights under guaranties and all security in existing and future Receivables, inventory, general intangibles, investment property, real property and equipment of the Loan Parties and all other Collateral held by it hereunder and under the Security Documents.

Notwithstanding anything to the contrary contained in this Agreement, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained by, the Agent in accordance with this Article X for the benefit of the Secured Parties.

10.3 Other Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, the Agent shall have all rights and remedies with respect to the Obligations and the Collateral under applicable law (including the UCC and the PPSA) and the Loan Documents.

(b) The Loan Parties and the Lenders hereby irrevocably authorize the Agent, based upon the instruction of the Required Lenders, to, upon the occurrence and during the continuation of an Event of Default, (i) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, or any equivalent Debtor Relief Laws, including Section 363 of the Bankruptcy Code, or the Insolvency Act 1986, (ii) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or other applicable law, or (iii) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by the Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy, in each case, free from any right of redemption, which right is expressly waived by the Borrowers. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days’ notice shall constitute reasonable notification. The Borrowers will assemble the Collateral in their possession and make it available at such locations in the United States, Canada or any other jurisdiction as the Agent may specify, whether at the premises of a Loan Party or elsewhere, and will make reasonably available to the Agent the premises and facilities of each Loan Party for the purpose of the Agent’s taking possession of or removing the Collateral or putting the Collateral in saleable form. The Agent may sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Loan Party hereby grants the Agent a license to enter and occupy (in each case, so long as no Event of Default then exists, at reasonable times and subject to reasonable procedures) any of Loan Parties’ leased or owned premises and facilities, without charge, to exercise any of the Agent’s rights or remedies. The proceeds received from any sale of Collateral shall be applied in accordance with Section 10.5.

10.4 License for Use of Intellectual Property; Real Property and Other Property. The Borrower hereby grants to the Agent a non-exclusive license or other non-exclusive right to use, without charge, all Intellectual Property, advertising materials, Real Property and other rights, assets and materials owned by the Borrower or used by the Borrower in connection with their businesses or in connection with the Collateral, in each case, solely upon the occurrence and during the continuation of an Event of Default with respect to any exercise of remedies under the Loan Documents. Nothing in this Section 10.4 shall require the Borrower to grant any license, sublicense, or other right that is prohibited by any rule of law, statute or regulation, unreasonably prejudices the value of any Intellectual Property, or is prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted; provided, further, that any such license, sublicense, or other right and any such license, sublicense, or other right granted by the Agent to a third party shall include reasonable and customary terms and conditions necessary to preserve the existence, validity and value of the affected Intellectual Property, including provisions requiring the continuing confidential handling of trade secrets, requiring the use of appropriate notices and prohibiting the use of false notices, quality control and inurement provisions with regard to Trademarks, patent designation provisions with regard to Patents, copyright notices and restrictions on decompilation, reverse engineering of copyrighted software and Industrial Designs (it being understood and agreed that, without limiting any other rights and remedies of the Agent under this Agreement, any other Loan Document or applicable Law, nothing in the foregoing grant shall be construed as granting the Agent rights in and to such Intellectual Property above and beyond (i) the rights to such Intellectual Property that the Borrower has reserved for itself and (ii) in the case of Intellectual Property that is licensed to the Borrower by a third party, the extent to which the Borrower has the right to grant a sublicense to such Intellectual Property hereunder).

10.5 Post-Default Allocation of Payments.

(a) Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, if so directed by the Required Lenders or at Agent’s discretion, monies to be applied to the Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff, or otherwise, shall be allocated as follows:

(i) first, to all Lender Group Expenses owing to Agent (including attorneys’ fees) in its capacity as Agent;

(ii) second, to all Lender Group Expenses owing to the Lenders;

(iii) third, to all Obligations constituting fees (other than any Applicable Premium); and

(iv) fourth, to all Obligations constituting interest; and

(v) fifth, to all Obligations constituting principal and, thereafter, to all Obligations constituting Applicable Premium;

(vi) sixth, to all other Obligations;

(vii) finally, to the Loan Parties or whoever else may be lawfully entitled thereto.

Amounts shall be applied to each of the foregoing categories of Obligations in the order presented above before being applied to the following category. Where applicable, all amounts to be applied to a given category will be applied on a pro rata basis among those entitled to payment in such category. The allocations set forth in this section are solely to determine the rights and priorities of the Secured Parties among themselves and may be changed by agreement among them without the consent of any Loan Party. No Loan Party is entitled to any benefit under this Section or has any standing to enforce this section.

10.6 No Marshaling; Deficiencies; Remedies Cumulative. Agent shall have no obligation to marshal any Collateral or to seek recourse against or satisfaction of any of the Obligations from one source before seeking recourse against or satisfaction from another source. The net cash proceeds resulting from Agent’s exercise of any of the foregoing rights to liquidate all or substantially all of the Collateral, shall be applied by Agent to such of the Obligations and in such order as Agent shall elect in its discretion, whether due or to become due. Borrower shall remain liable to Agent and the Lenders for any deficiencies, and Agent and the Lenders in turn agree to remit to the applicable Loan Party or its successor or assign any surplus resulting therefrom. All of Agent’s and the Lenders’ remedies under the Loan Documents shall be cumulative, may be exercised simultaneously against any Collateral and any Loan Party or in such order and with respect to such Collateral or such Loan Party as Agent or the Lenders may deem desirable, and are not intended to be exhaustive.

10.7 Waivers. Except as may be otherwise specifically provided herein or in any other Loan Document, Borrower hereby waive any right to a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by Agent to take possession, exercise control over, or dispose of any item of Collateral in any instance (regardless of where the same may be located) where such action is permitted under the terms of this Agreement or any other Loan Document or by applicable law or of the time, place or terms of sale in connection with the exercise of Agent’s or any Lender’s rights hereunder and also waives any bonds, security or sureties required by any statute, rule or other law as an incident to any taking of possession by Agent of any Collateral. Borrower also waive any damages (direct, consequential or otherwise) occasioned by the enforcement of Agent’s or any Lender’s rights under this Agreement or any other Loan Document including the taking of possession of any Collateral of Borrower or the giving of notice to any account debtor or the collection of any Receivable of a Loan Party. Borrower also consent that Agent and the Lenders may enter upon any premises owned by or leased to it without obligations to pay rent or for use and occupancy, through self-help, without judicial process and without having first obtained an order of any court (in each case in connection with the remedies hereunder). These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties, and Borrower acknowledges that it has been represented by counsel of its own choice, has consulted such counsel with respect to its rights hereunder and has freely and voluntarily entered into this Agreement and the other Loan Documents as the result of arm’s-length negotiations.

10.8 Further Rights of Agent and the Lenders. If Borrower shall fail to purchase or maintain insurance (where applicable), or to pay any tax, assessment, governmental charge or levy, except as the same may be otherwise permitted hereunder or which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, or if any Lien prohibited hereby shall not be Paid in Full and discharged or if a Borrower shall fail to perform or comply with any other covenant, promise or obligation to Agent or any Lender hereunder or under any other Loan Document, in each case of the foregoing to the extent an Event of Default arises and continues, the Agent may (but shall not be required to) perform, pay, satisfy, discharge or bond the same for the account of Borrower, and all amounts so paid by Agent shall be treated as a Loan hereunder and shall constitute part of the Obligations.

10.9 Interest After Event of Default. Borrower agrees and acknowledges that the additional interest and fees that may be charged under Section 4.2 are

(a) an inducement to the Lenders to make Advances hereunder and that the Lenders and Agent would not consummate the transactions contemplated by this Agreement without the inclusion of such provisions,

(b) fair and reasonable estimates of the Lenders’ and Agent’s costs of administering the credit facility upon an Event of Default, and

(c) intended to estimate the Lenders’ and Agent’s increased risks upon an Event of Default.

10.10 Receiver. In addition to any other remedy available to it, Agent shall also have the right, upon the occurrence of an Event of Default and during its continuation, to seek and obtain the appointment of a receiver, monitor, receiver and manager and interim receiver to take possession of and operate and/or dispose of the business and assets of Borrower.

10.11 Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedy provided for herein or in any other Loan Document or otherwise provided by law from and after the occurrence of any Event of Default and during its continuation, all of which shall be cumulative and not alternative.

ARTICLE XI.

THE AGENT

11.1 Appointment of Agent.

(a) Each Lender hereby designates Cantor Fitzgerald Securities as its Agent and irrevocably authorizes it to execute and deliver the Loan Documents, binding the Lenders to the terms thereof, take action on such Lender’s behalf under the Loan Documents and to exercise the powers and to perform the duties described therein and to exercise such other powers as are reasonably incidental thereto. Each of the Lenders and each assignee of any of the foregoing hereby irrevocably authorizes the Agent to take such actions on behalf of such Lender or assignee, as applicable, and to exercise such powers as are specifically delegated to the Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents, and all such rights and remedies in respect of such Collateral shall be implemented by the Agent.

(b) Each Lender further irrevocably authorizes the Agent to accept, for and on behalf of the Lenders, any parallel debt obligations with the Loan Parties pursuant to which the Agent shall have its own, independent right to demand payment of the amounts payable by each Loan Party in connection with the Obligations.

(c) The provisions of this Article are solely for the benefit of Agent and the Lenders, no Loan Party shall have any rights as third party beneficiary with respect to any of the provisions hereof. In performing its functions and duties hereunder, Agent shall act solely as agent of the Lenders and assume no obligation toward or relationship of agency or trust with or for Borrower.

(d) Notwithstanding any provision to the contrary elsewhere in this Agreement, (i) prior to granting any material consent, waiver or approval hereunder, the Agent shall first consult with and receive the consent or direction from the Required Lenders, (ii) the Agent shall not elect to not take any material action hereunder without first consulting with and receiving the direction or consent from the Required Lenders, (iii) the Required Lenders have the power to direct the Agent in the exercise of its powers and the performance of its duties under the Loan Documents and the Agent agrees to act in accordance with such directions of the Required Lenders; provided that in no event shall the Agent be required to comply with any such directions to the extent that the Agent reasonably believes that its compliance with such directions would be unlawful, could cause the Agent reputational harm, or for which the Agent does not reasonably believe it is adequately indemnified. In all circumstances, the consent or direction of the Required Lenders may be proved by the written instruction of the Required Lenders, or, in the Agent’s discretion, by e-mail from the Required Lenders or their counsel.

(e) The rights, privileges and immunities of the Agent in this Agreement and the other Loan Documents shall automatically be incorporated by reference into each Loan Document, whether or not expressly stated therein.

11.2 Nature of Duties of Agent. Agent shall have no duties or responsibilities except those expressly set forth in the Loan Documents. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it or them as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. The duties of Agent shall be mechanical and administrative in nature. Agent does not have a fiduciary relationship with or any implied duties to any Lender or any participant of any Lender (regardless of whether a Default of Event of Default shall have occurred or be continuing). The Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.

11.3 Lack of Reliance on Agent.

(a) Independent Investigation. Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make

(i) its own independent investigation of the financial or other condition and affairs of Borrower and the other Loan Parties in connection with taking or not taking any action related hereto and

(ii) its own appraisal of the creditworthiness of Borrower and the other Loan Parties, and, except as expressly provided in this Agreement, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

(b) No Obligation of Agent. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement or the financial or other condition of Borrower and the other Loan Parties. The Agent shall have no obligation to ensure the Liens on the Collateral are perfected or remain perfected. The Agent may conclusively rely on the applicable Assignment and Acceptance in determining whether any Person is a Disqualified Institution. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, the financial condition of Borrower and the other Loan Parties, or the existence or possible existence of any Default or Event of Default, and shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to such Agent by a Loan Party or a Lender. For purposes of determining compliance with the conditions specified in Article V, the Agent and each Lender that has signed this Agreement and expressly confirmed release of such signature page from escrow or funded such Borrowing shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Person unless the Agent shall have given, on behalf of itself or any Lender, notice prior to the date of the applicable Borrowing specifying any such Person’s objection thereto.

11.4 Certain Rights of Agent. Agent may request instructions from the Required Lenders at any time. If Agent requests instructions from the Required Lenders with respect to any action or inaction, it shall be entitled to await instructions from the Required Lenders, accompanied by indemnity satisfactory to Agent. No Lender shall have any right of action based upon Agent’s action or inaction in response to instructions from the Required Lenders. In no event shall the Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Agent shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

11.5 Reliance by Agent. Agent may rely upon any written, electronic or telephonic communication it believes to be genuine and to have been signed, sent or made by the proper Person. Agent may obtain the advice of legal counsel (including counsel for Borrower with respect to matters concerning Borrower), independent public accountants and other experts selected by it and shall have no liability for any action or inaction taken or omitted to be taken by it in good faith based upon such advice.

11.6 Indemnification of Agent. To the extent Agent is not reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent to the extent of such Lender’s Pro Rata Share (determined as of the time that such indemnity payment is sought) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder or otherwise relating to the Loan Documents unless resulting from Agent’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. The agreements contained in this Section shall survive any termination of this Agreement and the other Loan Documents and the Payment in Full of the Obligations or the earlier resignation or removal of Agent.

11.7 Agent in Its Individual Capacity. In its individual capacity, Agent shall have the same rights and powers hereunder as any other Lender or participation interest and may exercise the same as though it was not performing the duties specified herein. The terms “Lenders,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include Cantor Fitzgerald Securities in its individual capacity. Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any Affiliate of Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.8 Holders of Notes. Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

11.9 Successor Agent.

(a) Resignation. Agent may, at any time upon one (1) Business Days’ notice to the Lenders and Borrower, resign by giving written notice thereof to the Lenders and Borrower.

(b) Replacement of Agent after Resignation. Upon receipt of notice of resignation by Agent, the Required Lenders may appoint a successor agent. If a successor agent has not accepted its appointment within fifteen (15) Business Days, then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor agent.

(c) [Reserved].

(d) Discharge. Upon its acceptance of the agency hereunder, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. The retiring Agent shall continue to have the benefit of the provisions of this Article for any action or inaction while it was Agent.

(e) Dutch Security Documents. For purposes of the Dutch Security Documents, any resignation by the Agent is not effective with respect to its rights under any parallel debt obligations until all rights and obligations with respect to such parallel debt obligations have been assigned to and assumed by the successor Agent. The Agent will cooperate in assigning its right under the parallel debt obligations to any such successor agent and will cooperate in transferring all rights under any Dutch Security Document to such successor agent.

11.10 Collateral Matters.

(a) Exercise Binding. Except as otherwise set forth herein, any action or exercise of powers by Agent provided under the Loan Documents, together with such other powers as are reasonably incidental thereto, shall be deemed authorized by and binding upon all of the Lenders. At any time and without notice to or consent from any Lender, Agent may take any action necessary or advisable to perfect and maintain the perfection of the Liens upon the Collateral.

(b) Releases. Agent is authorized to release any Lien granted to or held by it upon any Collateral

(i) upon Payment in Full of all of the Obligations,

(ii) upon any sale or transfer of Collateral which is permitted pursuant to the terms by this Agreement or

(iii) if the release can be and is approved by the Required Lenders.

Agent may request, and the Lenders will provide, confirmation of Agent’s authority to release particular types or items of Collateral. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, monitor, receiver and manager, interim receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) Sale of Collateral. Upon any sale or transfer of Collateral which is permitted pursuant to the terms of this Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least three (3) Business Days’ prior written request (or such shorter period as the Agent may agree to in its sole discretion) by Borrower, Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent herein or under any of the other Loan Documents or pursuant hereto or thereto upon the Collateral that was sold or transferred, provided that

(i) Agent shall not be required to execute any document on terms which would reasonably expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens and

(ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

In the event of any sale or transfer of Collateral in the exercise of remedies, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all of the expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(d) No Obligation for Agent. Agent shall not have any obligation to assure that the Collateral exists or is owned by the Borrower, that the Collateral is cared for, protected or insured, or that the Liens on the Collateral have been created or perfected or have any particular priority. Agent shall have no obligation to file UCC and PPSA financing statements, continuation statements or amendments, or make any other filings in connection with the Collateral.

(e) Owner/Operator. In the event that Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in Agent’s sole discretion may cause the Agent to be considered an “owner or operator” under any Environmental Laws or otherwise cause the Agent to incur, or be exposed to, any Environmental Liability or any liability under any other federal, state, provincial, territorial or local law, Agent reserves the right, instead of taking such action, either to resign as Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver, monitor, receiver and manager and interim receiver. The Agent will not be liable to any person for any Environmental Liability or any environmental claims or contribution actions under any federal, state, provincial, territorial or local law, rule or regulation by reason of the Agent’s actions and conduct as authorized, empowered and directed hereunder and relating to any kind of discharge or release or threatened discharge or Release of any Hazardous Materials into the Environment.

11.11 Actions with Respect to Defaults. In addition to Agent’s right to take actions on its own accord as permitted under this Agreement, Agent shall take such action with respect to an Event of Default as shall be directed by the Required Lenders. Until Agent shall have received such directions, Agent may act or not act as it deems advisable and in the best interests of the Lenders.

11.12 Delivery of Information. Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from Borrower, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.

11.13 Erroneous Payments.

(a) If Agent determines (which determination shall be conclusive and binding, absent manifest error) that Agent or any of its Affiliates has erroneously, mistakenly or inadvertently transmitted any funds to any Lender or any Person who has received funds by or on behalf of a Lender (together with their respective successors and assigns, a “Payment Recipient”) (whether or not such transmittal was known by any such Payment Recipient) (any such funds, whether received as a payment, prepayment, or repayment of principal, interest, fees, distributions, or otherwise, individually and collectively, an “Erroneous Payment”) and Agent subsequently demands the return of such Erroneous Payment (or any portion thereof), then such Lender shall promptly, but in no event later than two (2) Business Days after such demand, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such demand was made by Agent, in same day funds (in the currency received by the Payment Recipient), together with interest thereon in respect of each day from and including the date such amount was received by such Payment Recipient to the date such amount is repaid to Agent in same day funds at the Federal Funds Rate.

(b) To the extent permitted by applicable law, each of each Lender agrees not to assert any right or claim to any Erroneous Payment (or any portion thereof) and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment (or any portion thereof) (including, any defense based on “discharge for value” or any similar doctrine).

(c) This Section 11.13(c) shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Indebtedness (or any portion thereof) under any Loan Document.

11.14 English Law Governed Transaction Security.

(a) This Section 11.14 shall be governed by English law and applies in relation to the English Security Documents, with the security interest created or expressed to be created pursuant to the English Security Documents being the “English Transaction Security”. For the purposes of this Section 11.14 only:

(i) “Finance Parties” means each Lender and the Agent;

(ii) “Secured Parties” means each Finance Party from time to time party to this Agreement, any Receiver or Delegate and each other agent, arranger and lender from time to time party to this Agreement;

(iii) “Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Collateral; and

(iv) “Delegate” means any delegate, agent, attorney or co-trustee appointed by the Agent.

(b) The Agent declares that it holds the benefit of the English Transaction Security on trust for each Finance Party on the terms contained in this Agreement.

(c) Each of the Finance Parties:

(i) authorizes the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the English Security Documents together with any other incidental rights, powers, authorities and discretions; and

(ii) agrees that no Finance Party shall have any independent power to enforce, or have recourse to, any of the Liens or Collateral created or evidenced, or expressed to be created or evidenced, under the English Security Documents or to exercise any right, power, authority or discretion arising under the English Security Documents except through the Agent.

(d) The Agent shall have the benefit of (without limitation) Sections 11.2 (Nature of Duties of Agent), 11.3 (Lack of Reliance on Agent), 11.4 (Certain Rights of Agent), 11.5 (Reliance by Agent), 11.6 (Indemnification of Agent), 11.10 (Collateral Matters), 11.11 (Actions with Respect to Defaults), 11.12 (Delivery of Information), 12.4 (Indemnification; Reimbursement of Expenses of Collection), 12.6 (Nonliability of Agent and Lenders), 12.13 (Limitation of Liability), and 12.22 (Confidentiality), as if:

(i) references in such clauses were governed by English law; and

(ii) references in such clauses to the Agent were to the Agent acting in its capacity as “Security Agent” in respect of the English Transaction Security, mutatis mutandis.

(e) The rights, powers, authorities and discretions given to the Agent under or in connection with the Loan Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Agent by law or regulation or otherwise.

(f) Section 1 of the Trustee Act 2000 shall not apply to the duties of the Agent in relation to the trusts constituted by this Agreement, and where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act. Sections 22 and 23 of the Trustee Act 2000 shall not apply to the English Security Documents.

(g) If the Agent determines, in accordance with Section 11.10(b) (Collateral Matters: Releases) that:

(i) all of the obligations secured by the English Security Document have been fully and finally discharged; and

(ii) no Finance Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Loan Party pursuant to the Loan Documents,

the Agent shall release, without recourse or warranty, all of the Liens and Collateral created or evidenced, or expressed to be created or evidenced, under each English Security Document and the rights of the Agent under each of the English Security Documents, in each case in accordance with the terms of that English Security Document and the terms of this Agreement and the trusts set out in this Agreement shall thereafter be wound up.

(h) Without prejudice to Section 11.9(a) (Successor Agent: Resignation):

(i) The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(ii) If the Agent does not appoint an Affiliate as successor in the relevant resignation notice, the Required Lenders may appoint a successor Agent with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), unless an Event of Default then exists in which case no consent of the Borrower shall be required. If the Required Lenders have not appointed a successor within thirty (30) days after notice of resignation was given, the Agent may appoint a successor after consultation with the Borrower and the Required Lenders.

(iii) The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as “Security Agent” under the English Security Documents, and the Borrower shall, on demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(iv) The resignation notice of the Agent shall only take effect upon:

(A) the appointment of a successor; and

(B) the transfer of the English Transaction Security and any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Agent is required by the terms of the English Security Documents to hold as trustee on trust for the Secured Parties to that successor.

(v) Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the English Security Documents (other than its obligations under paragraph (h)(iii) above) but shall remain entitled to the benefit of Sections 11.6 (Indemnification of Agent) and 12.4 (Indemnification; Reimbursement of Expenses of Collection) (each as amended by paragraph (d) above) and this Section 11.14 (and any fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party.

(i) The Agent shall not be obliged:

(i) to insure any of the assets subject to the English Transaction Security;

(ii) to require any other person to maintain any insurance; or

(iii) to verify any obligation to arrange or maintain insurance contained in any Loan Document,

and the Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(j) If the Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Required Lenders request it to do so in writing and the Agent fails to do so within fourteen (14) days after receipt of that request.

(k) The Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person. The Agent may retain or invest in securities payable to bearer without appointing a person to act as a custodian.

(l) Each Finance Party and Secured Party confirms “that the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants, auditors or providers of due diligence reports in connection with the Loan Documents or the transactions contemplated in the Loan Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

11.15 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any sub-agent may perform any and all duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Article XI shall apply to the Affiliates of the Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article XI shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders and (ii) such sub-agent shall only have obligations to the Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

11.16 [Reserved]

11.17 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries. The Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement, an Assignment and Acceptance and funding its Loans, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date.

11.18 Security Documents and Guaranty.

(a) Each Secured Party hereby further authorizes the Agent on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Security Documents; provided that the Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedging Agreement. Subject to Section 12.5, without further consent or authorization from any Secured Party, the Agent may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 12.5) have otherwise consented or (ii) release any Guarantor from the Guaranty or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 12.5) have otherwise consented.

(b) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof and (ii) in the event of a foreclosure or similar enforcement action by the Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or any other Debtor Relief Laws), the Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or any other Debtor Relief Laws), may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Agent, as agent for and representative of Secured Parties (but not any Lender or the Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Agent at such sale or other disposition.

11.19 Agent May File Bankruptcy Disclosure and Proof of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agent and its respective agents and counsel and all other amounts due to the Agent under Sections 2.5 and 12.4 allowed in such judicial proceeding); and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator, monitor, receiver and manager, interim receiver or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 4.8 and 12.4. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Agent, its agents and counsel, and any other amounts due to the Agent under Sections 4.8 and 12.4 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with any applicable law.

In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity

Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (j) of the first proviso to Section 12.5) (iii) the Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

ARTICLE XII.

GENERAL PROVISIONS

12.1 Notices. Except as otherwise provided herein, all notices and other communications hereunder shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, by hand delivery, or by telecopier or other form of electronic transmission, including email, as follows:

To Agent:	Cantor Fitzgerald Securities 110 E. 59th Street New York, NY 10022 Attn: R. Yeh (Team, Inc.) Email: Ryan.Yeh@cantor.com; CantorContractManagement-NY@cantor.com

With a copy (which shall not constitute notice) to:

Cantor Fitzgerald Securities

900 West Trade Street, Suite 725

Charlotte, NC 28202

Attention: Bobbie Young (Team, Inc.)

Telephone:704-374-0574

Facsimile: 646-390-1764

Email: BankLoansAgency@cantor.com

With a copy (which shall not constitute notice) to: Shipman & Goodwin LLP One Constitution Plaza Hartford, CT 06103 Attention: Nathan Plotkin Email: nplotkin@goodwin.com

To Borrower:	Borrower c/o Team, Inc. 13131 Dairy Ashford, Suite 600, Sugar Land, Texas, 77478 Attn: Nelson Haight, EVP and CFO Email: nelson.haight@teaminc.com

To Any Lender:	to its address specified in Annex A or in the Assignment and Acceptance under which it became a party hereto

Any party hereto may change its address, email address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, five (5) Business Days after being postmarked, (b) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (c) if sent by facsimile or other form of electronic transmission (including by electronic imaging), when such transmission is confirmed. All notices and other communications sent to an e-mail address shall be (i) deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that in the case of clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

12.2 Delays; Partial Exercise of Remedies. No delay or omission of Agent to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof. No single or partial exercise by Agent of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

12.3 Right of Setoff. In addition to and not in limitation of all rights of offset that any Lender or any of its Affiliates may have under applicable law, if an Event of Default shall have occurred and is continuing and whether or not such Lender shall have made any demand or the Obligations of Borrower have matured, each Lender and its Affiliates shall have the right, subject to the consent of the Agent, without notice to any Loan Party or any other Person (other than the Agent) to set off and apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, time or demand, provisional or final, or any other type) at any time held and any other Indebtedness at any time owing by such Lender or any of its Affiliates to or for the credit or the account of Borrower or any of their Affiliates against any and all of the Obligations. In the event that any Lender or any of its Affiliate’s exercises any of its rights under this Section 12.3, such Lender shall provide notice to Agent and Borrower of such exercise, provided that the failure to give such notice shall not affect the validity of the exercise of such rights.

12.4 Indemnification; Reimbursement of Expenses of Collection.

(a) Borrower hereby agrees that, whether or not any of the transactions contemplated by this Agreement or the other Loan Documents are consummated, Borrower will indemnify, defend and hold harmless Agent, each Lender, each other Secured Party and their respective successors, assigns, directors, partners, members, trustees, controlling persons, officers, agents, sub-agents, employees, advisors, shareholders, attorneys and Affiliates (each, an “Indemnified Party”) from and against any and all losses, claims (including intraparty claims), damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including reasonable fees and disbursements of counsel, experts, consultants and other professionals) incurred by any of them (collectively, “Claims”) (except, in the case of each Indemnified Party, to the extent that any Claim is determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Party’s gross negligence or willful misconduct) arising out of or by reason of

(i) any litigation, investigation, claim or administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not such Indemnified Party shall be designated as a party or a potential party thereto, and any fees or expenses incurred by such Indemnified Party in enforcing this indemnity, whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnified Party, in any manner relating to or arising out of (A) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby (including any amendments, waivers or consents with respect to any provision of this Agreement or any other Loan Document or any enforcement of any of the Loan Documents (including any sale of, collection from or other realization upon any of the Collateral or the enforcement of the Guaranty)), (B) any actual or proposed use by a Borrower of the proceeds of the Loans, (C) [Reserved] or (D) any Indemnified Party’s entering into this Agreement, the other Loan Documents or any other agreements and documents relating hereto (other than consequential damages and loss of anticipated profits or earnings), including amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, in all cases, regardless of whether such Indemnified Party is a party thereto, and whether or not any such claim, litigation, investigation or proceeding is brought by or against the Borrower, its equity holders, its Affiliates, its creditors or any other Person,

(ii) the presence or Release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries; any Environmental Actions, Environmental Liabilities or any Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries; or any other action taken or required to be taken by a Borrower in connection with compliance by or liability of such Borrower, its business, or any of its owned or occupied properties, pursuant to any Environmental Laws, and

(iii) any pending, threatened or actual action, claim, proceeding or suit by any owner of a Loan Party against such Loan Party or any actual or purported violation of any Loan Party’s Governing Documents or any other agreement or instrument to which a Loan Party is a party or by which any of its properties is bound.

(b) In addition, Borrower shall, upon demand, pay to each of Agent and the Lenders all Lender Group Expenses incurred by each of them.

(c) If and to the extent that the obligations of any Borrower hereunder are unenforceable for any reason, Borrower hereby agree to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable law.

(d) Borrower’s obligations under Sections 4.10 and 4.11 and this Section 12.4 shall survive any termination of this Agreement and the other Loan Documents and the Payment in Full of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations or the earlier resignation or removal of the Agent.

(e) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against each Lender, the Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, the Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(f) Each Loan Party also agrees that no Lender or the Agent nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Loan Party or any person asserting claims on behalf of or in right of any Loan Party or any other person in connection with or as a result of this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Loan Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Loan Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Lender, Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided that in no event will such Lender, Agent, or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, Agent’s, or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

(g) This Section 12.4 shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

12.5 Amendments, Waivers and Consents. No amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and the Required Lenders (or by Agent at their instruction on their behalf) (with a copy of all amendments provided to the Agent), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by Borrower and all the Lenders, do any of the following at any time:

(a) change the number or percentage of Lenders that shall be required for the Lenders or any of them to take any action hereunder;

(b) amend the definition of “Required Lenders” or “Pro Rata Share”; provided, that Corre, on behalf of itself and the Corre Affiliates, in each case in its capacity as a Lender, may increase the percentage of outstanding Loans, Delayed Draw Commitments and Incremental Commitments required to be held by Corre and Corre Affiliates in the proviso to the definition of “Required Lenders”, or amend this Agreement to remove such proviso, in each case without the consent of the Borrower, Agent or the other Lenders;

(c) amend this Section 12.5;

(d) reduce the amount of principal of, or interest on, or the interest rate applicable to, the Loans or any fees or other amounts payable hereunder;

(e) postpone any date on which any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder is required to be made;

(f) amend Section 2.14;

(g) release all or substantially all of the value of the guaranties made pursuant to the Guaranty and Security Agreement or any other Loan Document (except as expressly provided in the Loan Documents);

(h) release all or substantially all of the Collateral from the Liens of the Security Documents (except as expressly provided in the Loan Documents);

(i) contractually subordinate any of Agent’s Liens on all or substantially all of the Collateral (except as expressly provided in the Loan Documents);

(j) amend any of the provisions of Section 10.5;

provided that (x) any amendment or waiver that by its terms affects the rights and duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders and (y) no amendment, waiver or consent shall, unless in writing and signed by

(i) a Lender, increase the amount of or extend the expiration date of any Commitment of such Lender, and

(ii) Agent, in addition to the Lenders required above, take any action that affects the rights or duties of Agent under this Agreement or any other Loan Document. The Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party shall cease to entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Borrower, on the Loan Parties. Notwithstanding anything to the contrary contained in this Section 12.5, the Agent and the Borrower may amend or modify this Agreement and any other Loan Document to (A) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional assets or property for the benefit of the Secured Parties or join additional Persons as Loan Parties and (B) if the Agent and the Borrower shall have jointly identified an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents then the Agent and the Borrower shall be permitted (but not obligated) to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected by the Required Lenders within five (5) Business Days following receipt of notice thereof.

12.6 Nonliability of Agent and Lenders. The relationship between and among Borrower, Agent and the Lenders shall be solely that of borrower, agent and lender and, respectively. Neither the Lenders nor Agent shall have any fiduciary responsibilities to Borrower. Neither the Lenders nor Agent undertake any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.

12.7 Assignments and Participations.

(a) Borrower Assignment. No Borrower shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Agent and the Lenders, and any assignment in contravention of the foregoing shall be absolutely null and void. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agent and the Lenders and other Indemnified Party) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Lender Assignments. Each Lender may, with the consent of Agent and, so long as no Event of Default has occurred and is continuing, Borrower (such consent not to be unreasonably withheld, and it being agreed that such consent is not required in connection with an assignment to a Person that is a Lender or an Affiliate thereof; provided that prior written notice shall be provided to the Borrower of any such assignment), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents (provided that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments) upon execution and delivery to Agent, for its acceptance and recording in the Register, of an Assignment and Acceptance and a processing and recordation fee payable to Agent for its account of $3,500 (except that no such registration and processing fee shall be payable in the case of an assignee which is already a Lender or is an Affiliate of a Lender or a Person under common management with a Lender), if the assignee is not a Lender the assignee shall provide the Agent with all “know your customer” documents requested by the Agent pursuant to Anti-Money Laundering Laws; provided that the Borrower shall be deemed to have consented to any assignment of any Commitments or Loans unless it shall have objected thereto by notice to the Agent within ten (10) Business Days after the Borrower has received written notice thereof. Upon the execution and delivery to Agent of an Assignment and Acceptance and the payment of the recordation fee to Agent, from and after such assignment is recorded in the Register (the “Acceptance Date”),

(i) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been reflected in the Register, such assignee shall have the rights and obligations of a Lender hereunder and

(ii) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it under such Assignment and Acceptance, relinquish its rights (other than any rights it may have under Sections 4.10, 4.11 and 12.4, which shall survive such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto); provided that notwithstanding anything in any of the Loan Documents, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder and specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder;

(iii) the Commitments shall be modified to reflect any Commitment of such assignee; and

(iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Loans of the assignee and/or the assigning Lender.

(c) Agreements of Assignee. By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows:

(i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Notes or any other Loan Documents,

(ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document,

(iii) such assignee confirms that it is an Eligible Assignee and has received a copy of this Agreement, together with copies of the Financial Statements referred to in Section 6.1(i), the Financial Statements delivered pursuant to Section 7.11, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance,

(iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement,

(v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto,

(vi) such assignee agrees, if it is not already a Lender, that it shall deliver to the Agent and Borrower any Tax forms to the extent required by Section 4.11(g).

(vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(viii) such assignee has the expertise and experience in the making of or investing in commitments or loans as the applicable Commitments or Loans, as the case may be,

(ix) such assignee will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 12.7, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control), and

(x) such assignee will not provide any information obtained by it in its capacity as a Lender to the Designated Equity Investor or any Affiliate of the Designated Equity Investor.

(d) Agent’s Register. Agent, as non-fiduciary agent of the Borrower shall maintain a register of the names and addresses of the Lenders, their Commitments and the principal amount (and stated interest) of their Loans (the “Register”). The Borrower, the Agent and the Lenders shall treat the Persons listed in the Register as holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by Borrower or any Lender, at any reasonable time and from time to time upon reasonable prior written notice. The parties intend that all extensions of credit to the Borrower and, if applicable, its Affiliates hereunder shall at all times be treated as being in registered form within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code (and any successor provisions) and the regulations thereunder and shall interpret the provisions herein regarding the Register and the Participant Register (as defined in paragraph (f) below) consistent with such intent. Upon its receipt of each Assignment and Acceptance, Agent will give prompt notice thereof to Borrower. Within five (5) Business Days after its receipt of such notice, Borrower shall execute and deliver to assignee Lender a new Note to the assignee in the amount of the applicable Commitment or Loans assumed by it and to the assignor in the amount of the applicable Commitment or Loans retained by it, if any. Such new Note or Notes shall re-evidence the indebtedness outstanding under the surrendered Note or Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes and shall be dated as of the Acceptance Date. Agent shall be entitled to rely upon the Register exclusively for purposes of identifying the Lenders hereunder.

(e) Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates may securitize their Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans to their controlled Affiliates, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies. The Loan Parties shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates to effect any and all Securitizations. Notwithstanding the foregoing, no such Securitization shall release any Lender party thereto from any of its obligations hereunder or substitute any pledgee, secured party or any other party to such Securitization for such Lender as a party hereto and no change in ownership of the Loans may be effected except pursuant to subsection (b) above.

(f) Lender Participations. Each Lender may sell participations to one or more Persons (other than the Borrower, any of its Subsidiaries or any of its Affiliates) (each, a “Participant”) in or to all or a portion of Commitments, Loans or any other Obligation under this Agreement, the Notes and the other Loan Documents. Notwithstanding a Lender’s sale of a participation interest, such Lender’s obligations hereunder shall remain unchanged. Borrower, Agent, and the other Lenders shall continue to deal solely and directly with such Lender. No Lender shall grant any Participant the right to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (i) increase the Commitment of the Lender from which the Participant purchased its participation interest; (ii) reduce the principal of, or rate or amount of interest on, the Loans subject to such participation interest; or (iii) postpone any date fixed for any payment of principal of, or interest on, the Loans subject to such participation interest. To the extent permitted by applicable law, each Participant shall also be entitled to the benefits of Sections 4.10, 4.11 and 12.4 as if it were a Lender, provided that such Participant agrees to be subject to the last sentence of Section 2.9(b) as if it were a Lender, provided, further that such Participant shall not be entitled to receive any greater payment under Sections 4.10, 4.11 or 12.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the U.S. Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(g) Securities Laws. Each Lender agrees that it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States or of any other jurisdiction.

(h) Information. In connection with any assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 12.21, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(i) Pledge to Federal Reserve Bank. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.8 Counterparts; Facsimile Signatures. This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement and each of the other Loan Documents may be executed and delivered by facsimile or other electronic transmission (including by electronic imaging) all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.

12.9 Severability. In case any provision in or obligation under this Agreement, any Note or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

12.10 Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Loan Document, the parties hereto hereby agree that all agreements between them under this Agreement and the other Loan Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to Agent or any Lender for the use, forbearance, or detention of the money loaned to Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained in this Agreement or therein, exceed the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations, under the laws of the State of New York (or the laws of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Loan Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum non-usurious interest rate than under the laws of the State of New York (or such other jurisdiction), in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and the other Loan Documents executed in connection herewith, and any available exemptions, exceptions and exclusions (the “Highest Lawful Rate”). If due to any circumstance whatsoever, fulfillment of any provision of this Agreement or any of the other Loan Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance Agent or any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to Borrower. All sums paid or agreed to be paid to Agent or any Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of Borrower to Agent and the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness, until Payment in Full thereof, so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Agreement, the other Loan Documents and all other agreements among the parties hereto.

12.11 [Reserved].

12.12 Entire Agreement; Successors and Assigns; Interpretation. This Agreement and the other Loan Documents constitute the entire agreement among the parties, supersede any prior written and verbal agreements among them with respect to the subject matter hereof and thereof, and shall bind and benefit the parties and their respective successors and permitted assigns. This Agreement shall be deemed to have been jointly drafted, and no provision of it shall be interpreted or construed for or against a party because such party purportedly prepared or requested such provision, any other provision, or this Agreement as a whole.

12.13 LIMITATION OF LIABILITY. NEITHER THE AGENT, ANY LENDER NOR ANY OTHER INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY TO THE LOAN PARTIES (WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE) FOR LOSSES SUFFERED BY THE LOAN PARTIES IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON THE AGENT, SUCH LENDER OR SUCH INDEMNIFIED PARTY (AS THE CASE MAY BE) THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT, SUCH LENDER, OR SUCH INDEMNIFIED PARTY (AS THE CASE MAY BE). THE LOAN PARTIES HEREBY WAIVE ALL FUTURE CLAIMS AGAINST THE AGENT AND THE LENDERS AND EACH OTHER INDEMNIFIED PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES AND THE AGENT AND THE LENDERS AND EACH OTHER INDEMNIFIED PARTY HEREBY WAIVE ALL FUTURE CLAIMS AGAINST THE LOAN PARTIES AND THEIR RESPECTIVE AFFILIATES FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, PROVIDED THAT THIS LIMITATION SHALL NOT LIMIT THE OBLIGATION OF THE LOAN PARTIES TO INDEMNIFY AND REIMBURSE THE INDEMNIFIED PARTIES WITH RESPECT TO ANY LIABILITIES, CLAIMS OR LOSSES FOR WHICH THEY ARE DIRECTLY LIABLE.

12.14 GOVERNING LAW. OTHER THAN WITH RESPECT TO THE CANADIAN SECURITY DOCUMENTS, THE DUTCH SECURITY DOCUMENTS AND THE ENGLISH SECURITY DOCUMENTS AND SUBJECT TO SECTION 11.14 (ENGLISH LAW GOVERNED TRANSACTION SECURITY), THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.

EACH PARTY ACKNOWLEDGES AND ACCEPTS THAT, IF A PARTY IS REPRESENTED BY AN ATTORNEY IN CONNECTION WITH THE SIGNING AND/OR EXECUTION OF THIS AGREEMENT OR ANY OTHER AGREEMENT, DEED OR DOCUMENT REFERRED TO IN THIS AGREEMENT OR MADE PURSUANT TO THIS AGREEMENT, AND THE POWER OF ATTORNEY IS GOVERNED BY DUTCH LAW, THAT THE EXISTENCE AND EXTENT OF THE ATTORNEY’S AUTHORITY AND THE EFFECTS OF THE ATTORNEY’S EXERCISE OR PURPORTED EXERCISE OF ITS AUTHORITY SHALL BE GOVERNED BY DUTCH LAW.

12.15 SUBMISSION TO JURISDICTION. ALL DISPUTES BETWEEN ANY OF THE LOAN PARTIES AND THE AGENT OR ANY LENDER BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT (OTHER THAN THE CANADIAN SECURITY DOCUMENTS, THE DUTCH SECURITY DOCUMENTS AND THE ENGLISH SECURITY DOCUMENTS); OR (C) ANY CONDUCT, ACT OR OMISSION OF THE LOAN PARTIES OR THE AGENT OR ANY LENDER OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED THAT THE AGENT SHALL HAVE THE RIGHT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST ANY LOAN PARTY OR ITS PROPERTY IN (A) ANY COURTS OF COMPETENT JURISDICTION AND VENUE AND (B) ANY LOCATION SELECTED BY THE AGENT TO ENABLE THE AGENT TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT. EACH LOAN PARTY WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT HAS COMMENCED A PROCEEDING, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

Each Loan Party that is organized or incorporated under the laws of a jurisdiction outside the United States of America hereby appoints the Borrower, with an office at 13131 Dairy Ashford, Suite 600, Sugar Land, Texas, 77478, as its agent for service of process in any matter related to this Agreement or the other Loan Documents (other than a Loan Document governed by English law) and shall provide written evidence of acceptance of such appointment by such agent on or before the Closing Date.

12.16 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

12.17 JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT OR OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OR AMONG THE LOAN PARTIES, THE AGENT AND THE LENDERS, OR ANY OF THEM; OR (C) ANY CONDUCT, ACT OR OMISSION OF THE LOAN PARTIES, THE AGENT OR THE LENDERS OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE.

12.18 Attorney. Each party acknowledges and accepts that, if a party is represented by an attorney in connection with the signing and/or execution of this Agreement or any other agreement, deed or document referred to in this Agreement or made pursuant to this Agreement and the power of attorney is governed by Dutch law, that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of its authority shall be governed by Dutch law.

12.19 Agent Titles. Each Lender that is designated (on the cover page of this Agreement or otherwise) as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.20 Publicity. Agent may

(a) publish in any trade or other publication or otherwise publicize to any third party (including its Affiliates) a tombstone, article, press release or similar material relating to the financing transactions contemplated by this Agreement (including the use of company logos upon execution of trademark use agreements reasonably satisfactory to Borrower) and

(b) provide to industry trade organizations related information necessary and customary for inclusion in league table measurements.

12.21 No Third Party Beneficiaries. Neither this Agreement nor any other Loan Document is intended or shall be construed to confer any rights or benefits upon any Person other than the parties hereto and thereto.

12.22 Confidentiality. Each of Agent and the Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed by any of them

(a) to its Affiliates, and to its and their partners, directors, officers, partners, members, legal counsel, independent auditors, leverage facility providers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential and are bound by confidentiality restrictions customary for such arrangements)(and to other Persons authorized by a Lender or the Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 12.22);

(b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates;

(c) to the extent required by applicable law or by any subpoena or other legal process;

(d) to any other party hereto;

(e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations;

(f) subject to an agreement containing provisions substantially the same as this Section, to any assignee or any actual or prospective assignee, participant or pledgee (or any of their respective advisors) in connection with any actual or prospective assignment, participation or pledge of any Lender’s interest under this Agreement;

(g) with the consent of Borrower (not to be unreasonably withheld, conditioned or delayed); or

(h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent or the Lenders or any of its or their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties.

(i) to the extent such Information is reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or Commitments or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 12.22 or other provisions at least as restrictive as this Section 12.22);

(j) to any rating agency when required by it, provided that prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Loan Parties received by it from any Agent or any Lender;

(k) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; and

(l) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners).

Notwithstanding the foregoing, Agent may publish or disseminate general information describing this credit facility, including the names and addresses of Borrower and a general description of Borrower’s businesses, and may use Borrower’s logos, Trademarks or product photographs in advertising materials, as provided in Section 12.20 (including upon execution of trademark use agreements reasonably satisfactory to Borrower) as well as the amount, type and the Closing Date. In addition, the Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. As used herein, “Information” means all information received from a Loan Party relating to it or its business that a reasonable Person would consider confidential. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Agent and the Lenders acknowledge that (i) Information may include material non-public information concerning a Loan Party; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with applicable law, including federal, state, provincial and territorial securities laws.

12.23 Patriot Act Notice, Etc. Agent hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, Agent is required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow the Lender to identify it in accordance with the Patriot Act, the Beneficial Ownership Regulation, or other applicable Anti-Money Laundering Laws. Agent will also require information regarding each personal guarantor, if any, and may require information regarding the Loan Parties’ management and owners, such as legal name, address, social security number and date of birth.

12.24 Advice of Counsel. The Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement or any other Loan Document.

12.25 Captions. The captions at various places in this Agreement and any other Loan Document are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement or any other Loan Document.

12.26 Platform.

(a) The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform.

(b) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent nor any of its directors, officers, agents, employees, advisors, shareholders, attorneys or Affiliates (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of communications through the Platform, unless it is determined by a final and nonappealable judgment or court order that the damages were the result of acts or omissions constituting gross negligence or willful misconduct of the Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

12.27 Survival or Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of the Loans. Notwithstanding anything herein or implied by law to the contrary, the terms of Article XI and the agreements of each Loan Party set forth in Sections 4.10, 4.11, 12.3 and 12.4 and the agreements of the Lenders set forth in Section 2.14 shall survive the payment of the Loans and the termination hereof.

12.28 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(c) a reduction in full or in part or cancellation of any such liability;

(d) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(e) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

12.29 Time. Time is of the essence in this Agreement and each other Loan Document. Unless otherwise expressly provided, all references herein and in any other Loan Documents to time shall mean and refer to New York time.

12.30 [Reserved].

12.31 Sovereign Immunity. Each Loan Party, in respect of itself, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Person or any of its properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States of America or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of such Person related to or arising from the transactions contemplated by any of the Loan Documents, including, immunity from suit, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Person hereby expressly waives, to the fullest extent permissible under applicable Requirements of Law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States of America or elsewhere. Without limiting the generality of the foregoing, each Loan Party further agrees that the waivers set forth in this Section 12.31 shall be effective to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the U.S. and are intended to be irrevocable for purposes of such Act.

12.32 No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents or any of the Hedging Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

12.33 Marshalling; Payments Set Aside. Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Agent or the Lenders (or to the Agent, on behalf of the Lenders), or the Agent or Lender enforces any security interests or exercises any right of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver, monitor, receiver and manager and interim receiver or any other party under any bankruptcy law, any other state, provincial, territorial or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

12.34 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

12.35 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state, provincial or territorial laws based on the Uniform Electronic Transactions Act.

12.36 No Fiduciary Duty. The Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and

(y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

12.37 Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Agent of the amount due, the Borrower will, on the date of receipt by the Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Agent is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

12.38 Intercreditor Agreements. Notwithstanding anything to the contrary in this Agreement or any other Loan Document: (a) the Liens granted to the Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Intercreditor Agreements, (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on one hand and either Intercreditor Agreement, on the other hand, the terms of such Intercreditor Agreement, as the case may be shall control and (c) each Lender (and, by its acceptance of the benefits of any Security Document, each other Secured Party) hereby authorizes and instructs the Agent to execute and perform its obligations under the Intercreditor Agreements (and any amendments, restatements, supplements or other modifications thereto approved in accordance with the terms thereof) on behalf of such Lender and such Lender agrees to be bound by the terms thereof.

12.39 Restatement. The Existing Credit Agreement is hereby amended and restated in its entirety by this Agreement. By its execution of this Agreement, each of the parties hereto acknowledges and agrees that the terms of this Agreement do not constitute a novation, but, rather, a supplement of a pre-existing indebtedness and related agreement, as evidenced by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TEAM, INC.

By:	/s/ Nelson M. Haight
Name: Nelson M. Haight
Title: Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to 2nd A&R Second Lien Term Loan Credit Agreement]

CANTOR FITZGERALD SECURITIES,
as Agent

By:	/s/ Christian Wall
Name: Christian Wall
Title: Head of Fixed Income

[Signature Page to 2nd A&R Second Lien Term Loan Credit Agreement]

CORRE OPPORTUNITIES QUALIFIED MASTER FUND, LP, as Lender

By:	/s/ John Barrett
Name: John Barrett
Title: Authorized Signatory

CORRE HORIZON FUND, LP (SERIES A), as Lender

By:	/s/ John Barrett
Name: John Barrett
Title: Authorized Signatory

CORRE HORIZON FUND, LP (SERIES B), as Lender

By:	/s/ John Barrett
Name: John Barrett
Title: Authorized Signatory

CORRE HORIZON II FUND, LP, as Lender

By:	/s/ John Barrett
Name: John Barrett
Title: Authorized Signatory

[Signature Page to 2nd A&R Second Lien Term Loan Credit Agreement]